Exhibit 1

July 26, 2016

Pampa Energía S.A.

Ortiz de Ocampo 3302, Edificio 4

C1425DSR, Buenos Aires

Argentina

Re: Offer PESA N°20/2016 Bridge Facility Senior Secured Bridge Loan Agreement

Ladies and Gentlemen:

Each of the Joint Lead Arrangers, Joint Bookrunners, Mandated Lead Arrangers and the Arranger (each, as defined in Annex A hereto), the Lenders (as defined in Annex A hereto), the Administrative Agent (as defined in Annex A hereto), the Collateral Agent (as defined in Annex A hereto), the Argentine Paying Agent (as defined in Annex A hereto) and the Argentine Collateral Agent (as defined in Annex A hereto, and together with the Joint Lead Arrangers, the Lenders, the Administrative Agent, the Collateral Agent and the Argentine Paying Agent “we”, “us” or “our”) are pleased to submit to Pampa Energía S.A. (“Pampa”, the “Borrower” or “you”) this irrevocable offer (the “Offer PESA N°20/2016”) regarding the intentions of Pampa to enter into the senior secured term loan facility under the terms and conditions contained herein.

This Offer PESA N°20/2016 shall be deemed accepted upon receipt by us not later than 11:59 p.m., New York City time, on the Expiration Date (as defined below), of a written notice from you in the form of Annex B hereto.

Upon acceptance of this Offer PESA N°20/2016 as provided in the immediately preceding paragraph, the terms and conditions of this Offer PESA N°20/2016 attached as Annex A hereto (the “Terms and Conditions”) shall be binding upon and inure to the benefit of the parties hereof, and each of you and us shall be deemed to have accepted, acknowledged and agreed to any and all such Terms and Conditions, which shall constitute the entire agreement between us and you relating to the subject matter thereof and shall supersede any and all previous agreements and understandings, oral or written, relating to the subject matter thereof.

Delivery of an executed counterpart of a signature page to this Offer PESA N°20/2016 by telecopy, facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this offer letter.

This Offer PESA N°20/2016 shall expire at 11:59 p.m., New York City time, on July 26, 2016 (the “Expiration Date”), if not accepted in accordance with preceding paragraphs.

[Signature pages follow]

Sincerely,

ADMINISTRATIVE AGENT

CITIBANK, N.A.

By:  /s/ Albert Mari Jr.

Name:  Albert Mari Jr.

Title:  Vice President

COLLATERAL AGENT

CITIBANK, N.A.

By:  /s/ Albert Mari Jr.

Name:  Albert Mari Jr.

Title:  Vice President

Offer Page to Senior Secured Bridge Loan Agreement

ARGENTINE PAYING AGENT

CITIBANK, N.A., ARGENTINE BRANCH

By:  /s/ Federico Elewaut

Name:  Federico Elewaut

Title:  Attorney-in-Fact

ARGENTINE COLLATERAL AGENT

CITIBANK, N.A., ARGENTINE BRANCH

By:  /s/ Federico Elewaut

Name:  Federico Elewaut

Title:  Attorney-in-Fact

Offer Page to Senior Secured Bridge Loan Agreement

LENDERS

CITIBANK, N.A. (acting through its International Banking Facilities)

By:  /s/ Adrian Guzzoni

Name:  Adrian Guzzoni

Title: Director Latin American Credit Market

By:

Name:

Title:

DEUTSCHE BANK AG, LONDON BRANCH

By:  /s/ Bradshaw McKee

Name:  Bradshaw McKee

Title:  M.D

By:  /s/ Shrikant Padmanabhen

Name:  Shrikant Padmanabhen

Title:  M.D

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:  /s/ Rose Mary Perez

Name:  Rose Mary Perez

Title:  Director

By:  /s/ Jaime Frontera

Name:  Jaime  Frontera

Title:  Managing Director

Offer Page to Senior Secured Bridge Loan Agreement

LENDERS

BANCO DE GALICIA Y BUENOS AIRES S.A.

By:  /s/ Ignacio Badaloni

Name:  Ignacio Badaloni

Title:  Corporate Banking Head

By:

Name:

Title:

BANCO HIPOTECARIO S.A.

By:  /s/ Guillermo Miedan

Name:  Guillermo Miedan

Title:  Attorney-in-Fact

By:  /s/ Horacio Luibcagliani

Name:  Horacio Luibcagliani

Title:  Attorney-in-Fact

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, DUBAI (DIFC) BRANCH

By:  /s/ Zhang Junguo

Name:  Zhang Junguo

Title:  Deputy General Manger

By:

Name:

Title:

Offer Page to Senior Secured Bridge Loan Agreement

ANNEX A

TERMS AND CONDITIONS TO THE OFFER PESA N°20/2016

(see attached)

i

4.15	Mitigation Obligations; Replacement of Lenders	53

Section 5.	Conditions Precedent	54

5.1	Conditions Precedent to Closing Date	54
5.2	Conditions Precedent to Release Date	56
5.3	Conditions Precedent to Exchange Offer Date	58
5.4	Conditions Precedent to Tender Offer Date	59

Section 6.	Representations, Warranties and Agreements	60

6.1	Legal Status	60
6.2	Power and Authority	60
6.3	No Immunity; Commercial Acts	61
6.4	No Violation	61
6.5	Compliance with Laws	61
6.6	Approvals	62
6.7	Litigation	62
6.8	Security Documents	62
6.9	Financial Statements; No Material Adverse Change	63
6.10	Properties; Insurance	63
6.11	Material Agreements; Liens	64
6.12	Intellectual Property	64
6.13	Priority of Obligations	64
6.14	True and Complete Disclosure	64
6.15	ERISA; ANSES	64
6.16	Labor Relations	65
6.17	Tax Returns and Payments	65
6.18	Availability and Transfer of Foreign Currency	65
6.19	Legal Form; Enforcement	65
6.20	Withholding Taxes	66
6.21	Indebtedness	66
6.22	Environmental Matters	66
6.23	Investment Company Act	67
6.24	Use of Proceeds	67
6.25	Solvency	67
6.26	Subsidiaries	67
6.27	No Default	67
6.28	Acquisition Agreement	67

Section 7.	Affirmative Covenants	68

7.1	Information Covenants	68
7.2	Compliance with Laws	70
7.3	Rank of Obligations	70
7.4	Books and Records	70
7.5	Payment of Taxes	71

7.6	Inspection	71
7.7	Maintenance of Property, Insurance	72
7.8	Maintenance of Existence; Conduct of Business	72
7.9	Maintenance of Consents and Approvals	72
7.10	Performance of Obligations	72
7.11	Acquisition and Merger Transactions	73
7.12	Maintenance of Collateral; Further Assurances	73
7.13	[Reserved]	75
7.14	Take-Out Debt	75
7.15	Exchangeable Loans	75
7.16	Target Minimum Cash Amount	76
7.17	Establishment and Maintenance of Cash Collateral Account	76
7.18	Engagement of Joint Lead Arrangers	77

Section 8.	Negative Covenants	77

8.1	Indebtedness	77
8.2	Liens	79
8.3	Consolidations, Mergers	81
8.4	Sales of Assets; Sale-Leaseback Transactions	81
8.5	Advances, Contingent Obligations, Investments and Loans	82
8.6	No Change in Line of Business	83
8.7	Dividend; Restrictions on Subsidiary Dividends; Restricted Payments of
	Indebtedness	83
8.8	Transactions with Affiliates	84
8.9	Changes in Accounting Practices	85
8.10	Modification or Termination of Merger Agreements	85
8.11	Maximum Debt to EBITDA Ratio of the Borrower	85
8.12	Maximum Debt to EBITDA Ratio of the Target	85
8.13	Use of Proceeds	85
8.14	Certain Subsidiaries	86
8.15	Check Account	86
8.16	PPSL Holding Company Covenant	86

Section 9.	Events of Default	86

9.1	Payments	86
9.2	Representations	87
9.3	Covenants	87
9.4	Default Under Other Agreements	87
9.5	Judgments	87
9.6	Non-Monetary Judgments	87
9.7	Bankruptcy, etc	87
9.8	Proceedings	88
9.9	Governmental Approval	88
9.10	Credit Documents	88
9.11	Cancellation of Payment Obligation	88

9.12	Expropriation Event	88
9.13	Change of Control	88
9.14	Environmental Matters	89
9.15	Collateral	89
9.16	Merger Approval	89
9.17	Amendments to Other Financing Sources	89

Section 10.	The Agents	89

10.1	Authorization and Action	89
10.2	Agent s Reliance	92
10.3	Agents and Affiliates	92
10.4	Lender Credit Decision	92
10.5	Indemnification	93
10.6	Successor Agent	93
10.7	Jurisdiction	94
10.8	Enforcement	94
10.9	Funding in Escrow	94
10.10	Administrative Agent Closing Date Certificate	95

Section 11.	Notices, Communications, Confidentiality and Treatment of Information	96

11.1	Notices	96
11.2	Posting of Approved Electronic Communications	98
11.3	Confidentiality	99
11.4	Treatment of Information	100

Section 12.	Miscellaneous	101

12.1	Payment of Expenses, etc	101
12.2	Indemnity	102
12.3	Assignment of the Loans	104
12.4	No Waiver; Remedies Cumulative	108
12.5	Governing Law; Submission to Jurisdiction; Venue	108
12.6	Obligation to Make Payments in Specified Currency	109
12.7	English Language	110
12.8	Counterparts	110
12.9	Amendment or Waiver	110
12.10	Survival	112
12.11	WAIVER OF JURY TRIAL	112
12.12	Entire Agreement	112
12.13	Severability	112
12.14	No Fiduciary Relationship	112
12.15	USA PATRIOT Act	113
12.16	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	113
12.17	Notarization	114
12.18	Executive Proceedings	114

12.19	Translation	114
12.20	Certain Matters Regarding Collateral	114

v

Schedule 2.1               Commitments

Schedule 6                  Disclosure Letter

Schedule 6.6               Approvals

Schedule 6.7               Litigation

Schedule 6.11(b)         Liens

Schedule 6.21             Indebtedness

Schedule 6.26             Subsidiaries

Schedule 6.28             Acquisition Agreement

Schedule 8.5(b)           Investments

Schedule 8.8               Transactions with Affiliates

EXHIBIT A                Form of Notice of Borrowing

EXHIBIT B                Form of Check

EXHIBIT C                Form of Officer’s Certificate

EXHIBIT D                Form of Solvency Certificate

EXHIBIT E                Form of Borrower Closing Date Certificate

EXHIBIT F                Form of Assignment and Assumption

EXHIBIT G-1            Form of PPSL Pledge and Security Agreement

EXHIBIT G-2            Form of PPSL Securities Account Control Agreement

EXHIBIT H-1            Form of Borrower Pledge and Security Agreement

EXHIBIT H-2            Form of Borrower Securities Account Control Agreement

EXHIBIT H-3            Form of Collateral Account Control Agreement

EXHIBIT I                 Form of Borrower Pledge Agreement of IEASA Shares

EXHIBIT J                 Form of Borrower Pledge Agreement of PEPASA Shares

EXHIBIT K                Form of Borrower Pledge Agreement of PPSL Shares

EXHIBIT L                Subordination Terms

EXHIBIT M               Form of Administrative Agent Closing Date Certificate

WHEREAS, the Borrower has requested that the Lenders provide a term loan facility to the Borrower in order to finance the consummation of, and the payment of fees, costs and expenses incurred in connection with (i) the Acquisition and (ii) the Tender Offer, and the Lenders have indicated their willingness to make such facility available on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto hereby agree as follows:

Section 1.                Definitions and Principles of Construction.

1.1              Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“%EM” shall mean the cash reserve percentage that is required for financial institutions in connection with 30 days’ time deposits made by clients, as in effect as of the relevant Interest Determination Date.

“Account Bank” shall mean Citibank, N.A., in its capacity as account bank under certain Security Documents.

“Acquired Shares” shall mean 1,356,791,556 Class B shares of the Target (and/or American Depositary Shares representing such shares).

“Acquisition Consideration” shall mean the “purchase price” required to be paid by the Borrower to the Seller, under and as defined in the Acquisition Agreement.

“Acquisition” shall mean the purchase by the Borrower of 100% of the outstanding Capital Stock of PPSL which, in turn, owns 67.1933% of the outstanding Capital Stock of the Target, as consummated pursuant to the Acquisition Agreement.

“Acquisition Agreement” shall mean the Share Purchase Agreement, dated as of May 13, 2016, among the Seller and the Borrower, as purchaser.

“Additional Exchangeable Loans” shall have the meaning provided in the definition of “Other Financing Source”.

“Administrative Account” shall mean (a) for payments in Dollars, the account of the Administrative Agent at Citibank, N.A., ABA Number:                 (Swift Code             ), Acct. Name: Agency / Medium Term Finance, Account Number:                  , Ref: Global Loans / Agency (Pampa Energía), and (b) for payments in Pesos, the account of the Argentine Paying Agent at Central Bank, Acct. Name: The Branch of Citibank N.A. in Argentina, Account Number:             , Ref: Pampa Energía, or, in each case, such other account as may be designated by the Administrative Agent or the Argentine Paying Agent to the Borrower from time to time in writing.

“Administrative Agent” shall mean Citibank, N.A., as administrative agent.

“Administrative Questionnaire” shall mean an administrative questionnaire in a form supplied by the Administrative Agent or the Argentine Paying Agent, as applicable.

“Affected Interest Period” shall have the meaning provided in Section 2.11.

“Affected Lender” shall have the meaning provided in Section 2.11(b).

“Affiliate” shall mean, with respect to any Person, (a) any other Person that is directly or indirectly Controlled by, under common control with or controls such Person; (b) any other Person owning beneficially or Controlling ten percent or more of the Voting Stock of such Person; or (c) any officer, director or partner of such Person.  As used in this definition, the term “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of partnership interests or voting securities, by contract or otherwise.

“Agents” shall mean, collectively, the Administrative Agent, the Collateral Agent, the Argentine Paying Agent and the Argentine Collateral Agent or any or all of them, as the case may be.

“Agreement” shall mean this Senior Secured Bridge Loan Agreement.

“ANSES” shall mean the Administración Nacional de la Seguridad Social of Argentina.

“Anti-Corruption Laws” shall mean (a) the United States Foreign Corrupt Practices Act of 1977; (b) the United Kingdom Bribery Act of 2010 and (c) any other similar Law relating to bribery or corruption, including those of Argentina.

“Anti-Money Laundering Laws” shall mean any Law related to money laundering or terrorism financing, including (a) 18 U.S.C. §§ 1956 and 1957; and (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., as amended by the USA PATRIOT Act, and its implementing regulations and (c) any other similar Law or regulation including those of Argentina.

“Applicable Margin” shall mean, (i) for Peso Loans, 5.50% per annum, (ii) for the Collateralized Portion of Dollar Loans, 1.50% per annum and (iii) for the Uncollateralized Portion of Dollar Loans in respect of each of the periods described below, the percentage per annum set forth directly opposite such period:

Period	Percentage
From the Commitment Date through the date 6 months thereafter	7.00%
From the date immediately following the date 6 months after the Commitment Date to and including the date falling 9 months after the Commitment Date	7.25%
From the date immediately following the date 9 months after the Commitment Date to and including the date falling 12 months after the Commitment Date	7.50%
From the date immediately following the date 12 months after the Commitment Date to and including the date falling 15 months after the Commitment Date	9.00%
Any time thereafter	9.50%

“Approved Electronic Communications” shall mean each Communication that any Loan Party is obligated to provide to the Administrative Agent pursuant to any Credit Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that, solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent, and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent, the term “Approved Electronic Communications” shall exclude (a) the Notice of Borrowing, (b) any notice of optional prepayment pursuant to Section 4.2 and any other notice relating to the payment of any principal or other amount due under any Credit Document prior to the scheduled date therefor, (c) all notices of any Default or Event of Default and (d) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Section 5 or any other condition to any Borrowing or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” shall have the meaning provided in Section 11.2(a).

“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Argentina” shall mean the Republic of Argentina.

“Argentine Collateral Agent” shall mean Citibank, N.A, Argentina Branch, as Argentine Collateral Agent.

“Argentine Paying Agent” shall mean Citibank, N.A, Argentina Branch, as Argentine Paying Agent.

“Arranger” shall mean Banco Hipotecario S.A.

“Asset Disposition” shall mean, with respect to any Property of any Person, to sell, lease, assign, transfer or otherwise dispose of, directly or indirectly such Property by such Person, or enter into any sale-leaseback transaction in respect of such Property by such person, other than:

(i)                 liquidations or other dispositions of obsolete or worn-out Property in the ordinary course of business of such Person;

(ii)               dispositions of inventory in the ordinary course of business of such Person;

(iii)             transactions permitted under Sections 8.3 and 8.5;

(iv)             any such transaction (x) from a Subsidiary to the Borrower, (y) from a Significant Subsidiary (other than the Target) to another Significant Subsidiary (other than Edenor or PEPASA) or (z) from the Borrower to any Subsidiary that becomes a Significant Subsidiary (other than, following the Merger, any such transaction involving assets acquired by the Borrower in the Merger);

(v)               leases of real or personal property in the ordinary course of business;

(vi)             dispositions of cash or Cash Equivalents in exchange for cash or Cash Equivalents in the ordinary course of business of such Person;

(vii)           the sale or discount of accounts receivable arising in the ordinary course of business for fair market value in connection with the compromise or collection thereof; and

(viii)         sales, transfers or dispositions of Property disposition in a transaction or series of related transactions of assets with a Fair Market Value of less than $500,000.

“Asset Taxes” shall mean the aggregate amount payable by the direct and indirect shareholders of the Borrower in respect of personal asset taxes (or equivalent taxes) solely in connection with the ownership of the Borrower for any fiscal year of such shareholders.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Authorized Officer” shall mean, with respect to any Person, the Chairman, Vice Chairman, President, any Vice President, Chief Financial Officer, General Manager or Secretary of such Person.

“Badcor Rate” shall mean, with respect to each Interest Period for the Peso Loans, the BADLAR rate, adjusted as follows and calculated as of 11:00 a.m. (Buenos Aires time) on the Interest Determination Date for such Interest Period by the Argentine Paying Agent:

[BADLAR-(%EM*Central Bank Rate)+SEDESA] + (%EM* Central Bank Rate *IIBB)

[(1-EM)*(1-IIBB)]

“BADLAR” shall mean the average interest rate (tasa pasiva) applicable to 30 to 35 days’ term deposits of ARS1,000,000 (Pesos one million) or more with private financial institutions located in the City of Buenos Aires or the Greater Buenos Aires area (as set forth on the webpage of the Central Bank), resulting from the survey made by the Central Bank which is published daily by the Central Bank. In order to determine the Badcor Rate, the Argentine Paying Agent shall calculate the simple average of the last five (5) interest rates published by the Central Bank, including, if available, the interest rate published as of 1:00 p.m. (Buenos Aires City time) on the relevant Interest Determination Date.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banco do Brasil Contracts” shall mean (i) that certain International Standby Letter of Credit, dated December 16, 2015, between Banco do Brasil S.A. London Branch and Petrobras Argentina S.A., in favor of Deutsche Bank Trust Company Americas and (ii) that certain International Standby Letter of Credit, dated August 14, 2015, between Banco do Brasil S.A. London Branch and Petrobras Argentina S.A., in favor of Citibank N.A., or, in each case, any extension or replacement thereof.

“Bankruptcy Code” shall mean the United States Federal Bankruptcy Code of 1978.

“Base Rate” shall mean, for any day, the rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus 0.5%, (b) the Prime Rate for such day and (c) LIBOR for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided, that LIBOR for any day shall be determined at approximately 11:00 a.m. (London time) on such date.  Any changes in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or LIBOR shall be effective on the effective date of such change in the Prime Rate, Federal Funds Rate or LIBOR.

“Borrower” shall mean Pampa Energía S.A., a sociedad anónima organized and existing under the laws of Argentina.

“Borrower Pledge Agreement of IEASA Shares” shall mean the pledge agreement over the shares of IEASA among the Borrower, the Lenders and the Argentine Collateral Agent, in the form of Exhibit I, as amended or supplemented from time to time.

“Borrower Pledge Agreement of PEPASA Shares” shall mean the pledge agreement over the shares of PEPASA among the Borrower, the Lenders and the Argentine Collateral Agent, in the form of Exhibit J, as amended or supplemented from time to time.

“Borrower Pledge Agreement of PPSL Shares” shall mean the pledge agreement over the shares of PPSL among the Borrower and the Collateral Agent, in the form of Exhibit K-1, as amended or supplemented from time to time.

“Borrower Pledge and Security Agreement” shall mean the pledge and security agreement among the Borrower and the Collateral Agent, in the form of Exhibit H-1, as amended or supplemented from time to time.

“Borrower Securities Account Control Agreement” shall mean the Securities Account Control Agreement among the Borrower, the Securities Intermediary and the Collateral Agent, in the form of Exhibit H-2, as amended or supplemented from time to time.

“Borrower’s Cash Requirement” shall mean the use by the Borrower on the Release Date of cash on hand in an aggregate amount of at least $203,000,000 to pay the Acquisition Consideration; provided that the Borrower’s Cash Requirement shall include the initial deposit made by the Borrower upon the signing of the Acquisition Agreement to the extent such deposit is applied to pay the Acquisition Consideration in accordance with the terms of the Acquisition Agreement; provided, further, that the Borrower shall use additional cash on hand to pay any amounts that become due to Seller as a result of an adjustment to the Acquisition Consideration after the Closing Date.

“Borrowing” shall mean each borrowing of the Loans from the Lenders as provided for in Section 2.1.

“Business Day” shall mean (a) for all purposes other than as covered by clause (b) below, any day except Saturday, Sunday and any day which shall be in New York, New York, London, England and, (i) solely in the case of Borrowings or payments in respect of Peso Loans and Peso Commitments, Buenos Aires, Argentina and (ii) solely in the case of the disbursement of Loans under Section 2.1, Luxembourg, a legal holiday or a day on which banking institutions are authorized or required by Law or other government action to close in any such city and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, the Loans, any day which is a Business Day described in clause (a) above and which is also a day for trading by and between banks in the London interbank Eurodollar market.

“CAM” shall mean the mechanism for the allocation and exchange of interests in the Loans and collections thereunder established pursuant to Section 12.20 of this Agreement.

 “CAM Exchange” shall mean the exchange of the Lenders’ interests provided for in Section 12.20(b) of this Agreement.

“CAM Exchange Date” shall mean the date on which (a) any event referred to in Section 9.7 or 9.8 shall occur or (b) an acceleration of the maturity of the Loans pursuant to Section 9 shall occur.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate amount (as so reasonably determined by the Administrative Agent) of the Obligations owed to such Lender, whether or not at the time due and payable, and (b) the denominator shall be the aggregate amount (as so reasonably determined by the Administrative Agent) of the Obligations owed to all the Lenders, whether or not at the time due and payable.  The Administrative Agent shall be entitled to engage any agent necessary for such determination.  Each Lender shall provide to the Administrative Agent any information in respect of the amount of Obligations owing to it for purposes of such determination, upon which such information the Administrative Agent may conclusively rely.

“CAMMESA” shall mean Compañía Administradora del Mercado Mayorista Eléctrico S.A., a corporation (sociedad anónima) duly incorporated under the laws of Argentina.

“Capital Adequacy Regulation” shall mean any guideline, request or directive of any central bank or other Governmental Authority, or any other Law, whether or not binding, in each case, regarding capital adequacy or liquidity of any bank or of any Person Controlling a bank.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations and/or rights in or other equivalents (however designated, whether voting or nonvoting, ordinary or preferred) in the ownership, equity or capital of such Person, now or hereafter outstanding, and any and all rights, warrants or options exchangeable for or convertible into any thereof.

“Capitalized Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be capitalized on the books of such Person under IFRS, in each case taken at the amount thereof accounted for as indebtedness in accordance with IFRS.

“Cash and Cash Equivalents” shall mean any asset recorded in the Borrower’s consolidated financial statements under the items “Cash and cash equivalents” or “Financial assets at fair value through profit and loss” or “Financial assets at amortized cost” included in “Current Assets” of such financial statement, in accordance with IFRS.

“Casualty Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Central Bank” shall mean the Central Bank of Argentina (Banco Central de la República Argentina).

“Central Bank Rate” shall mean the annual nominal interest granted by the Central Bank to the banking accounts of financial institutions, which is effective as of the relevant Interest Determination Date; such rate is informed daily by the Central Bank and is available at the Central Bank’s website (www.bcra.gob.ar).

“Change in Law” shall mean the occurrence, after the date hereof, of any of the following: (a) the adoption or taking effect of any applicable Law, rule, regulation or treaty, (b) any change in any applicable Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”.

“Change of Control” shall mean any event or circumstance, for whatever reason, whereby at any time after the date hereof, (i) any person or group of persons (as such term is defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than the Permitted Holders, collectively, acquire a beneficial ownership of more than a majority of the entire issued share capital of the Borrower having voting power to vote in the election of the board of directors of the Borrower, either on a fully diluted basis or based solely on the issued share capital having voting power then outstanding, (ii) the Borrower ceases, for any reason, to be Controlled by one or more of the Permitted Holders or (iii) the Borrower ceases, for any reason, to Control or to beneficially own a majority of the Voting Stock of the Target.

“Check” shall have the meaning provided in Section 2.4(a).

“Check Account” shall have the meaning provided in Section 2.4(a).

“Ciesa” shall mean Compañía de Inversiones de Energía S.A., a sociedad anónima organized and existing under the laws of Argentina.

“Ciesa Trust” shall mean the trust agreement, dated as of August 29, 2005 entered into by and among PEPCA, Enron Argentina Ciesa Holding S.A., PBS, CIESA and ABN AMRO Bank N.V. and any successor entity thereof, as trustee, governing the creation of a trust under Argentine Law 24,441 (as amended from time to time), as amended, restated, supplemented or otherwise modified from time to time.

“Class” shall mean, when used in reference to any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are Closing Date Dollar Loans, Tender Offer Dollar Loans or Peso Loans and, when used in reference to any Commitment, whether such Commitment is a Closing Date Dollar Commitment, Tender Offer Dollar Commitment or Peso Commitment.

“Closing Date” shall mean the date as of which the conditions precedent set forth in Section 5.1 have been satisfied or waived by the Lenders, and which shall be the date of the Borrowing of the Closing Date Dollar Loans.

“Closing Date Dollar Commitment” shall mean, as to each Closing Date Dollar Lender, its obligation to make Closing Date Dollar Loans to the Borrower pursuant to Section 2.1(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Closing Date Dollar Lender’s name on Schedule 2.1 under the caption “Closing Date Dollar Commitments”.

“Closing Date Dollar Lender” shall mean a Lender with a Closing Date Dollar Commitment or any outstanding Closing Date Dollar Loans.

“Closing Date Dollar Loans” shall have the meaning provided in Section 2.1(a).

“Closing Date Intercompany Debt” shall mean one or more intercompany loans or transfers on or prior to the Closing Date to fund the Borrower’s Cash Requirement.

“Closing Date Loan Collateral” shall mean and include (i) 100% of the PPSL Shares, (ii) 100% of the Target Shares held by the Borrower or any of its Subsidiaries (other than the Acquired Shares), (iii) on and following the Shareholder Merger Approval, 100% of the PEPASA Shares, (iv) on and following the Rio Neuquen Seller Sale Date, 100% of the IEASA Shares, and (v) from the Closing Date until the Permitted Application Date, the Collateral Account and any funds from time to time on deposit therein.

 “Closing Date Transactions” shall mean (a) the funding of the Closing Date Dollar Loans hereunder and (b) the funding of each Other Financing Source (other than the Additional Exchangeable Loans).

“CNV” shall mean the Comisión Nacional de Valores of Argentina.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean, collectively, the Closing Date Loan Collateral and the Tender Offer Loan Collateral.

“Collateral Account” shall mean account number             titled “Pampa Energia Collateral A/C”, maintained by the Borrower with the Account Bank in New York, New York, United States of America, or any other account that replaces such account with the approval of the Administrative Agent.

“Collateral Account Control Agreement” shall mean an Account Control Agreement among the Borrower and the Account Bank, in the form of Exhibit H-3, as amended or supplemented from time to time.

 “Collateral Agent” shall mean Citibank, N.A., as collateral agent.

“Collateral Coverage Ratio” shall mean the ratio of (i) the value of the Collateral pledged to the Collateral Agent or the Argentine Collateral Agent on behalf of the Secured Parties on the date of the relevant Borrowing, determined by the Argentine Collateral Agent based on the average market price thereof over the fifteen (15) Business Days prior to the date of the relevant Borrowing to (ii) the outstanding amount of Loans on the date of the relevant Borrowing, after giving effect to such Borrowing.

“Collateralized Portion” shall mean, with respect to any Dollar Loans outstanding at any time, an aggregate principal amount of such Dollar Loans equal to the amount on deposit at such time in the Collateral Account; provided, that in determining which Dollar Loans constitute the Collateralized Portion of Dollar Loans, any amounts on deposit in the Collateral Account as a result of a prepayment event of the type described in Section 4.3 (a) through (d) shall be deemed to collateralize (i) exclusively the JLA Loans that are Dollar Loans on a pro rata basis in accordance with the principal amount thereof until the principal amount of JLA Loans that is not deemed collateralized pursuant to this clause (i) is equal to the Reduction Threshold and (ii) thereafter, all Dollar Loans not deemed collateralized pursuant to clause (i) (including, for the avoidance of doubt, the JLA Loans that are Dollar Loans that are not deemed collateralized pursuant to clause (i)) on a pro rata basis in accordance with the principal amount thereof.

“Commitment” shall mean, as to each Lender, its Closing Date Dollar Commitment, Tender Offer Dollar Commitment or Peso Commitment, as applicable, and “Commitments” shall mean the Closing Date Dollar Commitments, Tender Offer Dollar Commitments and Peso Commitments, collectively.

“Commitment Date” shall mean May 12, 2016.

“Communications” shall mean each notice, demand, communication, information, document and other material provided for hereunder or under any other Credit Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Credit Documents, any Loan Party or its Subsidiaries, or the transactions contemplated by this Agreement or the other Credit Documents, including all Approved Electronic Communications.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” shall mean, as to any Person for any period, for such Person and its Subsidiaries on a consolidated basis (including, for the avoidance of doubt, the Target, as if the Target had been a Subsidiary of the Borrower for such entire period), (a) Consolidated Operating Income for such period, plus (b) to the extent deducted in determining Consolidated Operating Income for such period, the sum of, without duplication, (i) depreciation and amortization expenses for such period and (ii) non-cash charges, expenses or losses for such period (other than any non-cash charge, expense or loss to the extent it represents an accrual of or a reserve for cash expenditures in any future period or amortization of a prepaid cash item that was paid in a prior period) minus (c) to the extent included in determining Consolidated Operating Income for such period, non‑cash gains for such period (other than any non-cash gains to the extent it represents the reversal of an accrual or a reserve for potential cash gain in any prior period or any non-cash gains in respect of which cash was received in a prior period or will be received in a future period).

“Consolidated Operating Income” shall mean, as to any Person for any period, the operating profit of such Person and its Subsidiaries for such period, as reported in accordance with IFRS.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

“Control” shall mean, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” shall mean and include (a) this Agreement, (b) the Checks, (c) the Fee Letters, (d) the Security Documents, (e) all other documents and instruments executed and/or delivered by any of the Agents, the Lenders and/or any Loan Party in connection with the transactions contemplated hereby, and (f) any other document designated from time to time by the Borrower as a “Credit Document”.

“CTG” shall mean Central Térmica Güemes S.A., a sociedad anónima organized and existing under the laws of Argentina.

“CTLLL” shall mean Central Térmica Loma de la Lata S.A., a sociedad anónima organized and existing under the laws of Argentina.

 “Currency” shall mean Dollars or Pesos, as applicable.

“Debt to EBITDA Ratio” shall mean, as to any Person for any day, the ratio of (a) consolidated Indebtedness of such Person and its Subsidiaries as of such day of such period as determined in Dollars using the FX Rate on the last day of such period (excluding any (x) Subordinated Indebtedness (which includes, for the avoidance of doubt, the Exchangeable Loans and the Additional Exchangeable Loans) and (y) Regulatory Indebtedness incurred after the date hereof the terms of which are acceptable (or deemed to be acceptable) to the Lenders in accordance with Section 7.1(f), in each case of any Subsidiary of the Borrower), to (b) such Person’s Consolidated EBITDA for the Test Period ending on or most recently ended prior to such day as determined in Dollars using the average FX Rate for such Test Period.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, Argentine Law No. 24,522, Spanish Insolvency Law (Ley 22/2003, de 9 de julio, Ley Concursal, as amended from time to time) and all other liquidation, conservatorship, bankruptcy, concurso, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, restructuring, winding-up or composition or readjustment of debts or similar debtor relief Laws of the United States, Argentina, Spain or any other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, act or condition which, upon the giving of notice or lapse of time, or both, would constitute an Event of Default; provided that the incurrence of Regulatory Indebtedness shall not be a Default unless and until the terms thereof are determined to be unacceptable to the Lenders in accordance with Section 7.1(f).

“Defaulting Lender” shall mean, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans on the date such Loans were required to be funded hereunder unless such failure is the result of one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) not being satisfied, or (ii) pay to the Administrative Agent, the Argentine Paying Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  The Administrative Agent shall provide prompt written notice to the Borrower and the Lenders to the extent it receives written notice of the occurrence of one of the aforementioned events, or it otherwise has actual knowledge of such occurrence.

“Demand Failure Event” shall have the meaning provided in the Lead Arranger Fee Letter.

“Deposit” shall have the meaning provided in Section 10.9(a).

“Depositary” shall mean JPMorgan Chase Bank, N.A.

“Disclosure Letter” shall mean the excerpt from the “Seller Disclosure Letter” referred to in the Acquisition Agreement attached hereto as Schedule 6.

“Disqualified Equity” shall mean any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures or is mandatorily redeemable (other than for Capital Stock that would not constitute Disqualified Equity), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Capital Stock that would not constitute Disqualified Equity), in whole or in part, (ii) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (a) debt securities or (b) any Capital Stock that would constitute Disqualified Equity, (iii) contains any mandatory repurchase obligation or (iv) provides for the scheduled payments of dividends in Cash.

“Dollar Commitment” shall mean, as to each Lender, its obligation to make Loans to the Borrower in Dollars pursuant to Section 2.1 and shall include such Lender’s Closing Date Dollar Commitments and Tender Offer Dollar Commitments.

“Dollar Lender” shall mean, a Closing Date Dollar Lender or a Tender Offer Dollar Lender.

“Dollar Loans” shall have the meaning provided in Section 2.1(b).

“Dollar Register” shall have the meaning provided in Section 12.3(c).

“Dollars” and the sign “$” shall each mean the lawful currency of the United States.

“EASA” shall mean Electricidad Argentina, S.A., a sociedad anónima organized and existing under the laws of Argentina.

“Edenor” shall mean Empresa Distribuidora y Comercializadora Norte S.A. (Edenor), a sociedad anónima organized and existing under the laws of Argentina.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund or (d) any other Person (other than a natural person); provided, that, notwithstanding the foregoing “Eligible Assignee” shall not include any of the Borrower or its Subsidiaries or Affiliates.

“ENARGAS” shall mean Ente Nacional Regulador del Gas (or any successor entity thereto).

“Enforcement Action” shall mean any action or proceeding against the Borrower, or all or any part of the Collateral taken for the purpose of (a) enforcing the rights of the Secured Parties in respect of the Collateral, including the initiation of action in any court or before any administrative agency or governmental tribunal to enforce such rights, and (b) adjudicating or seeking a judgment on a claim.

“Enforcement Required Lenders” shall mean, at any time, either (x) Lenders holding more than 50% of the aggregate principal amount of the outstanding Loans at such time or (y) Lenders holding more than 40% of the aggregate principal amount of the outstanding Loans at such time if such Loans include any JLA Loans.  The outstanding Loans of any Defaulting Lender shall be disregarded in determining Enforcement Required Lenders at any time.

 “ENRE” shall mean Ente Nacional Regulador de la Electricidad (or any successor entity thereto).

“Environmental Claim” shall mean, with respect to any Person, any litigation, arbitration, action, suit, investigation, claim or proceeding alleging or asserting such Person’s liability, including for investigatory costs, cleanup costs, consultants’ fees, governmental response costs, damages to natural resources (including wetlands, wildlife, aquatic and terrestrial species and vegetation) or other property, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or Release, of any Hazardous Material at any location, whether or not owned by such Person, (ii) any exposure to Hazardous Materials or (iii) any violation, or alleged violation, of any Environmental Law or Governmental Approval issued under any Environmental Law.

“Environmental Laws” shall mean any and all Laws, now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or non-appealable judgment, relating to the environment, human health or safety, or to emissions, discharges, Releases or threatened Releases of pollutants, contaminants, chemicals, or toxic or hazardous materials, substances or wastes into the environment including ambient air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of, or exposure to, pollutants, contaminants, chemicals, or toxic or hazardous materials, substances or wastes.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” (a) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (b) as a result of the Borrower or a Subsidiary of the Borrower being or having been a general partner of such person.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning provided in Section 9.

“Excess PESA Proceeds” shall have the meaning provided in Section 4.3(c).

“Exchangeable Loans” shall have the meaning provided in the definition of “Other Financing Source”.

“Exchange Offer” shall mean the voluntary exchange offer for the acquisition of outstanding capital stock of the Target in exchange for capital stock of the Borrower.

“Exchange Offer Date” shall mean the date as of which the conditions precedent set forth in Section 5.3 have been satisfied or waived by the Lenders and which shall occur on or prior to the date that is 120 days after the Closing Date and be a date (together with the Tender Offer Date) of a Borrowing of Tender Offer Loans.

“Exchange Offer Capital Gains Tax” means any cash obligations to pay withheld capital gains tax in respect of the Exchange Offer.

“Excluded Asset Sale” shall mean an Asset Disposition of an Excluded Business.

“Excluded Business” shall mean all assets, rights, liabilities, obligations (established by Law, contract or otherwise) and personnel in (i) the Bolivian branch of the Target’s subsidiaries corresponding to the participation interest in the Colpa and Caranda Contracts, (ii) a portion of the Target’s stake in Rio Neuquen to be sold to the Seller and a portion of the Target’s stake in Rio Neuquen to be sold to YPF and (iii) Mangrullo and Aguada de la Arena.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income or net profits (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any U.S. federal backup withholding Taxes and (c) any withholding Taxes imposed due to a Lender’s failure to comply with FATCA.

“Existing Notes” shall mean the senior 5.875% Series S Notes due 2017 of the Target in an aggregate outstanding principal amount of $300,000,000.

“Expropriation Event” shall mean, with respect to any Person, (a) any condemnation, nationalization, seizure or expropriation by a Governmental Authority of all or a substantial portion of any of the properties or assets of such Person or of its Capital Stock, (b) any assumption by a Governmental Authority of control of all or a substantial portion of any of the properties, assets or business operations of such Person or of its Capital Stock, (c) any taking of any action by a Governmental Authority for the dissolution or disestablishment of such Person or (d) any taking of any action by a Governmental Authority that would prevent such Person from carrying on its business or operations or a substantial part thereof.

“Fair Market Value” shall mean, with respect to any asset, the price at which a willing buyer, who is not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body of the Borrower or, pursuant to a specific delegation of authority by such board of directors or governing body, by a designated senior executive officer of the applicable Borrower.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into between the United States and the government of another country in order to implement the requirements of such Sections, and any current or future regulations or official interpretations of the foregoing.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the next succeeding Business Day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions from three federal funds brokers of recognized standing as selected by it.

“Fee Letters” shall mean the Lead Arranger Fee Letter and each other letter agreement dated on or around the Commitment Date, between, inter alia, the Borrower, the Lenders, the Agents or the Joint Lead Arrangers relating to the facility provided herein.

“Fund” shall mean any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds Flow” shall have the meaning provided in Section 5.2(f).

“FX Rate” shall have the meaning provided in Section 1.2(l).

“Governmental Approval” shall mean any necessary authorization, approval, consent, license, concession, ruling, permit, tariff, rate, certification, order, validation, exemption, waiver, variance, opinion of, or registration, filing or recording with, any Governmental Authority (including the Central Bank).

“Governmental Authority” shall mean any government, governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, domestic, federal, state or local (including, if applicable, foreign and supranational) having jurisdiction over the matter or matters in question, including those in Argentina, Spain and the United States.

“Hazardous Material” shall mean any hazardous or toxic substances, materials or wastes defined, listed, classified or regulated as such in or under any applicable Environmental Laws, including (a) any petroleum or petroleum products (including gasoline or crude or any fraction thereof), flammable explosives, radioactive materials, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls; (b) any chemicals, wastes, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, waste, material or substance exposure to or Release of which is prohibited, limited or regulated by any Governmental Authority.

“HSBC Contract” shall mean that certain Guarantee Agreement, dated November 25, 2015, between HSBC Bank Argentina S.A. and Petrobras Argentina S.A., in favor of Oil Combustibles S.A., or any extension or replacement thereof.

“IEASA” shall mean IEASA S.A., a sociedad anónima organized and existing under the laws of Argentina.

“IEASA Shares” shall mean any equity interests in IEASA held by the Borrower.

 “IFRS” shall mean the International Financial Reporting Standards, as adopted by the International Accounting Standards Board and as in effect from time to time, together with its pronouncements thereon from time to time, and applied on a consistent basis and subject to any mandatory requirements of any Governmental Authority.

“IIBB” shall mean the Argentine gross revenues tax in the city of Buenos Aires (Impuesto a los Ingresos Brutos).

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) any indebtedness (including principal, overdue interest and overdrafts) of such Person (i) evidenced by any notes, bonds, debentures or similar instruments made or issued by such Person, (ii) for borrowed money or (iii) for the deferred purchase price of property or services; (b) the face amount of all letters of credit issued, bankers’ acceptances, receivables facilities, other similar facilities or confirmed for the account of such Person; (c) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person; (d) all Contingent Obligations of such Person; (e) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement to the extent required to be reflected on a balance sheet of such Person (provided that the amount of Indebtedness in respect of the Interest Rate Protection Agreements and Other Hedging Agreements shall be at any time the unrealized net loss position, if any, of the Borrower thereunder on a marked-to-market basis determined no more than one month prior to such time, after giving effect to any netting arrangement); and (f) all Capitalized Lease Obligations of such Person; provided that Indebtedness shall not include (i) trade payables arising in the ordinary course of business so long as such trade payables are payable in the ordinary course of business and are not overdue more than 120 days or (ii) EASA bonds held directly or indirectly by the Borrower or any of its Subsidiaries; provided, further, that (i) solely for the purposes of Section 4.3(c), Indebtedness shall not include (x) the sale by the Borrower or any of its Subsidiaries or Affiliates of any outstanding debt securities of EASA or (y) Net Available Proceeds from the refinancing of the Existing Notes in an amount up to $320,000,000 and (ii) prior to the Merger, each Other Financing Source shall be considered Indebtedness of the Borrower, not subject to any netting arrangements.

“Indemnified Costs” shall have the meaning provided in Section 10.5(a).

“Indemnified Liabilities” shall have the meaning provided in Section 12.2(a).

“Indemnified Person” shall have the meaning provided in Section 12.2(a).

“Indemnified Taxes” shall mean (a) all Taxes other than Excluded Taxes (i) imposed on or with respect to any Recipient (or an Affiliate thereof) as a result of such Recipient having (x) executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document or (y) sold or assigned an interest in any Loan or Credit Documents or (ii) that are required to be deducted or withheld from payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information” shall have the meaning set forth in Section 11.3.

“Interest Determination Date” shall mean the second Business Day immediately preceding the commencement of any Interest Period.

“Interest Period” shall mean, (a) for any Dollar Loan, the period commencing on (and including) the date of the Borrowing of such Dollar Loan and ending on (but excluding) the date that is three months thereafter, and thereafter each period commencing on (and including) the last day of the preceding Interest Period and ending on (but excluding) the date three months thereafter and (b) for any Peso Loan, the period commencing on (and including) the date of the Borrowing of such Peso Loan and ending on (but excluding) the date that is one month thereafter, and thereafter each period commencing on (and including) the last day of the preceding Interest Period and ending on (but excluding) the date one month thereafter; provided that (i) any Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day unless such succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, and (ii) any Interest Period that would otherwise commence before and end after the Maturity Date shall end on the Maturity Date.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement entered into by the Borrower in order to hedge or mitigate the interest rate risk in respect of the Loans.

“Investment” shall have the meaning provided in Section 8.5.

“Investment Banks” shall mean one or more investment banks reasonably satisfactory to the Joint Lead Arrangers.

“JLA Loans” shall mean the Loans held from time to time by the Joint Lead Arrangers (or their respective Affiliates that are Lenders hereunder).

“Joint Bookrunners” shall mean, collectively, Citigroup Global Markets Inc. and Deutsche Bank AG, London Branch, or any or all of them, as the case may be.

 “Joint Lead Arrangers” shall mean, collectively, Citigroup Global Markets Inc. and Deutsche Bank AG, London Branch, or any or all of them, as the case may be.

“Judgment Currency” shall have the meaning provided in Section 12.6(a).

“Judgment Currency Conversion Date” shall have the meaning provided in Section 12.6(a).

“Law” shall mean, with respect to any Person (a) any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement or other governmental restriction or any interpretation or administration of any of the foregoing by any Governmental Authority (including Governmental Approvals) and (b) any directive, guideline, policy, requirement or any similar form of decision of or determination by any Governmental Authority which is binding on such Person, in each case, whether now or hereafter in effect (including in each case, any Environmental Law).

“Lead Arranger Fee Letter” shall mean the letter agreement dated on or around the Commitment Date, between the Borrower and the Joint Lead Arrangers relating to the facility provided herein.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under concessions, easements, leases or licenses of land, improvements, mining rights and/or fixtures.

“Lenders” shall mean each of the entities that is a signatory hereto under the caption “LENDERS” on the signature pages hereto and each entity that becomes a “Lender” after the date hereof pursuant to Section 12.3 (individually, a “Lender” and, collectively, the “Lenders”).

“Lending Office” shall mean, as to any Lender for each Currency, the office or offices of such Lender for such Currency described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time designate by notifying the Borrower and the Administrative Agent in writing.

“LIBOR” shall mean, with respect to each Interest Period for the Dollar Loans, (a) the rate per annum equal to the ICE Benchmark Administration Limited LIBOR Rate (“ICE LIBOR”), as published by Reuters (or another commercially available source providing quotations of ICE LIBOR as designated by Administrative Agent from time to time) for deposits in Dollars with maturities comparable to the Interest Period to be applicable to the Dollar Loans (and, if more than one rate is specified for ICE LIBOR, then the applicable rate shall be the arithmetic mean of all such rates) (provided that, if such rate is not available or if no such rate is quoted for the relevant Interest Period, then LIBOR shall mean the average of the offered quotation of three or more reference banks selected by the Administrative Agent from among major banks in the London interbank market for Dollar deposits of amounts comparable to the outstanding principal amount of the Dollar Loans with maturities comparable to the Interest Period to be applicable to the Dollar Loans with an instruction to such reference banks to, if possible, use a quotation based on an international market reference that would most closely resemble LIBOR) determined as of 11:00 a.m. (London time) on the Interest Determination Date for such Interest Period, divided (and rounded upward to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves required by applicable Law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided that LIBOR will in no event be less than 0.00% per annum with respect to any Dollar Loan.

“LIBOR Loan” shall mean any Dollar Loan bearing interest at a rate determined by reference to LIBOR in accordance with Section 2.7.

“Lien” shall mean any mortgage, pledge, hypothecation, securitization, assignment, deposit arrangement, encumbrance, bonding registry note, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under any recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan Party” shall mean, collectively, the Borrower and PPSL and any other Affiliate of the Borrower that is party from time to time to the Credit Documents, or any or all of them, as the case may be.

“Loans” shall have the meaning provided in Section 2.1(c).

“Local Time” shall mean, (a) with respect to any Loan denominated in or any payment to be made in Dollars, the local time in New York and (b) with respect to any Loan denominated in or any payment to be made in Pesos, the local time in Buenos Aires.

“Majority Dollar Lenders” shall mean, at any time, Dollar Lenders holding more than 50% of the aggregate principal amount of the outstanding Dollar Loans and unused Dollar Commitments at such time.  The outstanding Dollar Loans and unused Dollar Commitments of any Defaulting Lender shall be disregarded in determining Majority Dollar Lenders at any time.

“Majority Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate principal amount of the outstanding Loans and unused Commitments at such time.  The outstanding Loans and unused Commitments of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

“Mandated Lead Arrangers” shall mean, collectively, Banco de Galicia y Buenos Aires S.A., Industrial and Commercial Bank of China Limited, Dubai (DIFC) Branch and  Credit Agricole Corporate and Investment Bank, or any or all of them, as the case may be.

“Material Adverse Effect” shall mean any change, event, fact, condition, effect, occurrence or development that, individually or in the aggregate, results in (a) a reduction of the combined market capitalization of the Borrower and the Target of more than thirty percent (30%) from such combined market capitalization as of the Commitment Date or (b) a material adverse effect on the validity or enforceability of, or the effectiveness or ranking of any security granted, or purported to be granted, under the Credit Documents or the rights or remedies of any the Lenders under the Credit Documents; provided, that, except for the purposes of Sections 7, 8 and 9 hereof, no Material Adverse Effect shall result from a change, event, fact, condition, effect, occurrence or development to the extent resulting from one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing as of the Commitment Date; (iii) the effect of any changes in applicable accounting rules; (iv) the effect of any action taken by the Borrower with respect to the transactions contemplated by the Acquisition Agreement; or (v) any effect resulting from the public announcement of the Acquisition Agreement or the consummation of the transactions contemplated by the Acquisition Agreement, except with respect to clauses (i), (ii), (iii) and (iv) to the extent that the effects of such event, circumstance, change or effect is disproportionately adverse to the business, condition (financial or otherwise), assets, properties, operations or results of operations of the Borrower or the Target as compared to other companies in the industries or markets in which the Borrower or the Target operate.

“Material Agreements” shall mean (a) the Acquisition Agreement, (b) the preliminary merger agreement or definitive merger agreement, (c) any contract, agreement, license, concession or instrument entered into by the Borrower or any of its Subsidiaries that creates or evidences revenues of the Borrower or any of its Subsidiaries with a monetary amount in excess of $20,000,000 (or its equivalent in other currencies) and (d) any agreement evidencing Material Indebtedness.

“Material Indebtedness” shall mean (i) under Section 6.11 and Section 6.21, Indebtedness of the Borrower or any of its Subsidiaries in an aggregate outstanding principal amount exceeding $20,000,000 or (ii) under Section 9.4, Indebtedness of the Borrower or any of its Subsidiaries in an aggregate outstanding principal amount exceeding $40,000,000.

“Maturity Date” shall mean July 26, 2017.

“Merger” shall mean the merger of the Target with and into the Borrower, with the Borrower continuing as the surviving entity thereof.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to ERISA.

“Negotiation Period” shall have the meaning provided in Section 2.11.

“Net Available Proceeds” shall mean:

(a)                with respect to any Restricted Asset Disposition, the aggregate amount of all cash payments received by the Borrower or any of its Subsidiaries, as applicable, directly or indirectly (or by any Person on its behalf) in connection with such Restricted Asset Disposition;

(b)               with respect to any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received or deemed received by the Borrower or any of its Subsidiaries (or by any Person on its behalf) directly or indirectly in respect of such Casualty Event;

(c)                with respect to the sale, incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the sum of the Cash and Cash Equivalents received in connection with such transaction; and

(d)               with respect to the issuance of any Take-Out Debt by the Borrower or any of its Subsidiaries, the Cash and Cash Equivalents received in connection with such transaction;

(e)                with respect to any Retained Borrower Share Sale, the Cash and Cash Equivalents received in connection with such transaction;

provided that (A) such Net Available Proceeds shall be net of (x) the amount of any reasonable and documented legal, accounting, title and recording tax expenses, brokerage expenses, underwriting discounts and commissions, consultant fees and commissions paid by the Borrower or any of its Subsidiaries, as applicable, to the extent incurred directly in connection with obtaining such proceeds and (y) (i) in the case of Net Available Proceeds from the TGS Sale, any applicable and documented income or other taxes actually paid or estimated to be payable but not to exceed 6% of the aggregate amount of cash payments received by the Borrower or its Subsidiaries in connection with the TGS Sale and (ii) in the case of Net Available Proceeds from a Restricted Asset Disposition other than the TGS Sale, any applicable and documented income or other taxes actually paid or estimated to be payable on or prior to the Maturity Date, in each case directly as a result of such Restricted Asset Disposition (but only to the extent that such estimated taxes are in fact paid to the relevant Governmental Authority on or prior to the Maturity Date) and (B) such Net Available Proceeds shall be net of any repayments in cash by the Borrower or any of its Subsidiaries of Indebtedness to the extent that (x) such Indebtedness or any Contingent Obligations in connection with such Indebtedness is secured by a Lien on the property that is the subject of such sale or event referred to above or, is otherwise required to be repaid to consummate such sale or event, (y) such Indebtedness or any Lien or Contingent Obligations in connection with such Indebtedness were not created in connection with or in anticipation of such sale or event and (z)  such Indebtedness is actually repaid or defeased with such proceeds.

“Net Distribution Proceeds” shall mean, with respect to any capital distribution, the proceeds of such capital distribution net of any applicable and documented income or other taxes actually paid or estimated to be payable on or prior to the Maturity Date in respect of such capital distribution (but only to the extent that such estimated taxes are in fact paid to the relevant Governmental Authority on or prior to the Maturity Date) if such capital distribution is made by a Person organized under the laws of a jurisdiction other than Argentina .

“Notice of Borrowing” shall have the meaning provided in Section 2.2.

“OCEBA” shall mean Organismo de Control de Energía Eléctrica of the Province of Buenos Aires (or any successor entity thereto).

“Obligations” shall mean, collectively, all loans, advances, debts, liabilities, and obligations, howsoever arising, owed under any Credit Document or otherwise in connection with the transactions contemplated in the Credit Documents, to any of the Agents (including former Agents), the Lenders, the Joint Lead Arrangers and the beneficiaries of the indemnification obligations undertaken by any Loan Party under any Credit Document, as applicable, of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all interest (including interest that, but for the filing of a petition in bankruptcy or other insolvency proceeding with respect to the Borrower, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy or other insolvency proceeding), fees, charges, expenses, attorneys’ fees, court costs and consultants’ fees chargeable to the Borrower in accordance with Section 12.1 and, in the event of any Enforcement Action, all expenses of retaking, holding, preparing for lease or sale, selling or otherwise disposing of or realizing on the Collateral or of any exercise by the Collateral Agent, the Argentine Collateral Agent or any Lender of its rights or remedies under the Security Documents.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Expenses” shall mean, with respect to the Borrower, for any calendar year (i) $15,000,000 and (ii) all fees, costs and expenses (including, for the avoidance of doubt, reasonable legal fees) related to the Acquisition (and related financings), the Exchange Offer, the Tender Offer and the Merger; provided that the Borrower shall obtain consent from the Majority Lenders (which consent shall not be unreasonably withheld or denied) if the aggregate amount of such fees, costs and expenses exceeds $20,000,000; provided, further, that if the Administrative Agent at the direction of the Majority Lenders has not notified the Borrower within 10 Business Days of the receipt of the request for consent from the Borrower whether the Majority Lenders have consented to such additional fees, costs and expenses, then the Majority Lenders shall be deemed to have consented to such fees, costs, and expenses.

“Operational Stamp Taxes” shall mean stamp taxes on financial transactions entered into with financial entities authorized by Argentine Law N°. 21,526, as amended.

“Organizational Documents” shall mean, with respect to any Person, (a) the articles of incorporation, organizational deed or other similar organizational document of such Person (including any amendments thereto), (b) the by-laws, estatutos sociales or other similar document of such Person (including any amendments thereto), (c) any certificate of designation or instrument relating to the rights of preferred shareholders or other holders of Capital Stock of such Person and (d) any shareholder rights agreement or other similar agreement (including any amendments thereto).

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or any Credit Document).

“Other Financing Source” shall mean each of (i) $140,000,000 in aggregate principal amount of loans from YPF, which loans will be repaid (x) $20,000,000 no later than the date of consummation of the Excluded Asset Sale described in clause (ii) of the definition of “Excluded Business” and (y) the remaining outstanding principal amount upon consummation of the Merger; (ii) $85,000,000 in aggregate principal amount of unsecured loans from PEPASA, which loans will be repaid upon consummation of the Merger; (iii) $50,000,000 in aggregate principal amount of subordinated unsecured loans from Emes Energía Argentina LLC (the “Exchangeable Loans”), which loans will be exchangeable into equity of the Borrower prior to or simultaneously with the consummation of the Exchange Offer; (iv) $25,000,000 in aggregate principal amount of subordinated unsecured loans from Grupo MTres S.A. (the “Additional Exchangeable Loans”), which loans will be exchangeable into equity of the Target following the consummation of the Tender Offer; and (v) (a) any unsecured Indebtedness incurred by the Borrower or its Subsidiaries that (A) does not exceed the principal amount of (i), (ii), (iii) or (iv) above and (B) does not have terms and conditions that, taken as a whole, are materially more adverse to the Lenders than the terms of (i), (ii), (iii) or (iv) above or (b) any issuance of Capital Stock (other than Disqualified Equity) by the Borrower or any of its Subsidiaries; in each case, in replacement of any of (i), (ii), (iii) or (iv) above.

“Other Financing Source Document” shall mean each credit document, promissory note, and all other documents and instruments executed and/or delivered by the Borrower or any of its Affiliates in connection with the Other Financing Sources.

“Other Hedging Agreements” shall mean any interest rate protection agreement, foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.15).

“Participant” shall have the meaning provided in Section 12.3(d).

“Participant Register” shall have the meaning provided in Section 12.3(d).

“Payor” shall have the meaning provided in Section 4.12.

“PEPCA” shall mean PEPCA S.A., a sociedad anónima organized and existing under the laws of Argentina.

 “PEPASA” shall mean Petrolera Pampa S.A., a sociedad anónima organized and existing under the laws of Argentina.

“PEPASA Shares” shall mean, any equity interests in PEPASA held by the Borrower or its Subsidiaries.

“Permitted Application Date” shall have the meaning provided in Section 4.3(i).

“Permitted Holders” shall mean Marcos Marcelo Mindlin, individually or together with Damián Miguel Mindlin, Gustavo Mariani and/or Ricardo Alejandro Torres.

“Permitted Liens” shall have the meaning provided in Section 8.2.

“Person” shall mean any individual, corporation, limited liability company, company, voluntary association, partnership, joint venture, trust, unincorporated organization, Government Authority or other enterprises or entity.

“Peso Commitment” shall mean, as to each Peso Lender, its obligation to make Peso Loans to the Borrower pursuant to Section 2.1(c) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 under the caption “Peso Commitments” or opposite such caption in the Assignment and Assumption pursuant to which such Peso Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Peso Lender” shall mean a Lender with a Peso Commitment or any outstanding Peso Loans.

“Peso Loans” shall have the meaning provided in Section 2.1(c).

“Peso Register” shall have the meaning provided in Section 12.3(c).

“Pesos” and “ARS” shall each mean the lawful currency of Argentina.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA that is subject to ERISA other than a Multiemployer Plan.

“PPSL” shall mean Petrobras Participaciones S.L.U., a Spanish private limited company (sociedad de responsabilidad limitada) with registered office in Madrid, at Calle Hermosilla 11, 4°, registered at the Madrid Commercial Registry under volume 17,615, page 196, sheet M-303069, and with Spanish tax identification number (N./.F.)                .

“PPSL Amended Bylaws” shall have the meaning provided in Section 7.12(c).

“PPSL Pledge and Security Agreement” shall mean the Pledge and Security Agreement among PPSL, the Borrower and the Collateral Agent, in the form of Exhibit G-1, as amended or supplemented from time to time.

“PPSL Securities Account Control Agreement” shall mean the Securities Account Control Agreement among PPSL, the Securities Intermediary and the Collateral Agent, in the form of Exhibit G-2, as amended or supplemented from time to time.

“PPSL Shares” shall mean, any equity interests in PPSL held by the Borrower or its Subsidiaries.

“Prime Rate” shall mean the “prime rate” as most currently reported in the “Money Rates” column of The Wall Street Journal.

“Proceedings” shall have the meaning provided in Section 12.5(c).

“Process Agent” shall have the meaning provided in Section 12.5(a).

“Rate Determination Notice” shall have the meaning provided in Section 2.11.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, mining rights, improvements and fixtures, including Leaseholds.

“Recipient” shall mean any Agent, any Joint Lead Arranger, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

“Reduction Threshold” shall mean a threshold that will be achieved when each Joint Lead Arranger (or its applicable Affiliate that is a Lender hereunder) shall hold unused Commitments and outstanding Loans in an aggregate principal amount not greater than the unused Commitments and outstanding Loans of any Lender other than the Joint Lead Arrangers (or their applicable Affiliates that are Lenders hereunder).

“Refinancing Proceeds Conditions” shall mean (i) the TGS Sale shall have been consummated and an amount equal to the Net Available Proceeds thereof shall have been applied in accordance with Section 4.3(a), (ii) the Lenders shall have received evidence reasonably satisfactory to the Lenders in respect of confirmation that shareholders holding at least $80,000,0000 of shares of the Target (based on the purchase price for equity interests of the Target tendered pursuant to the Tender Offer) will not participate in the Tender Offer, (iii) the sum of an amount equal to the Net Available Proceeds from the TGS Sale applied to prepay the Loans or reduce any Commitments in accordance with Section 4.3(a) plus an amount equal to the Net Available Proceeds from the refinancing of the Existing Notes applied to prepay the Loans in accordance with Section 4.3(c) shall be not less than $300,000,000 and (iv) the aggregate principal amount of Loans and Commitments outstanding after giving effect to the mandatory prepayments referred to in the preceding clauses (i) and (ii) shall be not more than $300,000,000.

“Register” shall mean the Dollar Register, the Peso Register, or any or all of them, as the context requires.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulatory Capital Expenditures” shall mean any capital expenditures required to be made (i) by applicable law, (ii) that have been committed prior to the Commitment Date, or (iii) under any officially published Law first promulgated, proposed or issued after the date of this Agreement by any Governmental Authority responsible for the regulation of the energy market in Argentina, including, but not limited to, the Argentine Secretary of Energy, the Ministry of Infrastructure and Public Services (Ministerio de Infraestructura y Servicios Públicos) of the Province of Buenos Aires, ENRE, OCEBA, ENARGAS, and/or CAMMESA.

“Regulatory Indebtedness” shall mean any Indebtedness with CAMMESA in connection with any financial agreement with CAMMESA and/or any other Governmental Authority in charge of the energy market regulation in Argentina, including, without limitation, the Secretaría de Energía and/or ENRE, whether secured or unsecured.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective partners, directors, officers, employees, agents, and advisors.

“Release” shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Release Date” shall mean the date as of which the conditions precedent set forth in Section 5.2 have been satisfied or waived by the Lenders and which shall occur within one (1) Business Day of the Closing Date.

“Release Date Transactions” shall mean (i) the release of the Closing Date Dollar Loans from escrow in accordance with Section 10.9(d)(i), (ii) the application of the funds of each Other Financing Source (other than the Additional Exchangeable Loans) to pay the Purchase Price under and as defined in the Acquisition Agreement, (iii) the funding of the Borrower’s Cash Requirement and (iv) the consummation of the Acquisition.

 “Required Payment” shall have the meaning provided in Section 4.12.

“Required Target Minimum Cash Amount” shall have the meaning provided in Section 7.16(a).

“Restricted Asset Disposition” shall mean, without duplication, any Asset Disposition or any Casualty Event (provided that no Casualty Event shall constitute a Restricted Asset Disposition unless the Person affected by such Casualty Event has failed to reinvest the Net Available Proceeds of such Casualty Event to rebuild or restore the affected assets, or enter into a binding commitment to do so, within 120 days of the receipt of Net Available Proceeds of such Casualty Event) with respect to:

(a)                any property or assets of the Borrower (including any debt or equity securities held by the Borrower); provided that (i) the sale of treasury shares of the Borrower and the Retained Borrower Share Sale shall not constitute a Restricted Asset Sale, (ii) the sale of equity securities of Hidroelectrica Diamante, S.A. and Hidroelectrica Los Nihuiles S.A. shall not constitute a Restricted Asset Sale to the extent (x) such Net Available Proceeds are reinvested in the energy generation business within 120 days of such Asset Disposition or (y) within 120 days of such Asset Disposition, the Borrower enters into a binding written commitment to reinvest such proceeds in the energy generation business within 180 days of such Asset Disposition and such Net Available Proceeds are so reinvested within such 180 days and (iii) the sale of outstanding debt securities of EASA shall not constitute a Restricted Asset Sale and (iv) no such Asset Disposition of property or assets of the Borrower shall constitute a Restricted Asset Disposition except to the extent that the aggregate Net Available Proceeds from all Asset Dispositions referred to in this clause (a) (other than Asset Dispositions excluded pursuant to clauses (i), (ii) and (iii)) exceed $20,000,000;

(b)               any equity securities of any Significant Subsidiary held by the Borrower directly or indirectly through one or more of its Subsidiaries; provided that (i) no sale of equity securities acquired after the date of this Agreement in the ordinary course of business that constitute Cash or Cash Equivalents shall constitute a Restricted Asset Disposition, (ii) no sale of the Capital Stock of PEPASA held on the date of this Agreement shall constitute a Restricted Asset Disposition except to the extent that the aggregate Net Available Proceeds from such sales exceed $10,000,000 and (iii) the transfer of Capital Stock of the Target in repayment of the Exchangeable Loan (as contemplated by Section 6.10(b)) and the TGS Swap shall not constitute a Restricted Asset Disposition;

(c)                any Collateral, including the TGS Sale; provided that the TGS Swap shall not constitute a Restricted Asset Disposition;

(d)               any property or assets of any Subsidiary of the Borrower; provided that (i) the Asset Disposition of outstanding debt securities of EASA and the TGS Swap shall not constitute a Restricted Asset Disposition and (ii) no such Asset Disposition of property or assets of any Subsidiary of the Borrower shall constitute a Restricted Asset Disposition except to the extent that the aggregate Net Available Proceeds from all Asset Dispositions referred to in this clause (d) exceed $20,000,000; and

(e)                any property or assets of the Target or any of its Subsidiaries; provided that the Excluded Asset Sale and the TGS Swap shall not constitute a Restricted Asset Disposition.

“Restricting Information” shall have the meaning provided in Section 11.4(a).

“Retained Borrower Shares” shall mean any shares of Capital Stock of the Borrower which are not exchanged pursuant to the Exchange Offer and which are retained by the Borrower to pay the Exchange Offer Capital Gains Tax.

“Retained Borrower Share Sale” shall mean a sale of any Retained Borrower Shares.

“Rio Neuquen Seller Sale Date” shall mean the date of consummation of the Excluded Asset Sale of Rio Neuquen to Seller, which shall not be later than October 30, 2016.

“Sanctioned Jurisdiction” shall mean any country or territory that is the subject of comprehensive Sanctions broadly restricting or prohibiting dealings with, in or involving such country or territory (currently, Iran, Cuba, Syria, Sudan, North Korea and the Crimea region of the Ukraine).

“Sanctioned Person” shall mean any individual or entity (a) identified on a Sanctions List, (b) organized, domiciled or resident in a Sanctioned Jurisdiction, or (c) otherwise the subject or target of any Sanctions, including by reason of ownership or control by one or more individuals or entities described in the foregoing clauses (a) or (b).

“Sanctions” shall mean any economic or financial sanctions or trade embargoes imposed, administered or enforced by (a) the United States (including OFAC and United States Department of State), (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) the United Kingdom (including Her Majesty’s Treasury), or (e) Argentina.

“Sanctions List” shall mean any list of designated individuals or entities that are the subject of Sanctions, including, without limitation, (a) the Specially Designated Nationals and Blocked Persons List maintained by OFAC, (b) the Consolidated United Nation Security Council Sanctions List, (c) the consolidated list of persons, groups and entities subject to EU financial sanctions maintained by the European Union and (d) the Consolidated List of Financial Sanctions Targets in the UK maintained by Her Majesty’s Treasury of the United Kingdom.

 “Secured Parties” shall mean the Agents, the Lenders, the Joint Lead Arrangers and the beneficiaries of each indemnification obligation undertaken by the Borrower under any Credit Document, any other Person (other than the Borrower or any Affiliate of any thereof) that has a right to receive any payment from the Borrower under the Credit Documents, and shall include all former Agents and Lenders to the extent that any Obligations owing to such persons were incurred while such persons were Agents or Lenders hereunder, as applicable, and such Obligations (other than Contingent Obligations not then due in respect of indemnities or expense reimbursement provisions hereof) have not been paid or satisfied in full, and, in each case, the permitted successors or assigns of such person in such capacity.

“Securities Demand” shall have the meaning provided in Section 7.14.

“Securities Intermediary” shall mean Citibank, N.A., in its capacity as securities intermediary under the PPSL Securities Account Control Agreement and the Borrower Securities Account Control Agreement.

“Security Documents” shall mean the PPSL Pledge and Security Agreement, the PPSL Securities Account Control Agreement, the Borrower Pledge and Security Agreement, Borrower Securities Account Control Agreement, the Collateral Account Control Agreement, the Borrower Pledge Agreement of IEASA Shares, the Borrower Pledge Agreement of PEPASA Shares, the Borrower Pledge Agreement of PPSL Shares and any other agreement, document, instrument or writing that creates or purports to create a Lien in favor of the Collateral Agent or the Argentine Collateral Agent or to confer upon the Collateral Agent or the Argentine Collateral Agent control over the Collateral under applicable law, in each case to secure the Obligations for the benefit of the Secured Parties.

“SEDESA” shall mean the percentage of the average monthly daily balance of deposits denominated in local and foreign currencies made with financial institutions, that such financial institutions must affect every month to the Deposits Guarantee Fund (Fondo de Garantía de los Depósitos - FGD) as prescribed by Executive Decree N° 540/95 and implementing regulation, which is effective as of the relevant Interest Determination Date.

“Seller” shall mean Petrobras International Braspetro B.V.

“Shareholder Merger Approval” shall mean the valid approval by the shareholders of the Borrower of the Merger in accordance with Argentine law.

“Significant Subsidiary” shall mean each Subsidiary of the Borrower set forth on Schedule 6.26 under the heading “Significant Subsidiaries” and any other Subsidiary of the Borrower that owns the capital stock of such Subsidiaries.

“Solvent” shall mean, with respect to any Person at any time, that (a) the fair value of the property of such Person and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities (including contingent liabilities) of such Person and its Subsidiaries on a consolidated basis, (b) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on their respective debts as determined on a consolidated basis as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in a business and is not about to engage in a business for which such Person’s property would constitute an unreasonably small capital.

“Spanish Public Document” shall mean a document público, being either an escritura pública or a póliza or efecto intervenido por fedatario público.

“Specified Acquisition Agreement Representations” shall mean such of the representations made in respect of PPSL and the Target by the Seller in the Acquisition Agreement only to the extent that the Borrower or any of its affiliates has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement.

“Specified Currency” shall have the meaning provided in Section 12.6(a).

“Specified Representations” shall mean each of the representations and warranties made in Sections 6.1(a), 6.2, 6.3, 6.4(b), 6.4(c), 6.5 (other than clause (a) thereof), 6.8, 6.9 (other than clause (c) thereof), 6.11(c), 6.19, 6.23 and 6.25 of this Agreement.

“Subordinated Indebtedness” shall mean Indebtedness that is subordinated to the Obligations in accordance with the terms set forth on Exhibit L.

“Subsidiary” of a Person shall mean any corporation or other entity in which such Person, directly or indirectly, in the aggregate and without duplication, owns more than 50% of the outstanding Capital Stock or has the power to elect a majority of the board of directors or similar governing body; provided that, for the avoidance of doubt, all Significant Subsidiaries shall constitute Subsidiaries of the Borrower.

“Substitute Basis” shall have the meaning provided in Section 2.11.

“Supplemental Collateral Agent” shall have the meaning provided in Section 10.1(b).

“Take-Out Debt” shall mean any underwritten offering or private placement of any debt securities in the debt capital markets or any bank loan or other debt financing, in each case issued or incurred in connection with the Acquisition or to refinance the facility provided for herein; provided that the Other Financing Sources shall not constitute Take-Out Debt.

“Target” shall mean Petrobras Argentina S.A.

“Target Material Adverse Effect” shall mean a “Material Adverse Effect” under and as defined in the Acquisition Agreement.

“Target Shares” shall mean, collectively, the Acquired Shares and any other equity interests in the Target held by the Borrower or its Subsidiaries, including American Depositary Shares representing such Acquired Shares or other equity interests.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” shall mean the mandatory tender offer for the acquisition of up to 100% of the remaining outstanding capital stock of the Target (other than the Acquired Shares) by the Borrower in accordance with Argentine securities law.

“Tender Offer Commitments” shall mean, collectively, the Tender Offer Dollar Commitments and the Peso Commitments.

“Tender Offer Consideration” shall mean the aggregate cash amount required to be paid by the Borrower to the existing shareholders as the purchase price for all of the outstanding equity interest of the Target (including the shares of ANSES) validly tendered pursuant to the Tender Offer.

“Tender Offer Date” shall mean the date as of which the conditions precedent set forth in Section 5.4 have been satisfied or waived by the Lenders, and which shall occur on or prior to the date that is 120 days after the Closing Date and be a date (together with the Exchange Offer Date) of a Borrowing of Tender Offer Loans.

“Tender Offer Dollar Commitment” shall mean, as to each Tender Offer Dollar Lender, its obligation to make Tender Offer Dollar Loans to the Borrower pursuant to Section 2.1(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Tender Offer Dollar Lender’s name on Schedule 2.1 under the caption “Tender Offer Dollar Commitments” or opposite such caption in the Assignment and Assumption pursuant to which such Tender Offer Dollar Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Tender Offer Dollar Lender” shall mean a Lender with a Tender Offer Dollar Commitment or any outstanding Tender Offer Dollar Loans.

“Tender Offer Dollar Loans” shall have the meaning provided in Section 2.1(b).

“Tender Offer Loan Collateral” shall mean and include (i) 100% of the PPSL Shares, (ii) 100% of the Target Shares held by the Borrower or any of its Subsidiaries, (iii) on and following the Shareholder Merger Approval, 100% of the PEPASA Shares, (iv) on and following the Rio Neuquen Seller Sale Date , 100% of the IEASA Shares, and (v) from the Closing Date until the Permitted Application Date, the Collateral Account and any funds from time to time on deposit therein.

“Tender Offer Loans” shall have the meaning provided in Section 2.1(c).

“Test Period” shall mean, at all times, each period of four consecutive fiscal quarters then most recently ended, in each case taken as one accounting period.

“TGS” shall mean Transportadora de Gas del Sur, a sociedad anónima organized and existing under the laws of Argentina.

“TGS Sale” shall mean the divestiture of 100% of (x) the equity interests in Ciesa and (y) if the TGS Swap is not completed, the beneficial interest in the equity interests of TGS held in the Ciesa Trust, in each case held by the Borrower or its Subsidiaries (other than the Target or its Subsidiaries).

“TGS Swap” shall mean a transaction in which: (i) the Target (or, following the Merger, the Borrower) transfers to the purchaser under the TGS Sale (the “TGS Purchaser”) 100% of its direct or indirect beneficial interests in CIESA (including, for the avoidance of doubt, by transferring Capital Stock of any Person whose sole asset is beneficial interests in CIESA); and (ii) the TGS Purchaser transfers to the Target (or, following the Merger, the Borrower) 100% of its direct and indirect interests in the CIESA Trust.

“TGS Purchaser” shall have the meaning provided in the definition of “TGS Swap”.

“Total Cap” shall have the meaning set forth in the Lead Arranger Fee Letter.

“Transactions” shall mean, collectively, the Closing Date Transactions and the Release Date Transactions.

“Uncollateralized Portion” shall mean, with respect to any Dollar Loans outstanding at any time, an aggregate principal amount of all such Dollar Loans that do not constitute the Collateralized Portion.

“United States” and “U.S.” shall each mean the United States of America.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272, of the United States.

“Voting Stock” shall mean, with respect to any Person, Capital Stock or other interests (including partnership interests) of such Person then outstanding that are entitled to vote for the election of directors (or persons performing similar functions) of such Person, but excluding such classes of Capital Stock or other interests that are entitled, as a group in a separate cast, to appoint one director of such Person as representative of the minority shareholders.

“Withholding Agent” shall mean the Borrower, the Administrative Agent (with respect to Dollar Loans) and the Argentine Paying Agent (with respect to Peso Loans).

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“YPF” shall mean Yacimientos Petrolíferos Fiscales S.A., a sociedad anónima organized and existing under the laws of Argentina.

1.2              Principles of Construction.

(a)                Each reference to, and the definition of, any document (including any Credit Document) shall be deemed to refer to such document as it may be amended, supplemented, revised or modified from time to time in accordance with its terms and, to the extent applicable, the terms of this Agreement.

(b)               Each reference to a Law or Governmental Approval shall be deemed to refer to such Law or Governmental Approval as the same may be amended, supplemented or otherwise modified from time to time.

(c)                Any reference to a Person in any capacity includes a reference to its permitted successors and assigns in such capacity and, in the case of any Governmental Authority, any Person succeeding to any of its functions and capacities.

(d)               References to days shall refer to calendar days unless Business Days are specified; references to weeks, months or years shall be to calendar weeks, months or years, respectively.

(e)                All references to a “Section,” “Schedule,” “Appendix,” “Annex,” or “Exhibit” are to a Section of this Agreement or to a Schedule, Appendix, Annex or Exhibit attached hereto.

(f)                The table of contents and Section headings and other captions therein are for the purpose of reference only and do not affect the interpretation of this Agreement.

(g)               Defined terms in the singular shall include the plural and vice versa.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(h)               The words “hereof”, “herein” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(i)                 The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(j)                 The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(k)               Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with IFRS.

(l)                 At any time, any reference in the definition of the term “Currency” or in any other provision of this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the date hereof.  Wherever in this Agreement in connection with a Borrowing, Loan or Commitment an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Commitment is denominated in Pesos, such amount shall be the amount of Pesos that could be purchased with such Dollar amount (rounded to the nearest ARS1,000) using the spot selling rate at which the Argentine Paying Agent offers to sell Pesos for Dollars in the London foreign exchange market at approximately 11:00am., London time, for delivery two (2) Business Days later (the “FX Rate”).

Section 2.                Amount and Terms of Credit.

2.1              The Facilities.

(a)                Each Closing Date Dollar Lender severally agrees, on and subject to the terms and conditions of this Agreement, to make one term loan to the Borrower (each, a “Closing Date Dollar Loan”, and collectively, the “Closing Date Dollar Loans”), in each case in a single disbursement on the Closing Date, in Dollars in an aggregate principal amount up to but not exceeding such Lender’s Closing Date Dollar Commitment and, as to all Lenders, in an aggregate principal amount up to but not exceeding $271,000,000.

(b)               Each Tender Offer Dollar Lender severally agrees, on and subject to the terms and conditions of this Agreement, to make one term loan to the Borrower (each, a “Tender Offer Dollar Loan”, and collectively, the “Tender Offer Dollar Loans”; together with the Closing Date Dollar Loans, the “Dollar Loans”), in each case in a single disbursement on each of the Exchange Offer Date and the Tender Offer Date, in Dollars in an aggregate principal amount up to but not exceeding such Lender’s Tender Offer Dollar Commitment and, as to all Lenders, in an aggregate principal amount up to but not exceeding $179,000,000.

(c)                Each Peso Lender severally agrees, on and subject to the terms and conditions of this Agreement, to make one term loan to the Borrower (each, a “Peso Loan”, and collectively, the “Peso Loans”; the Peso Loans together with the Tender Offer Dollar Loans are collectively referred to herein as the “Tender Offer Loans” and, together with the Closing Date Dollar Loans, the “Loans”), in each case in a single disbursement on the Tender Offer Date, in Pesos in an aggregate principal amount up to but not exceeding such Lender’s Peso Commitment and, as to all Lenders, in an aggregate principal amount up to but not exceeding ARS2,205,000,000; provided, that if any Peso Loans are made on the Tender Offer Date, the amount of such Peso Loans, as a percentage of the Peso Commitments, shall not exceed the amount of Tender Offer Dollar Loans made in such date, as a percentage of the Tender Offer Dollar Commitments.

(d)               Amounts repaid or prepaid with respect to the Loans may not be reborrowed.

2.2              Notice of Borrowing.  Whenever the Borrower desires to make a Borrowing hereunder, it shall give the Administrative Agent (and, in the case of Peso Loans, the Argentine Paying Agent) a duly completed and irrevocable notice of a Borrowing in substantially the form of Exhibit A (the “Notice of Borrowing”) prior to 11:00 a.m. (Local Time) at least two (2) Business Days prior to the requested date of such Borrowing (or, on the Closing Date, such shorter period as shall be agreed by all Closing Date Dollar Lenders), requesting such Borrowing and specifying the requested date of such Borrowing, the aggregate principal amount and Currency of the Loans to be made on such date and payment instructions for one or more accounts of the Borrower to which such Loans shall be made.  Not later than 11:00 a.m. (New York time) on the Closing Date, each Lender shall make available the amount of the Closing Date Dollar Loans to be made by such Lender on the Closing Date to the Administrative Agent, at the applicable Administrative Account, in immediately available funds, for the account of the Borrower.  Not later than 11:00 a.m. (Local Time) on the Exchange Offer Date or the Tender Offer Date, each Lender shall make available (x) the amount of the Tender Offer Loans to be made by such Lender  in Dollars on the Exchange Offer Date or the Tender Offer Date to the Administrative Agent and (y) the amount of the Tender Offer Loans to be made by such Lender in Pesos on the Exchange Offer Date or the Tender Offer Date to the Argentine Paying Agent, at the applicable Administrative Account, in immediately available funds, for the account of the Borrower.  The amounts so received by the Administrative Agent  or the Argentine Paying Agent, as applicable, shall, subject to the terms and conditions of this Agreement (including, in the case of the Loans made on the Closing Date, Section 10.9), be remitted by the applicable Agent to one or more accounts of the Borrower to be provided and instructed by the Borrower to the Administrative Agent in the applicable Notice of Borrowing (or, on the Closing Date or the Release Date, as instructed in a separate letter of direction from the Borrower).

2.3              Several Obligations; Certain Remedies Independent.  The failure of any Lender to make its Loans on the Closing Date or on the Tender Offer Date, as applicable, shall not relieve any other Lender of its obligation to make its Loans on such date, and neither any Lender nor any Agent shall be responsible for the failure of any other Lender to make its Loans to be made by such other Lender on such date, and (except as otherwise provided in Section 4.12) no Lender shall have any obligation to any Agent or any other Lender for the failure by such Lender to make its Loans required to be made by such Lender on such date.  The amounts payable by the Borrower at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its individual rights arising out of this Agreement and the Checks independently of any other Lender, and it shall not be necessary for any other Lender or any Agent to consent to, or be joined as an additional party in, any proceedings to recover the payment of any overdue amounts.

2.4              Checks.

(a)                The Borrower’s obligation to pay the principal of, and interest on, each Loan made by any Lender shall also be evidenced by a corresponding differed payment check (cheque de pago diferido), substantially in the form of Exhibit B, issued in Pesos against account N°             (the “Check Account”) in accordance with Section 54 of Law 24,452, as amended and supplemented, and registered in accordance with Section 55 of Law 24,452, as amended and supplemented, payable to the order of the Lender two (2) days after its issuance (each, a “Check”) and duly executed and delivered on the Closing Date by the Borrower to each Lender. In the case of Checks issued in connection with Dollar Loans, the Checks shall be issued in Pesos for an amount equal to (i) the principal amount due to each Lender, converted at the seller exchange rate informed by Banco de la Nación Argentina on the Business Day prior to its issuance (the “Conversion Rate”), plus (ii) the amount necessary to cover, at the Conversion Rate, any interest due on the principal amount as of the Check’s maturity date, plus (iii) 20%. In the case of Checks issued in connection with Peso Loans, the Checks shall be issued in Pesos for an amount equal to (i) the principal amount due to each Lender, plus (ii) the amount necessary to cover any interest due on the principal amount as of the Check’s maturity date, plus (iii) 20%.

(b)               The Borrower shall be obliged to (x) replace the Checks on the 12th and 27th day of each month, and/or (y) issue any additional Check to cover any fluctuations of the Conversion Rate, within 3 Business Days following the written request of the Argentine Collateral Agent, acting upon the instructions of each Lender.

(c)                If any Check is lost, stolen, or destroyed, the Borrower shall issue a replacement Check or Checks immediately upon request of the relevant Lender.  The execution and delivery by the Borrower of the Checks shall not limit, reduce or otherwise affect the Obligations of the Borrower, and the rights and claims of the Lenders under any Checks shall not replace or supersede the rights and claims of any Lender under this Agreement.  In the event of a conflict between the terms of this Agreement and any Check, the terms of this Agreement shall prevail.

(d)               After the effectiveness of an assignment made pursuant to Section 12.3, promptly after receipt of a request by the applicable assignee, the Borrower shall execute and deliver to the applicable assignee, in exchange for the existing Check evidencing the Loans so assigned theretofore delivered to the assigning Lender pursuant to this Section 2.4, a new Check payable to such assignee, dated as of the date of the applicable Borrowing and otherwise duly completed.  In the case of an assignment whereby the assigning Lender retains a portion of its Loans, the Borrower shall also execute and deliver to such assigning Lender, in exchange for the existing Check evidencing the Loans so assigned theretofore delivered to the assigning Lender pursuant to this Section 2.4, a new Check payable to such assigning Lender, dated as of the date of the applicable Borrowing and otherwise duly completed.  Any and all costs and expenses that arise from this exchange of Checks shall be borne by the Assignee or the assigning Lender.

(e)                To the extent necessary to properly reflect the terms of this Agreement, promptly, at any Lender’s request from time to time, the Borrower shall execute and deliver to such Lender or Lenders, in exchange for the Check or Checks theretofore delivered to such Lender, a new Check.

(f)                Each Check, additional Checks and each replacement of the foregoing shall be delivered by the Borrower to the Argentine Collateral Agent.

2.5              Use of Proceeds.  The Borrower shall use the proceeds of the Loans in accordance with Section 6.24.  None of the Agents, the Joint Lead Arrangers or Lenders shall have any responsibility as to the use of any of such proceeds.

2.6              Termination and Reduction of Commitments.

(a)                The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that each voluntary partial reduction of the Commitments of any Class pursuant to this Section 2.6(a) shall be in an amount that is at least $10,000,000 (or whole multiples of $1,000,000 in excess thereof).

(b)               The aggregate amount of the Closing Date Dollar Commitments shall be automatically reduced to zero at the earlier of (a) 5:00 p.m. (New York time) on the date that is 180 days following the Commitment Date and (b) the Borrowing of the Closing Date Dollar Loans in full.

(c)                The aggregate amount of the Tender Offer Commitments shall be automatically reduced to zero at the earliest of (i) 5:00 p.m. (New York time) on the date that is 180 days following the Commitment Date if the Closing Date shall not have occurred on or prior to such date, (ii) 5:00 p.m. (New York time) on the date that is 120 days following the Closing Date, (iii) the Borrowing of the Tender Offer Loans in full and (iv) upon the consummation of the Tender Offer without any Borrowing of Tender Offer Loans hereunder.

(d)               The Commitments shall be subject to automatic reduction:

(i)                 At the times and in the amounts specified in Section 4.3; and

(ii)               upon termination of the solicitation period in respect of the Tender Offer, to the amount sufficient to pay the sum of the Tender Offer Consideration and the Exchange Offer Capital Gains Tax, if such amount is less than the Tender Offer Commitments in effect at such time.

(e)                Each reduction of Commitments pursuant to Section 2.6 (d)(i) shall be allocated in accordance with Section 4.3(g). Each other reduction of Commitments shall be allocated to reduce the Tender Offer Commitments of the Lenders, in each case in accordance with Section 4.9.

(f)                The Commitments once reduced or terminated may not be reinstated.

2.7              Interest.

(a)                Subject to Sections 2.7(c) and 2.11, the Borrower agrees to pay to (x) the Administrative Agent for the account of each Dollar Lender and (y) the Argentine Paying Agent for the account of each Peso Lender interest in respect of the unpaid principal amount of each Loan of such Lender from the date of the applicable Borrowing (which, in the case of Loans made on the Closing Date shall be the Closing Date, notwithstanding that the Release Date shall not have occurred) until the earlier of (1) payment in full thereof and (2) in the case of Dollar Loans, a Demand Failure Event at a rate per annum which shall be equal to the sum of:

(i)                 for Dollar Loans for each day during each Interest Period applicable thereto, (x) LIBOR for such Interest Period, plus (y) the Applicable Margin for (A) the Uncollateralized Portion of such Dollar Loans on such day and (B) the Collateralized Portion of such Dollar Loans on such day; and

(ii)               for Peso Loans, during each Interest Period applicable thereto (x) Badcor Rate for such Interest Period, plus (y) the Applicable Margin; and

(b)               From and after the date of any Demand Failure Event, the Dollar Loans shall bear interest at a rate per annum equal to the Total Cap (which interest shall be payable on each date that is an integral multiple of three (3) calendar months after the date of such Demand Failure Event).

(c)                Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, principal and, to the extent permitted by Law, overdue interest in respect of the Loans and any other overdue amount payable by the Borrower hereunder or under any other Credit Document shall bear interest at a rate which is equal to (i) the rate otherwise applicable to such Loan as provided in Section 2.7(a) above, plus (ii) 2.0% per annum (which interest shall be payable on demand).

(d)               Except as provided in Section 2.7 (b) and (c), accrued (and theretofore unpaid) interest shall be payable in arrears in respect of the Loans (i)  on the last day of each Interest Period applicable thereto, (ii) on the amount of the Loans repaid or prepaid, upon such repayment or prepayment, (iii) at any maturity (whether by acceleration or otherwise), and (v) after such maturity, on demand.

(e)                On each Interest Determination Date for Dollar Loans, the Administrative Agent shall determine the applicable LIBOR and shall give notice thereof to the Dollar Lenders and to the Borrower.  On each Interest Determination Date for Peso Loans, the Argentine Paying Agent shall determine the applicable Badcor Rate and shall give notice thereof to the Peso Lenders and to the Borrower.  Each such determination shall, absent manifest error, be conclusive and binding on all parties hereto.

2.8              Illegality.

(a)                If any Change in Law has made it unlawful, or any central bank or other Governmental Authority has asserted that it is unlawful, for such Lender or its Lending Office to make or maintain any of its Loans (and the designation of a different Lending Office would not avoid such unlawfulness), then such Lender shall promptly notify the Borrower thereof (with a copy to the Administrative Agent) and on notice thereof by such Lender to the Borrower, (i) such Lender’s Commitment of the applicable Class or Classes (if still available), as the case may be, shall be suspended until such time as such Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist and (ii) to the extent necessary to comply with such Change in Law, such Lender’s affected Loans shall be prepaid by the Borrower, together with accrued and unpaid interest thereon and all other amounts payable to such Lender by the Borrower under this Agreement on or before such date as shall be mandated by Change in Law (which payment shall include any additional amounts accrued prior to such prepayment).

(b)               If any Dollar Lender determines that it is unlawful to maintain a LIBOR Loan, then, upon the Borrower’s receipt of notice of such fact and demand from such Dollar Lender, the interest rate payable in respect of such LIBOR Loan shall automatically convert to the sum of the Base Rate in effect from time to time plus the Applicable Margin per annum less 1% (payable on the last day of the Interest Period in respect of such LIBOR Loan and on the last day of each subsequent Interest Period thereafter, provided, however, that upon the occurrence and during the continuance of an Event of Default, such interest (i) shall be the sum of the Base Rate in effect from time to time plus the Applicable Margin plus 1% per annum and (ii) shall be payable on demand) either on the last day of the Interest Period in respect of such LIBOR Loan, if such Dollar Lender may lawfully continue to maintain such LIBOR Loan to such day, or immediately, if such Dollar Lender may not lawfully continue to maintain such LIBOR Loan.

2.9              Increased Costs and Reduction of Return.

(a)                If any Lender shall have determined at any time that it shall incur increased costs or reductions in the amounts received or receivable under this Agreement, its Loans, its Commitment, or its Check with respect to its Loan, or that any Recipient shall be subjected to any Taxes (other than any increased cost or reduction in the amount received or receivable resulting from (A) Indemnified Taxes, (B) Taxes described in clauses (a)(ii), (b), (c) or (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, other obligations, deposits, reserves, other liabilities or capital, in each case, attributable to or because of any Change in Law and/or other circumstances affecting such Lender or the relevant interbank market or the position of such Lender in such market, then, and in any such event, the Borrower shall promptly pay to such Lender, upon demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable under this Agreement or its Check.

(b)               If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law), or (iv) compliance by such Lender (or its Lending Office) or any Person Controlling such Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any Person Controlling such Lender and (taking into consideration such Lender’s or such Person’s policies with respect to capital adequacy and liquidity and such Lender’s desired return on capital) and if such Lender shall have determined that the amount of such capital or liquidity is increased as a consequence of its Loan, credits or obligations under this Agreement, then, promptly upon demand of such Lender to the Borrower in accordance with clause (c), the Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

(c)                Each Lender will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 2.9.  Such Lender or the Administrative Agent, as applicable, shall deliver to the Borrower a certificate setting forth in reasonable detail the basis for determining the amount that such Lender is entitled to receive pursuant to this Section 2.9, which determination shall be conclusive and binding on the Borrower in the absence of manifest error.

(d)               Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.9 shall not constitute a waiver of such Lender’s right to demand such compensation.

2.10          Break Funding. The Borrower shall pay (x) to the Administrative Agent for the account of each Dollar Lender and (y) to the Argentine Paying Agent for the account of each Peso Lender, in each case, within five (5) Business Days after the request in writing and delivery of the certificate set forth below by such Lender, such amount or amounts (if any) as shall be sufficient to compensate it for any loss, cost or expense (excluding the loss of any anticipated profit) including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Loans or from fees payable to terminate the deposits from which such funds were obtained that such Lender reasonably determines is attributable to:

(a)                the failure of the Borrower to make on a timely basis any payment of principal of the Loans;

(b)               the failure of the Borrower to borrow the Loans after the Borrower has given a Notice of Borrowing;

(c)                the failure of the Borrower to make any prepayment in accordance with any notice delivered under Section 4.2 or Section 4.3; or

(d)               the prepayment or repayment (including pursuant to Section 4.1, 4.2 or 4.3 (other than a prepayment contemplated by Section 4.3(i); provided, that the Borrower shall use commercially reasonable efforts to mitigate any such cost or expense attributable to a prepayment contemplated by Section 4.3(i)) or other payment of Loans on a day that is not the last day of the relevant Interest Period;

Each Lender will furnish to the Borrower and the Administrative Agent a certificate setting forth in reasonable detail the basis and amount of each request by such Lender for compensation under this Section 2.10, which certificate shall be conclusive and binding on the Borrower and the Administrative Agent in the absence of manifest error.

2.11          Inability to Determine Rates.  If, on or prior to the first day of any Interest Period (an “Affected Interest Period”) with respect to Dollar Loans:

(a)                the Administrative Agent determines that, by reason of circumstances affecting the London interbank Eurodollar market, “LIBOR” cannot be determined pursuant to the definitions thereof; or

(b)               the Majority Dollar Lenders reasonably determine and notify the Administrative Agent that the relevant rates of interest referred to in the definition of “LIBOR” in Section 1.1 upon the basis of which the rate of interest for Dollar Loans for such Affected Interest Period is to be determined will not be adequate to cover the cost to each such Dollar Lender of making or maintaining their pro rata share of the Dollar Loans for such Affected Interest Period (each, an “Affected Lender” and together, the “Affected Lenders”), it being understood that the Administrative Agent shall have no obligation or responsibility to investigate or inquire into the reasonableness of any determination of the Majority Dollar Lenders and is fully protected in acting upon any notice delivered pursuant to this Section 2.11(b);

the Administrative Agent shall give notice thereof (a “Rate Determination Notice”) to the Borrower and the Dollar Lenders as soon as practicable thereafter.  If such notice is given, during the 30 day period following such Rate Determination Notice (the “Negotiation Period”), the Affected Lenders and the Borrower shall negotiate in good faith with a view to agreeing upon a substitute interest rate basis for their pro rata share of the Dollar Loans that shall reflect the cost to the Affected Lenders of funding their pro rata share of the Dollar Loans from alternative sources (a “Substitute Basis”), and if such Substitute Basis is so agreed upon during the Negotiation Period, upon notice to the Administrative Agent of such Substitute Basis, such Substitute Basis shall apply with respect to the pro rata share of the Dollar Loans of an Affected Lender in lieu of LIBOR to all Interest Periods commencing on or after the first day of the Affected Interest Period, until the circumstances giving rise to such notice have ceased to apply and the Affected Lenders have notified the Administrative Agent that such Substitute Basis should no longer apply in lieu of LIBOR.  If a Substitute Basis is not agreed upon during the Negotiation Period, the Borrower may elect to prepay the Affected Lenders’ pro rata share of the Dollar Loans pursuant to Section 4.2; provided, however, that if the Borrower does not elect so to prepay, each Affected Lender shall reasonably determine (and shall certify from time to time in a certificate delivered by such Lender to the Administrative Agent setting forth in reasonable detail the basis of the computation of such amount) the per annum rate basis reflecting the cost to such Affected Lender of funding its pro rata share of the Dollar Loans for the Interest Period commencing on or after the first day of the Affected Interest Period, until the circumstances giving rise to such notice have ceased to apply, and the Affected Lenders have notified the Administrative Agent that such Substitute Basis should no longer apply in lieu of LIBOR, and such rate basis shall be binding upon the Borrower and such Dollar Lender and shall apply in lieu of LIBOR for the relevant Interest Period.

2.12          Defaulting Lenders.

(a)                Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                 Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Majority Dollar Lenders” or “Majority Lenders”, as applicable.

(ii)               Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent or the Argentine Paying Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Administrative Agent or the Argentine Paying Agent from a Defaulting Lender pursuant to Section 4.13(a) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agents hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; third, if so determined by the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)             Fees.  No Defaulting Lender shall be entitled to receive any fees while such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)               Defaulting Lender Cure.  If the Borrower agrees in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent (at the direction of the Borrower) will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 3.                Fees.

3.1              Fee Letters.  The Borrower agrees to pay the fees in such amounts and at such times as specified in the Fee Letters.

3.2              Ticking Fees.  The Borrower agrees to pay:

(a)                to the Administrative Agent for the account of each Tender Offer Dollar Lender, a ticking fee at the rate equal to 40% of the Applicable Margin for Dollar Loans per annum, and

(b)               to the Argentine Paying Agent for the account of each Peso Lender, a ticking fee equal to 1.65% per annum,

in each case, (i) computed on the daily average unused amount of the applicable Tender Offer Commitment (giving effect to any reductions in the Tender Offer Commitment amount pursuant to Section 2.6) during the period from the Closing Date until the termination of the entire Tender Offer Commitments pursuant to Section 2.6 and (ii) payable (x) through withholding from the proceeds of the Loans on the Tender Offer Date or upon payment from the Borrower to the Administrative Agent or the Argentine Paying Agent on or before the Tender Offer Date and (y) upon termination or expiry of the entire Tender Offer Commitments pursuant to Section 2.6.

3.3              Duration Fees.  On each Duration Fee Payment Date (as set forth in the table below), the Borrower agrees to pay a duration fee (x) to the Administrative Agent for the account of each Dollar Lender and (y) to the Argentine Paying Agent for the account of each Peso Lender, in an amount equal to the Duration Fee Percentage (as set forth in the table below) set forth directly opposite such relevant Duration Fee Payment Date, in each case on the aggregate principal amount of the Loans outstanding as of such Duration Fee Payment Date:

Duration Fee Payment Date	Duration Fee Percentage
February 10, 2017	0.25%
May 12, 2017	0.25%
August 11, 2017	0.25%

Section 4.                Prepayments; Payments.

4.1              Scheduled Repayment.  The Borrower agrees to repay to the Lenders the full principal amount of the Loans by paying the entire outstanding principal amount of the Loans on the Maturity Date.

4.2              Voluntary Prepayments.  The Borrower shall have the right to prepay the Loans, in whole or in part, at any time and from time to time on the following terms and conditions:  (i) the Borrower shall give to the Administrative Agent at least three (3) days’ prior written notice of its intent to prepay the Loans and the aggregate principal amount and Currency of the prepayment, which notice shall specify the date of prepayment; provided that a notice of prepayment delivered by Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied; (ii) such prepayment shall be in an aggregate principal amount of at least $10,000,000 (or whole multiples of $1,000,000 in excess thereof); and (iii) prepayments of Loans may only be made pursuant to this Section 4.2 on the last day of an Interest Period applicable thereto, unless the Borrower pays all (A) accrued and unpaid interest thereon and (B) amounts owing under Section 2.10 as a result of prepaying the Loans on a day other than the last day of the Interest Period applicable thereto.

4.3              Mandatory Prepayments.

(a)                Restricted Asset Disposition.  In the event of any Restricted Asset Disposition by the Borrower or any of its Subsidiaries, no later than five (5) Business Days prior to the occurrence of such proposed disposition, the Borrower will deliver to the Administrative Agent a certificate signed by an Authorized Officer of the Borrower in form and detail reasonably satisfactory to the Majority Lenders, stating the expected amount of the Net Available Proceeds of such proposed disposition, and the Borrower will repay or cause to be repaid the Loans within five (5) Business Days following the receipt of any Net Available Proceeds by the Borrower (subject to clause (i) below) or, in the case of a Restricted Asset Disposition pursuant to clause (e) of the definition thereof, within five (5) Business Days of the later of (x) the Shareholder Merger Approval and (y) the receipt of any Net Available Proceeds by the Borrower or any of its Subsidiaries (subject to clause (h) below), and thereafter any unused Commitments shall be subject to automatic reduction, in an aggregate amount equal to:

(i)                 Other than in the case of a Restricted Asset Disposition pursuant to clause (e) of the definition thereof, 100% of the Net Available Proceeds of such Restricted Asset Disposition; and

(ii)               in the case of a Restricted Asset Disposition pursuant to clause (e) of the definition thereof, 25% of the first $100,000,000 of the aggregate amount of all Net Available Proceeds of such Restricted Asset Dispositions pursuant to clause (e) and thereafter 100% of such Net Available Proceeds.

(b)               Capital Distributions.  In the event of any capital distribution (i) by any Subsidiary of the Borrower (other than the Target) (including without limitation all dividends, and management fees paid to the Borrower), upon the receipt of Net Distribution Proceeds of such capital distribution by the Borrower or (ii) by the Target (including without limitation all dividends and management fees paid to the Borrower or any Subsidiary of the Borrower), upon the receipt of Net Distribution Proceeds of such capital distribution by the Borrower or any Subsidiary of the Borrower, in each case, the Borrower shall (x) first, pay, or reserve in Cash or Cash Equivalents for, Operating Expenses of Borrower due in the 6 (six) months following the receipt of such Net Distribution Proceeds, (y) second, pay, or reserve in Cash or Cash Equivalents for, any interest and fees due hereunder in the 6 (six) months following the receipt of such Net Distribution Proceeds, (z) to the extent of any remaining balance of Net Distribution Proceeds of such capital distribution repay or cause to be repaid the Loans within 5 (five) Business Days following the receipt of the Net Distribution Proceeds of such capital distribution (subject to clause (i) below), and thereafter any unused Commitments shall be subject to automatic reduction, in an aggregate amount equal to 100% of the amount of such remaining balance.

(c)                Debt Issuance.  In the event of (i) any incurrence of Indebtedness (other than as permitted by Section 8.1, but excluding (A) Take-Out Debt and (B) debt permitted under Section 8.1(q)(i)) by the Borrower or any of its Subsidiaries (other than (x) the Target and its Subsidiaries and (y) EASA to the extent such Indebtedness is incurred by EASA as a result of the sale by the Borrower or any Subsidiary or Affiliate of the Borrower of outstanding debt securities of EASA) after the date hereof, the Borrower shall repay or cause to be repaid the Loans within 5 (five) Business Days of the receipt by the Borrower of Net Available Proceeds of such incurrence or issuance by the Borrower or such Subsidiary, as applicable (subject to clause (i) below), and thereafter any unused commitments shall be subject to automatic reduction, in an aggregate amount equal to 100% of such Net Available Proceeds and (ii) any incurrence of Indebtedness (other than as permitted by Sections 8.1(e), (i), (l), (o) and (p)) by the Target or any of its Subsidiaries (including any Net Available Proceeds of the refinancing of the Existing Notes in excess of $320,000,000 (such Net Available Proceeds, the “Excess PESA Proceeds”)) after the Commitment Date, the Borrower shall repay or cause to be repaid the Loans within five (5) Business Days of the date of the Shareholder Merger Approval (subject to clause (i) below), in an aggregate amount equal to (x) if the Refinancing Proceeds Conditions are satisfied on or prior to the required date of such prepayment pursuant to this clause (c)(ii) after giving pro forma effect to such prepayments, 50% of the Net Available Proceeds of such incurrence or issuance by the Target or such Subsidiary, as applicable; provided that the Target or such Subsidiary shall not be able to retain more than $90,000,000 of the Excess PESA Proceeds and (y) otherwise, 100% of the Net Available Proceeds of such incurrence or issuance by the Target or such Subsidiary, as applicable, and thereafter any unused Commitments shall be subject to automatic reduction, in an aggregate amount equal to such prepayment.

(d)               TGS Sale.  In the event any proceeds from the TGS Sale are received by the Borrower or any of its Subsidiaries after the Closing Date, the Borrower will repay or cause to be repaid the Loans within five (5) Business Days following the receipt of any such Net Available Proceeds (subject to clause (i) below), and thereafter any unused Commitments shall be subject to automatic reduction, in an aggregate amount equal to 100% of such Net Available Proceeds.

(e)                Take-Out Debt.  In the event of any incurrence of Take-Out Debt by the Borrower or any of its Subsidiaries, whether in one transaction or a series of transactions, the Borrower shall repay or cause to be repaid the Loans within 3 (three) Business Days of the receipt by the Borrower or such Subsidiary of Net Available Proceeds of such incurrence (subject to clause (i) below) and thereafter any unused commitments shall be subject to automatic reduction, in an aggregate amount equal to 100% of such Net Available Proceeds.

(f)                Retained Borrower Share Sale.  In the event that (i) any Tender Offer Loans are disbursed on the Exchange Offer Date to pay the Exchange Offer Capital Gains Tax and (ii) there is a Retained Borrower Share Sale, the Borrower shall repay or cause to be repaid the Loans within 3 (three) Business Days of the receipt by the Borrower of Net Available Proceeds of such Retained Borrower Share Sale (subject to clause (i) below) and thereafter any unused commitments shall be subject to automatic reduction, in an aggregate amount equal to 100% of such Net Available Proceeds but not to exceed the aggregate amount of Tender Offer Loans disbursed on the Exchange Offer Date to pay the Exchange Offer Capital Gains Tax.

(g)               Repayments and/or Commitment reductions described in paragraphs (a) through (f) above shall be allocated to prepay outstanding Loans until such Loans have been repaid in full and then to reduce unused Commitments. Repayments of Loans shall be applied among Classes of Loans ratably according to the respective unpaid principal amounts of the Loans of such Classes. Repayments of Loans described in paragraph (d) above, and in paragraph (i) below to the extent such repayment pursuant to paragraph (i) arises from a prepayment event of the type described in paragraph (d) above, shall be applied (i) first to repay the JLA Loans ratably according to the respective unpaid principal amounts thereof, until the Reduction Threshold has been achieved, and (ii) thereafter in accordance with Section 4.9. Repayments of Loans described in paragraphs (a), (b), (c), (e) and (f) above, and in paragraph (i) below to the extent such repayment pursuant to paragraph (i) arises from a prepayment event of the type described in any of such paragraphs, shall be applied in accordance with Section 4.9.

(h)               Each prepayment made pursuant to this Section 4.3 shall be accompanied by (i) all interest accrued on the amount prepaid and (ii) all other amounts then due on, or with respect to, such portion of the Loans being prepaid, including any amounts owing under Section 2.10.

(i)                 Notwithstanding anything to the contrary in this Agreement, except as permitted under Argentine Law and the Central Bank’s Regulations, no mandatory prepayment in respect of Dollar Loans shall be required to be made pursuant to this Section 4.3 prior to the date that is 120 days after the Closing Date (or such earlier date as permitted under Argentine Law and the Central Bank’s Regulations) (the “Permitted Application Date”); provided, that any amount of Dollars that is otherwise required to be applied to prepay Dollar Loans prior to the Permitted Application Date pursuant to clauses (a) through (e) of this Section 4.3 shall instead be deposited by the Borrower or its applicable Subsidiary in the Collateral Account in accordance with Section 7.17 hereof until the Permitted Application Date and shall be applied on the Permitted Application Date to prepay the Dollar Loans in accordance with this Section 4.3.

4.4              Payments Generally.  Each payment of principal, interest and other amounts to be made under this Agreement and the other Credit Documents shall (unless otherwise specified therein) be made in (i) for amounts owing in respect of Dollar Loans and Dollar Commitments, Dollars and (ii) for amounts owing in respect of Peso Loans and Peso Commitments, Pesos, in each case, in immediately available funds, without deduction, set off or counterclaim, to the applicable Administrative Account not later than 11:00 a.m. (Local Time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

If at the time when any payment by a Loan Party or Borrower in connection with a Dollar Loan is due hereunder or under any other Credit Document there is any restriction or prohibition on access to the Argentine exchange market or a requirement to have prior authorization of the Central Bank or any other Governmental Authority and such authorization is not available on the date when payment is due, to the fullest extent permitted by law, the Borrower or applicable Loan Party shall, at its own expense, obtain the required amount of Dollars to pay such amount due under the Credit Documents, through: (i) the purchase with Pesos of any Dollar-denominated public or private bond or tradable debt or equity security listed in Argentina and the subsequent transfer and sale thereof outside of Argentina for Dollars; (ii) the purchase of Dollars in any market in which Dollars may be purchased, with any legal tender; or (iii) any other lawful mechanism for the acquisition of Dollars in the Argentine exchange market. The Borrower and each Loan Party shall be liable for and shall pay all taxes, costs, fees and expenses payable in connection with the transactions referred to herein for the purchase of Dollars to effect payment of any amount due and owing hereunder. Interest shall continue to accrue as specified in this Agreement on any amounts that are not paid on the due date therefor as a result of the Borrower or any other Loan Party’s entering into or consummating any transaction to obtain Dollars to make any required payment hereunder or any other Credit Document and such shall continue to accrue until full payment of such amount due is made to the Administrative Agent, the Argentine Paying Agent or the Lenders, as the case may be, in accordance with this Agreement and the other Credit Documents. Notwithstanding anything to the contrary contained in this Agreement or in any obligation of the Borrower to any other Person, nothing shall be construed to relieve or otherwise affect the unconditional obligation of the Borrower to satisfy all payment and other obligations under this Agreement on or prior to the due dates thereof.  Nothing in this Agreement shall prejudice the rights, powers and discretions of any Agent under any of the Security Documents.

The Borrower and each Loan Party hereby acknowledges and agrees that this Agreement and the other Credit Documents constitute a cross-border financing and any Dollar Loan or disbursements made by any Lender hereunder will be made in Dollars and, therefore, it is of the essence of this Agreement that any and all payments made by the Borrower or any other Loan Party hereunder or under any other Credit Document in connection with any Dollar Loan is made exclusively in Dollars.  The Borrower and each other Loan Party hereby expressly waives in accordance with Section 765 of the Argentine Civil and Commercial Code any right to pay in Pesos any amount due under this Agreement or any other Credit Document.

4.5              Application of Payments.  The Borrower shall, subject to Sections 4.3(g) and 4.9, at the time of making each payment under this Agreement and the other Credit Documents for the account of any Lender, specify to the Administrative Agent or the Argentine Paying Agent, as applicable (which Agent shall notify the intended recipient(s) thereof), the amounts payable by the Borrower hereunder and direct the Administrative Agent or the Argentine Paying Agent, as applicable, as to which Loans such payment it is to be applied (and in the event that the Borrower fails to so specify, such payment may be distributed to the Lenders for application in such manner as the Majority Lenders, subject to Section 4.9 and Section 12.20(a), may determine to be appropriate).

4.6              Payments by Agents to Lenders.  Subject to Section 4.5, each payment received by (x) the Administrative Agent under this Agreement for account of any Dollar Lender or (x) the Argentine Paying Agent under this Agreement for account of any Peso Lender shall be paid by the applicable Agent promptly to such Lender, but in any event within one (1) Business Day, for account of such Lender’s applicable Lending Office.

4.7              Application of Insufficient Payment.  Subject to Section 12.20(a), if at any time insufficient funds are available to an Agent to pay fully all amounts of principal, interest, fees and other amounts then due and payable hereunder, such funds shall be applied (a) first, to pay any amounts (including any fee, reimbursement and indemnification amounts) then due and payable to each Agent, the Account Bank or the Securities Intermediary in capacity as such, (b) then, to pay interest then due and payable hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest then due and payable to such parties, (c) then, to pay fees then due and payable hereunder, ratably among the parties entitled thereto in accordance with the amounts of fees then due and payable to such parties, (d) then, to pay principal then due and payable hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due and payable to such parties, and (e) then, to pay other amounts then due and payable hereunder to Persons other than the Borrower, ratably among the parties entitled thereto in accordance with the amounts of such other amounts then due and payable to such parties.

4.8              Non-Business Days.  If the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day (unless otherwise specified herein), such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

4.9              Pro Rata Treatment.  Except to the extent otherwise expressly provided herein, (a) the Loans of each Class shall be made, and any reduction of Commitments shall be made, pro rata according to the respective amounts of the Commitments of such Class, (b) each payment or prepayment of principal of the Loans shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them and (c) each payment of interest and fees on the Loans shall be made for account of the applicable Lenders pro rata in accordance with the respective amounts of interest on the Loans then due and payable to them.

4.10          Computations.  All computations of interest and fees hereunder shall be made (a) for Dollar Loans on the basis of a year of 360 days and (b) for Peso Loans on the basis of a year of 365 days, in each case, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fee is payable; provided that computations of interest at the Base Rate hereunder shall be made on the basis of a 365 or 366 day year, as the case may be, and the actual number of days elapsed.

4.11          Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate on any Loan, together with all fees and charges that are treated as interest under applicable Law, as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable Law, the rate of interest payable hereunder, together with all such fees and charges payable to such Lender, shall be limited to such maximum lawful rate, provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

4.12          Non-Receipt of Funds by Agents.  Unless the Administrative Agent shall have been notified in writing by any Lender or the Borrower (the “Payor”) prior to the date on which the Payor is to make payment to the Administrative Agent or the Argentine Paying Agent, as applicable, (in the case of a Lender) of the proceeds of a Loan to be made by such Lender hereunder or (in the case of the Borrower) of a payment to the Administrative Agent or the Argentine Paying Agent, as applicable, for account of one or more of the Lenders hereunder (any such payment being herein called the “Required Payment”) that such Lender or the Borrower, as the case may be, will not make the Required Payment, the applicable Agent may (but shall not be required to) assume that the Payor is making the Required Payment available to such Agent and, in reliance upon such assumption, make available to the Lenders or the Borrower, as the case may be, a corresponding amount.  If such amount is not made available to the applicable Agent by the required time on such date, the Payor shall pay to the applicable Agent, within one Business Day after demand, such amount with interest thereon at a rate (in the case of a Lender) equal to the rate specified by the applicable Agent as its cost of funding such amount for the period and (in the case of the Borrower) equal to the rate specified in Section 2.7(c), in each case until such amount is made available to the applicable Agent.  A certificate of the Administrative Agent or the Argentine Paying Agent, as applicable, submitted to any Payor with respect to any amounts owing under this Section 4.12 shall be conclusive in the absence of manifest error.

4.13          Set-Off; Sharing Among Lenders.

(a)                Set-Off.  Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of such Person now or hereafter existing under this Agreement or any other Credit Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower may be contingent or unmatured; provided that the right of set-off shall not apply to deposits of the Borrower held in accounts at any Argentine branch of Citibank, N.A., Argentina Branch, Banco de Galicia y Buenos Aires S.A., Banco Hipotecario S.A. or Industrial and Commercial Bank of China Ltd. other than accounts Nos.                 ,                  ,             and               , respectively; provided, further, that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent or the Argentine Paying Agent, as applicable, for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender under this Section 4.13 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

(b)               Sharing Among Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that (x) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (y) the provisions of this clause (b) shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to an assignee or Participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this clause (b) shall apply).

(c)                Participants.  Any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)               Exercise of Rights Not Required.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower or any of its Subsidiaries.

4.14          Taxes.

(a)                Any and all payments by or on account of any obligation of the Borrower under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.14) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.  Notwithstanding the foregoing, and for the avoidance of doubt, nothing herein shall be construed to obligate the Administrative Agent to determine the duties or liabilities of the Borrower or any paying agent of the Borrower with respect to any deductions and/or withholdings required by any Law or Governmental Authority outside the United States, or to pay any such deductions or withholdings to any such Governmental Authority.

(b)               The Borrower shall, within 10 days of demand therefor, indemnify the Lenders and Agents against, and reimburse the Lenders and Agents upon demand for, any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.14) paid or payable at any time by any Lender or any Agent, whether or not such Taxes were correctly or legally imposed by the relevant Governmental Authority and any incremental loss, liability, claim or expense, including legal fees, that the Lenders or Agents may incur at any time arising out of or in connection with any failure of the Borrower to make any payment of Indemnified Taxes when due.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by an Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Operational Stamp Taxes applicable to Peso Loans shall be paid to the Argentine Paying Agent on each payment date.

(c)                The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent or the Argentine Paying Agent, as applicable, timely reimburse it for the payment of, any Other Taxes (including, without limitation, any applicable stamp tax).

(d)               As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 4.14, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent or the Argentine Paying Agent, as applicable, at the time or times reasonably requested by the Borrower, the Administrative Agent or the Argentine Paying Agent, such properly completed and executed documentation reasonably requested by the Borrower, the Administrative Agent or the Argentine Paying Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower, the Administrative Agent or the Argentine Paying Agent, shall deliver such other documentation prescribed by applicable Law as will enable the Borrower, the Administrative Agent or the Argentine Paying Agent to determine whether or not such Lender is subject to backup withholding.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(f)                If a payment made to a Lender under any Credit Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent or the Argentine Paying Agent, as applicable, at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower, the Administrative Agent or the Argentine Paying Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) as may be necessary for the Borrower and the Administrative Agent or the Argentine Paying Agent, as applicable, to comply with their obligations under FATCA and to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)               Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 4.14 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent or the Argentine Paying Agent, as applicable, in writing of its legal inability to do so.

(h)               If any party determines, in its sole discretion exercised in good faith, that it has received a credit for or refund of any Taxes as to which it has been indemnified pursuant to this Section 4.14 (including by the payment of additional amounts pursuant to this Section 4.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.14(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 4.14(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.14(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                 Notwithstanding anything herein to the contrary, so long as no Event of Default has occurred and is continuing, no Lender, Participant or assignee under this Agreement shall be entitled to any compensation pursuant to this Section 4.14 in excess of the amount that would have been payable to a Lender that was a bank or other financial institution that satisfied the following requirements of section 93.c of the Argentine income tax law: (i) is overseen by the respective central bank or equivalent authority in its jurisdiction and (ii) either (x) is located in a jurisdiction not deemed as a non-cooperative jurisdiction for fiscal transparency purposes by the Argentine income tax law or (y) is located in a jurisdiction that has executed an tax exchange information treaty with Argentina and in which no banking, stock market or other kind of secrecy may be invoked pursuant to such jurisdiction’s domestic regulations against an information request by the respective tax authorities.

4.15          Mitigation Obligations; Replacement of Lenders.

(a)                Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.9, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.14 (but in the case of Section 4.14 only to the extent the obligation to pay any such Indemnified Taxes or additional amounts results from a Change in Law after the Closing Date), then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.9 or Section 4.14, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in such Lender’s reasonable judgment.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)               Replacement of Lenders.  If any Lender requests compensation under Section 2.9, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.14 (but in the case of Section 4.14 only to the extent the obligation to pay any such Indemnified Taxes or additional amounts results from a Change in Law after the Closing Date), or if any Lender is a Defaulting Lender, or the Borrower or the Administrative Agent has requested the Lenders to consent to a departure from or a waiver of any provisions of the Credit Documents or to agree to any amendment thereto, in each case requiring the consent of “each Lender” or “each Lender directly affected thereby” with respect to which Majority Lender consent has been obtained and a Lender does not agree to such consent, waiver or amendment, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.3), all of its interests, rights and obligations under this Agreement and the Checks to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that such assignment or delegation shall be required only if:

(i)                 the Borrower shall have paid to the Administrative Agent or the Argentine Paying Agent, as applicable, the assignment fee specified in Section 12.3;

(ii)               such Lender shall have received payment of an amount equal to the aggregate outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under its Checks (including any amounts under Section 2.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)             in the case such assignment or delegation resulting from a claim for compensation under Section 2.9 or payments required to be made pursuant to Section 4.14, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)             no Event of Default shall have occurred and is continuing;

(v)               such assignment or delegation does not conflict with applicable Law; and

(vi)             the circumstances entitling the Borrower to require such assignment and delegation have not ceased to apply.

Section 5.                Conditions Precedent

5.1              Conditions Precedent to Closing Date.  The obligation of the Lenders to make the Closing Date Dollar Loans on the Closing Date shall be subject to the conditions precedent that the Administrative Agent shall have received each following documents and each of the following conditions shall have occurred, or shall occur concurrently therewith, each in form and substance reasonably satisfactory to the Lenders:

(a)                The Administrative Agent shall have received counterparts of this Agreement, duly executed and delivered by the Borrower.

(b)               The Administrative Agent shall have received a certificate from the Borrower, dated the Closing Date, signed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto, certifying the names and true signatures of the officers of the Borrower authorized to sign the Credit Documents and attaching true, correct and complete copies of (i) the Organizational Documents of the Borrower, (ii) the necessary resolutions of the board of directors (and/or other relevant governing body) of the Borrower, each certified by an Authorized Officer of the Borrower (which certificate shall state that such resolutions are in full force and effect on the Closing Date) and (iii) a good standing certificate relating to the legal existence (to the extent applicable and available in the particular jurisdiction) of the Borrower.

(c)                The Agents and the Lenders shall have received the following legal opinions:

(i)                 an opinion of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel for the Joint Lead Arrangers;

(ii)               an opinion of Bruchou, Fernández Madero & Lombardi Abogados, special Argentina counsel for the Joint Lead Arrangers;

(iii)             an opinion of Cleary Gottlieb Steen & Hamilton LLP, special United States counsel for the Loan Parties and

(iv)             an opinion of Salaverri, Dellatorre, Burgio & Wetzler Malbrán Abogados, special Argentina counsel for the Loan Parties.

(d)               The Administrative Agent shall have received a certificate of the chief financial officer or similar Authorized Officer of the Borrower dated the Closing Date, substantially in the form of Exhibit D, certifying that the Borrower and its Subsidiaries are Solvent on a consolidated basis and will be Solvent on a consolidated basis after giving pro forma effect to the Transactions.

(e)                The Administrative Agent shall have received satisfactory evidence that all Governmental Approvals and consents of, and notices to, any other Person, but only to the extent such Governmental Approvals, consents, and notices are required in connection with the following, have been obtained, or made, and are in full force and effect:  (i) the due execution, delivery, recordation, filing or performance by the Loan Parties of the Credit Documents, the consummation of the Closing Date Transactions and (ii) if the proceeds of the Dollar Loans will not be exchanged into Pesos through the Argentine foreign exchange market, prior written consent from the Central Bank shall be obtained authorizing access to the Argentine foreign exchange market for the Borrower to purchase Dollars and transfer them abroad to pay from time to time, or prepay, principal, interest and any other amount owing under the Loans.

(f)                The Lenders shall have received copies of (i) the audited annual consolidated and unconsolidated financial statements of the Borrower for the fiscal years ended December 31, 2013, 2014 and 2015, and (ii) unaudited quarterly consolidated and unconsolidated financial statements of the Borrower and the Target for the fiscal quarters ended March 31, 2016.

(g)               The Administrative Agent shall have received an acceptance letter regarding each Loan Party’s appointment of the Process Agent, duly executed and delivered by the Process Agent.

(h)               All fees and expenses required to be paid under the Credit Documents (including the Fee Letters as applicable) on or prior to the Closing Date, in each case to the extent invoiced at least two (2) Business Days prior to the Closing Date, shall have been paid.

(i)                 At least five (5) days prior to the Closing Date, each Agent and each Lender shall have received such documentation and other information about the Loan Parties required under applicable client onboarding procedures or “know your customer” or anti-money laundering rules and regulations, including the USA PATRIOT Act, as has been reasonably requested in writing at least 10 days prior to the Closing Date.

(j)                 The Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.2.

(k)               Each Lender shall have received (i) a Check duly executed by the Borrower, in accordance with Section 2.4 in respect of the Closing Date Dollar Loans and (ii) a Form FR U-1 or FR G-3, as applicable, duly completed and executed by the Borrower.

(l)                 (i) The terms and conditions of (x) each Other Financing Source (other than any issuance of Capital Stock (other than Disqualified Equity)) and (y) the Closing Date Intercompany Debt, shall be reasonably satisfactory to the Lenders; provided that (A) the terms of the YPF Participation contained in the Memorandum of Understanding delivered to the Lenders on April 28, 2016 shall be deemed to be reasonably satisfactory to the Lenders and (B) the terms of the PEPASA Participation substantially consistent with those terms of the YPF Participation contained in the Memorandum of Understanding delivered to the Lenders on April 28, 2016 shall be deemed to be reasonably satisfactory to the Lenders.

(m)             The Collateral Coverage Ratio, calculated on a pro forma basis after giving effect to the Transactions, shall be at least 1.50:1.00.

(n)               The outstanding principal amount of the Closing Date Dollar Loans, when fully drawn, shall not exceed the Maximum Loan Value (as defined in Regulation U) of the Collateral.

5.2              Conditions Precedent to Release Date.  The release by the Administrative Agent of the Closing Date Dollar Loans on the Release Date in accordance with Section 10.9 shall be subject to the conditions precedent that (i) the Closing Date shall have occurred and (ii) the Administrative Agent shall have received each following documents and each of the following conditions shall have occurred, or shall occur concurrently therewith, each in form and substance reasonably satisfactory to the Lenders:

(a)                The Administrative Agent shall have received counterparts of each of the following Credit Documents, duly executed and delivered by each applicable Loan Party:

(i)                 the PPSL Pledge and Security Agreement,

(ii)               the PPSL Securities Account Control Agreement,

(iii)             the Borrower Pledge and Security Agreement,

(iv)             the Borrower Securities Account Control Agreement, and

(v)               the Collateral Account Control Agreement.

(b)               The Collateral Agent or the Argentine Collateral Agent, as applicable, shall have (x) on behalf of the Closing Date Lenders, a first-priority perfected security interest in the Closing Date Loan Collateral (other than, for the avoidance of doubt, the items in (iii) and (iv) of the definition thereof) as of the Release Date (free and clear of all Liens (other than Liens permitted under Section 8.2(a) or (c))) and (y) on behalf of the Tender Offer Lenders, a first-priority perfected security interest in the Tender Offer Loan Collateral as of the Release Date (free and clear of all Liens (other than Liens permitted under Section 8.2(a) or (c))); provided that the only steps required to perfect the Collateral on the Release Date shall be (x) the execution by the Borrower and PPSL, of the applicable Security Documents referred to in clauses (i) through (v) above, (ii) the registration of the Acquired Shares in the name of the Securities Intermediary on the books and records of the Depositary, (iii) the execution of the Borrower PPSL Pledge Agreement in accordance with Section 7.12(c) and the amendment of the PPSL bylaws in accordance with Section 7.12(d) and (iv) the filing, or arrangements for filing, with the Recorder of Deeds of the District of Columbia a UCC-1 financing statement covering the Collateral.  The Acquired Shares shall be registered in the name of the Securities Intermediary on the books and records of the Depositary and shall be credited in a segregated securities account at the Securities Intermediary that is subject to the PPSL Securities Account Control Agreement.

(c)                The Administrative Agent shall have received a certificate from PPSL dated the Release Date, signed by an Authorized Officer of PPSL, substantially in the form of Exhibit C hereto, certifying the names and true signatures of the officers of PPSL authorized to sign the Credit Documents and attaching true, correct and complete copies of (i) the Organizational Documents of PPSL, (ii) the necessary resolutions of the board of directors (and/or other relevant governing body) of PPSL, each certified by an Authorized Officer of PPSL (which certificate shall state that such resolutions are in full force and effect on the Release Date) and (iii) good standing certificates relating to the legal existence (to the extent applicable and available in the particular jurisdiction) of PPSL.

(d)               The Administrative Agent shall have received satisfactory evidence that all Governmental Approvals and consents of, and notices to, any other Person, but only to the extent such Governmental Approvals, consents, and notices are required in connection with the Acquisition and the consummation of the other Release Date Transactions have been obtained, or made, and are in full force and effect; provided that such condition in respect of the Acquisition shall be deemed to be satisfied through the satisfaction of any conditions precedent relating to government and regulatory approvals in the Acquisition Agreement.

(e)                The Agents and the Lenders shall have received the following legal opinions:

(i)                 an opinion of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel for the Joint Lead Arrangers;

(ii)               an opinion of Bruchou, Fernández Madero & Lombardi Abogados, special Argentina counsel for the Joint Lead Arrangers;

(iii)             an opinion of Cleary Gottlieb Steen & Hamilton LLP, special United States counsel for the Loan Parties and

(iv)             an opinion of Salaverri, Dellatorre, Burgio & Wetzler Malbrán Abogados, special Argentina counsel for the Loan Parties.

(f)                The Administrative Agent shall have received (i) a certificate from an Authorized Officer of the Borrower, dated the Release Date, substantially in the form of Exhibit E certifying that (1) the Acquisition Agreement has been executed and delivered by all parties thereto, together with a copy of the Acquisition Agreement certified by such officer as true and complete, (2) each Other Financing Source Document has been executed and delivered by all parties thereto, together with a copy of each Other Financing Source Document certified by such officer as true and complete, (3) as of the Release Date, the Acquisition shall be consummated simultaneously with the release of the Closing Date Dollar Loans hereunder in accordance with the terms of the Acquisition Agreement but without giving effect to any amendment, modification or waiver thereof, or any consent thereunder, which is materially adverse to the Borrower or the Lenders without the prior consent of each Joint Lead Arranger (such consent not to be unreasonably withheld or delayed) and (4) as of the Release Date (after giving pro forma effect to the Release Date Transactions) each of the conditions set forth in Sections 5.2(i) and (j) shall be satisfied; and (ii) (1) a funds flow memorandum (the “Funds Flow”) demonstrating the use of proceeds and process of the payment of all required funds to consummate the Acquisition (including without limitation (A) the funding on the Release Date of (x) the Borrower’s Cash Requirement in a minimum aggregate principal amount of $203,000,000 and (y) each Other Financing Source (other than the Additional Exchangeable Loans) in an aggregate principal amount of $275,000,000 and (B) the release from escrow of the Net Available Proceeds from the TGS Sale in a minimum aggregate principal amount of $153,000,000) and (2) an irrevocable letter of instructions from the Borrower to the Administrative Agent providing for the immediate transfer of all proceeds of the Loans remitted to the Borrower in accordance the Funds Flow.

(g)               The Borrower’s Cash Requirement, together with the proceeds of the Loans and the Other Financing Sources shall be sufficient to (x) pay the Acquisition Consideration and (y) pay the Tender Offer Consideration.

(h)               The Collateral Agent shall have received (i) a recent Lien and judgment search in each relevant jurisdiction with respect to each Loan Party and (ii) evidence of the release of all Liens (if any), except for the Liens purported to be created pursuant to the Security Documents, on the Collateral.

(i)                 Since December 31, 2015, there shall not have been any event, change or development that, individually or in the aggregate, (i) has had or could reasonably be expected to have, a Material Adverse Effect, or (ii) has had or could reasonably be expected to have a Target Material Adverse Effect.

(j)                 The (a) Specified Acquisition Agreement Representations, and (b) the Specified Representations shall be true and correct in all material respects (except, in each case, to the extent such representations are qualified as to “materiality”, “material adverse effect” or words to similar effect, in which case such representations shall be true and correct in all respects).

(k)               The Existing Notes shall have been refinanced.

(l)                 The Collateral Coverage Ratio, calculated on a pro forma basis after giving effect to the Transactions, shall be at least 1.50:1.00.

(m)             The outstanding principal amount of the Closing Date Dollar Loans, when fully drawn, shall not exceed the Maximum Loan Value (as defined in Regulation U) of the Collateral.

5.3              Conditions Precedent to Exchange Offer Date. The obligation of each Lender to disburse the Tender Offer Loan to be made by it on the Exchange Offer Date shall be subject to the conditions precedent that (i) the Closing Date and the Release Date each shall have occurred and (ii) the Administrative Agent shall have received each following documents and each of the following conditions shall have occurred, or shall occur concurrently therewith, each in form and substance reasonably satisfactory to the Lenders:

(a)                The Administrative Agent and the Argentine Paying Agent, as applicable, shall have received a Notice of Borrowing meeting the requirements of Section 2.2.

(b)               Each Lender shall have received (i) a Check duly executed by the Borrower, in accordance with Section 2.4, in respect of the Tender Offer Loans and (ii) an amended Form FR U-1 or FR G-3, as applicable, duly completed and executed by the Borrower.

(c)                The Administrative Agent shall have received a certificate from an Authorized Officer of the Borrower, dated the Exchange Offer Date, certifying that:

(i)                 both immediately prior to the making of the Tender Offer Loans and after giving effect thereto and to the intended use thereof, (x) no Default or Event of Default shall have occurred and be continuing and (y) each of the representations and warranties made in Section 6 hereof and in each other Credit Document shall be true and correct in all material respects (except, in each case, to the extent such representations are qualified as to “materiality”, “material adverse effect” or words to similar effect, in which case such representations shall be true and correct in all respects); and

(ii)               as of the Exchange Offer Date, the Exchange Offer shall be consummated simultaneously with the funding of the Tender Offer Loans hereunder.

(d)               The Collateral Coverage Ratio, calculated on a pro forma basis after giving effect to the consummation of the Exchange Offer and the Borrowing of the Tender Offer Loans on the Exchange Offer Date, shall be at least 1.50:1.00.

(e)                After giving pro forma effect to the Borrowing of the Tender Offer Loans on the Exchange Offer Date and the consummation of the Exchange Offer, the outstanding principal amount of the Tender Offer Loans shall not exceed the amount thereof permitted under Regulation U.

5.4              Conditions Precedent to Tender Offer Date.  The obligation of each Lender to disburse the Tender Offer Loan to be made by it on the Tender Offer Date shall be subject to the conditions precedent that (i) the Closing Date and the Release Date each shall have occurred and (ii) the Administrative Agent shall have received each following documents and each of the following conditions shall have occurred, or shall occur concurrently therewith, each in form and substance reasonably satisfactory to the Lenders:

(a)                The Administrative Agent and the Argentine Paying Agent, as applicable, shall have received a Notice of Borrowing meeting the requirements of Section 2.2.

(b)               Each Lender shall have received (i) a Check duly executed by the Borrower, in accordance with Section 2.4, in respect of the Tender Offer Loans and (ii) an amended Form FR U-1 or FR G-3, as applicable, duly completed and executed by the Borrower.

(c)                The Administrative Agent shall have received a certificate from an Authorized Officer of the Borrower, dated the Tender Offer Date, certifying that:

(i)                 both immediately prior to the making of the Tender Offer Loans and after giving effect thereto and to the intended use thereof, (x) no Default or Event of Default shall have occurred and be continuing and (y) each of the representations and warranties made in Section 6 hereof and in each other Credit Document shall be true and correct in all material respects (except, in each case, to the extent such representations are qualified as to “materiality”, “material adverse effect” or words to similar effect, in which case such representations shall be true and correct in all respects); and

(ii)               as of the Tender Offer Date, the Tender Offer shall be consummated simultaneously with the funding of the Tender Offer Loans hereunder.

(d)               The Collateral Coverage Ratio, calculated on a pro forma basis after giving effect to the consummation of the Tender Offer and the Borrowing of the Tender Offer Loans, shall be at least 1.50:1.00.

(e)                After giving pro forma effect to the Borrowing of the Tender Offer Loans on the Tender Offer Date and the consummation of the Tender Offer, the outstanding principal amount of the Tender Offer Loans shall not exceed the amount thereof permitted under Regulation U.

Section 6.                Representations, Warranties and Agreements.  In order to induce the Lenders to enter into this Agreement and to make the Loans, the Borrower makes the following representations, warranties and agreements to the Secured Parties on a pro forma basis after giving effect to the consummation of the Acquisition on the date hereof and on the date of each Borrowing:

6.1              Legal Status.  Each of the Borrower and its Subsidiaries (a) is a duly organized and validly existing corporation or other legal entity (and in the case of the Borrower, it is a sociedad anónima) under the laws of the place of its incorporation or organization or formation, (b) has all requisite power and authority to own and/or lease its property and assets and to transact the business in which it is engaged and to do all things necessary or appropriate in respect of the business in which it is engaged, and (c) is duly qualified and is authorized to do business where such qualification and authorization is required and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or the conduct of its business requires such qualification, except in the case of this clause (c) in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.2              Power and Authority.  Each Loan Party has all requisite power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each such Credit Document as has been executed and delivered as of each date this representation and warranty is made.  Each Loan Party has duly executed and delivered each of the Credit Documents to which it is party that is required to be executed and delivered as of each date this representation and warranty is made, and each such Credit Document constitutes or, when executed and delivered, will constitute, the legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, except as enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity.

6.3              No Immunity; Commercial Acts.  Neither the Borrower nor any of its Subsidiaries, nor any of their properties has any immunity from the jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Laws of any jurisdiction.  Each Loan Party is subject to civil and commercial law with respect to its obligations under the Credit Documents to which it is party, and the making and performance of the Credit Documents to which it is party by it constitute private and commercial acts rather than public or governmental acts.

6.4              No Violation.  Neither the execution, delivery or performance by any Loan Party of any Credit Document to which it is a party, nor compliance by such Loan Party with the terms and provisions thereof, nor the use of the proceeds of the Loans as contemplated herein (a) contravenes any provision of any Law (including any Anti-Money Laundering Laws, Anti-Corruption Laws or Sanctions) or any order, writ, injunction or decree of any court or Governmental Authority binding on such Loan Party, (b) conflicts or is inconsistent with or results in any breach of any of the terms, covenants, conditions or provisions of, or constitutes a default in respect of any Material Agreement, or results in the creation or imposition of any Lien (other than the Liens created under the Credit Documents) upon any of the property or assets of such Loan Party, or (c) violates any provision of the estatutos sociales, articles of incorporation, bylaws or other Organizational Documents of such Loan Party.

6.5              Compliance with Laws.

(a)                Each of the Borrower and its Subsidiaries is in compliance with all applicable Laws and Governmental Approvals in respect of the conduct of their respective businesses and the ownership of their respective properties, except (i) as set forth in the Disclosure Letter and (ii) such non-compliance as could not reasonably be expected to result in a Material Adverse Effect; provided, however, that where such compliance relates to any Anti-Corruption Laws or Sanctions, each of the Borrower and its Subsidiaries is in compliance in all respects and subject to no exceptions.

(b)               For the five (5) years prior to the date hereof, the Borrower and its Subsidiaries have conducted their businesses in material compliance with applicable Anti-Money Laundering Laws.  For the five (5) years prior to the date hereof, none of the Borrower or any of its Subsidiaries or, any of their respective directors, officers or, to the Borrower’s knowledge and in connection with the Borrower or its Subsidiaries, employees (i) has taken any action that would constitute or give rise to a violation of the U.S. Foreign Corrupt Practices Act or the U.K. Bribery Act or a material violation of any other Anti-Corruption Law or (ii) is or has been subject to any action, proceeding, litigation, claim or, to the Borrower’s knowledge, investigation with regard to any actual or alleged violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.  The Borrower and its Subsidiaries have implemented, and maintain and enforce, policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries with applicable Anti-Money Laundering Laws and Anti‑Corruption Laws.

(c)                None of the Borrower or any of its Subsidiaries or any of their respective directors, officers or, to the Borrower’s knowledge, Affiliates, agents or employees (i) is a Sanctioned Person, (ii) is currently engaging or has during the five (5) years prior to the date hereof engaged in any dealings or transactions with, involving or for the benefit of a Sanctioned Person, or in or involving any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions, or (iii) is subject to any action, proceeding, litigation, claim or, to the Borrower’s knowledge, investigation with regard to any actual or alleged violation of Sanctions.

(d)               The Borrower’s use of proceeds under the Loans will not violate Regulations U or X.

6.6              Approvals.

(a)                Except as set forth on Schedule 6.6 and in the Disclosure Letter, no authorization, consent or approval of, or notice to or filing with, any Governmental Authority or any other Person is required to authorize, or is required in connection with, (a) the execution, delivery and performance by any Loan Party of any Credit Document to which it is party, (b) the legality, validity, binding effect or enforceability against any Loan Party of any such Credit Document, (c) the grant by any Loan Party of the Liens in the Collateral pursuant to the Security Documents, (d) the perfection or maintenance of the Liens in the Collateral created under the Security Documents (including the priority nature thereof); (e) the exercise by any Secured Party of its rights under the Credit Documents (provided, that an official translation by a sworn public translator into the Spanish language of any document in any language other than Spanish is required to bring an action thereon in the courts of Argentina) and service upon the Borrower (in the manner prescribed by Argentine Law) as a condition to the initiation of any proceeding for the enforcement thereof in the courts of Argentina, which preparation and service may be initiated subsequent to the circumstances giving rise to such initiation of proceedings; or (f) the consummation of the Acquisition in accordance with the terms of the Acquisition Agreement, except (i) in each case, such as have been obtained or made and are in full force and effect and (ii) solely in the case of clause (f) above, consents, approvals, registrations, filings or permits the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect or impair the validity of the Acquisition.

(b)               CNV has confirmed that it will only request a guarantee in connection with the Tender Offer at the end of the Tender Offer period.

6.7              Litigation. Except as set forth on Schedule 6.7 and in the Disclosure Letter, there is no litigation, arbitration, action, suit, investigation, claim or proceeding pending, or to the actual knowledge of the Borrower threatened, in respect of it or any of its Subsidiaries: (a) which would have a Material Adverse Effect, (b) which could affect the legality, validity, binding effect or enforceability against any Loan Party of any Credit Documents or of any of the transactions contemplated hereby or thereby or (c) which could materially and adversely affect the Collateral or adversely affect the security interests created under the Security Documents in favor of the Secured Parties.

6.8              Security Documents.

(a)                Each Security Document is effective to create a legal, valid and enforceable security interest in favor of the Collateral Agent or the Argentine Collateral Agent, as applicable, on behalf of the Secured Parties (or the equivalent thereof under Argentine Law or Spanish Law, as applicable) in the Collateral described in the such Security Document, free and clear of all other Liens (other than Liens permitted under Section 8.2(a)), and upon the taking of the steps set forth in Section 5.2(a), will create a first priority and perfected Lien thereon. Other than the Liens created pursuant to the Security Documents, no Lien exists on the Collateral.

(b)               No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Collateral described in the Security Documents except as set forth in Section 6.6 and Schedule 6.6.

6.9              Financial Statements; No Material Adverse Change.

(a)                The audited annual consolidated and unconsolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2015, together with the related audited statement of income of the Borrower and its Subsidiaries for the fiscal year then ended, were prepared in accordance with IFRS and fairly present in all material respects the financial condition and results of operations of the Borrower as of December 31, 2015 and for the period covered thereby.

(b)               The unaudited quarterly consolidated and unconsolidated balance sheet of the Borrower and its Subsidiaries for the fiscal quarters ended March 31, 2016, together with the related statement of income of the Borrower and its Subsidiaries for the three-month period then ended were prepared in accordance with IFRS and fairly present in all material respects the financial condition and results of operations of the Borrower as of March 31, 2016 and for the period covered thereby.

(c)                Since December 31, 2015, there has been no event, condition or circumstance that has had a Material Adverse Effect.

6.10          Properties; Insurance.

(a)                Each of the Borrower and its Subsidiaries has good title to all properties material to its business, free and clear of all Liens other than Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, would not be expected to result in a Material Adverse Effect.  Each of the Borrower and its Subsidiaries has a valid Leasehold interest in the properties material to its business used and not owned by it, free and clear of all Liens other than Permitted Liens and minor irregularities or deficiencies that, individually or in the aggregate, would not be expected to result in a Material Adverse Effect.

(b)               Following the Acquisition, the Borrower will own, directly or indirectly, the Acquired Shares; provided that on or within 7 days prior to the end of the Exchange Offer (or, if the Borrower has provided an instruction for such shares to be delivered directly to the receiving agent in the Exchange Offer, within 10 Business Days prior to the end of the Exchange Offer) the number of Acquired Shares required to be tendered pursuant to the terms of the Exchangeable Loans shall be delivered to the holders of the Exchangeable Loans, which shares shall be returned by such holders to, and owned by, the Borrower substantially simultaneously with the consummation of the Exchange Offer and at all times thereafter.

(c)                All tangible properties of the Borrower or any of its Subsidiaries (whether owned or leased) utilized in its business are in good working order and condition (except to the extent as could not reasonably be expected to have a Material Adverse Effect).

(d)               Each of the Borrower and its Subsidiaries maintains insurance against losses, damages or other risks (including risks and liability to Persons and property) as would reasonably be expected to be maintained by prudent and experienced Persons engaged in a business or businesses in jurisdictions which are the same as or similar to the one or ones in which such Person is engaged.

6.11          Material Agreements; Liens.

(a)                Neither the Borrower nor any of its Subsidiaries is in default under any material provision of any Material Agreement.

(b)               Schedule 6.11(b) is a complete and correct list of each Lien existing on the date hereof securing Material Indebtedness of any of the Borrower or its Subsidiaries.

(c)                Both before and after giving effect to the Transactions, neither the Borrower nor any of its Subsidiaries is in payment default under any contract, agreement or instrument that creates or evidences Material Indebtedness.

6.12          Intellectual Property.  Except as set forth in the Disclosure Letter, each of the Borrower and its Subsidiaries owns or validly and lawfully has the right to use, without restrictions or other obligations (except those that could not reasonably be expected to result in a Material Adverse Effect), each of the patents, trademarks, permits, service marks, trade names and licenses, that is necessary or advisable to continue to conduct its present business activities and, after the consummation of the Acquisition, the Borrower shall validly and lawfully own such intellectual property acquired pursuant to the Acquisition Agreement from the seller thereunder and its Affiliates.

6.13          Priority of Obligations.  The Obligations constitute unconditional and unsubordinated general obligations of the Borrower and rank pari passu in priority of payment with all other unsecured and unsubordinated Indebtedness of the Borrower.

6.14          True and Complete Disclosure.  All documents, reports or other written information pertaining to the Borrower and its Subsidiaries (including any confidential information memoranda, projections and other information) that have been furnished to the Agents or the Lenders or the representatives, agents or legal counsel by or on behalf of the Borrower or such Subsidiary are true and correct (with respect to information provided by the Target and its subsidiaries, to the Borrower’s actual knowledge after due inquiry) in all material respects and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained herein or therein not materially misleading.  There is no fact, event or circumstance known to the Borrower or any of its Subsidiaries that has not been disclosed to the Agents and the Lenders in writing, the existence of which could reasonably be expected to have a Material Adverse Effect.

6.15          ERISA; ANSES.

(a)                Neither the Borrower nor any ERISA Affiliate of the Borrower has or has ever maintained or contributed to (or has or has ever had an obligation to contribute to) any Plan or Multiemployer Plan.

(b)               The Borrower and its Subsidiaries have made all payments, if any, with respect to the Argentine social security system as required by applicable Law in Argentina to ANSES, except in each case (i) as set forth in the Disclosure Letter and (ii) to the extent that any non-payment would not reasonably be expected to have a Material Adverse Effect.

6.16          Labor Relations.  Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that would be reasonably likely to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, before any Governmental Authority with responsibility, authority or jurisdiction for such matters, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, (b) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries and (c) to the knowledge of the Borrower, no union organizing activities taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) (i) as set forth in the Disclosure Letter and (ii) such as could not have a Material Adverse Effect.

6.17          Tax Returns and Payments.  Each of the Borrower and its Subsidiaries has filed all tax returns required to be filed by it (and such tax returns are accurate and complete in all material respects) and has paid all taxes payable by it which have become due pursuant to such tax returns and all other taxes and assessments payable by it which have become due, except for those contested in good faith and by appropriate proceedings and for which adequate reserves have been established.

6.18          Availability and Transfer of Foreign Currency.  No requisite foreign exchange control approvals, registrations, other authorizations or filings by or with Argentina or any Governmental Authority thereof is required to authorize, or is required in connection with, (a) the execution, delivery and performance by the Borrower or any of its Subsidiaries of any Credit Document to which it is party or (b) the legality, validity, binding effect or enforceability against the Borrower or any of its Subsidiaries of any such Credit Document; provided, however, that in order to permit the Borrower access to U.S. Dollars for repayment under the Credit Documents, the proceeds of the Dollar Loans shall be settled in the Argentine FX Market.

6.19          Legal Form; Enforcement.  This Agreement is and each other Credit Document is, or when duly executed and delivered, will each be in proper legal form under the Laws of Argentina and Spain, as applicable for the enforcement thereof in such jurisdiction; and to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or each other Credit Document in Argentina and Spain, as applicable.  Under the Laws of Argentina and Spain, the choice of New York law to govern this Agreement is a valid choice of law, and any judgment or decision rendered in New York in respect of the Credit Documents will be recognized and applied in Argentina or Spain, as applicable, subject to the qualifications specified in the Argentine legal opinions or in the Spanish legal opinions, as applicable, delivered hereunder on the Release Date.  Under the Laws of Argentina and Spain, as applicable, the irrevocable submission by each of the Borrower and PPSL to the jurisdiction of the New York Courts, and consent to service of process and appointment by the Borrower of the Process Agent for service of process, in each case as set forth in this Agreement, is legal, valid, binding and enforceable.

6.20          Withholding Taxes.  Except for the withholding of income tax on interest and other payments by Borrower hereunder applicable pursuant to the Argentine Income Tax Law at the rate of 15.05% (unless a reduced withholding rate applies in accordance with a tax treaty to which Argentina is a party) and any applicable stamp tax, there is no income, stamp or Other Tax imposed (whether by withholding or otherwise) in Argentina including any political subdivision thereof or any Governmental Authority on or by virtue of the execution, delivery, performance or enforcement of, this Agreement, the Checks, any other Credit Document or any other document required to be delivered hereunder or thereunder.

6.21          Indebtedness.  Schedule 6.21 sets forth all Material Indebtedness (including Contingent Obligations) of the Borrower and its Subsidiaries showing the aggregate amount thereof and the name of the respective debtors and the Borrower (or Subsidiary) which has outstanding a Contingent Obligation in respect of such Indebtedness.  The Existing Notes have been refinanced in full.

6.22          Environmental Matters.   Except (x) as set forth in the Disclosure Letter and (y) as could not reasonably be expected to result in a Material Adverse Effect:

(a)                Each of the Borrower and its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any Governmental Approvals issued under such Environmental Laws;

(b)               There are no pending or, to the actual knowledge of the Borrower threatened, material Environmental Claims against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any such Environmental Claim arising out of the ownership, lease or operation by the Borrower or any Subsidiary of any Real Property formerly owned, leased or operated by the Borrower or such Subsidiary but no longer owned, leased or operated by the Borrower or such Subsidiary);

(c)                To the knowledge of the Borrower, there are no material facts, circumstances, conditions or occurrences (including the Release of any Hazardous Materials) with respect to the business or operations of the Borrower or any of its Subsidiaries, or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any Real Property formerly owned, leased or operated by the Borrower or such Subsidiary but no longer owned, leased or operated by the Borrower or such Subsidiary) or, to the knowledge of the Borrower, any property adjoining or adjacent to any such Real Property that could be reasonably expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law; and

(d)               Neither the Borrower nor any of its Subsidiaries has any time generated, used, treated or stored on, or transported Hazardous Materials to or from, or Released Hazardous  on or from, any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim.

6.23          Investment Company Act.  Neither the Borrower nor any Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940.

6.24          Use of Proceeds.  The proceeds of the Closing Date Dollar Loans shall be used solely to finance the Acquisition Consideration and for the payment of fees, costs and expenses incurred in connection with, the Transactions.  The proceeds of the Tender Offer Loans shall be used solely to finance the Tender Offer Consideration and payment of the Exchange Offer Capital Gains Tax and for the payment of fees, costs and expenses incurred in connection with the Tender Offer and Exchange Offer.

6.25          Solvency.  The Borrower and its Subsidiaries on a consolidated basis will be Solvent both immediately prior and immediately after giving effect to the Transactions, the consummation of the Tender Offer and the Borrowings hereunder.

6.26          Subsidiaries.  The Borrower has no Subsidiaries other than those listed on Schedule 6.26, and does not beneficially own, directly or indirectly, any Capital Stock of any other Person.

6.27          No Default.  Both immediately prior to the making of any Loans hereunder and after giving effect thereto and the intended use thereof, no Default or Event of Default hereunder has occurred or is continuing.

6.28          Acquisition Agreement.  Neither the Borrower nor (to the knowledge of the Borrower) the Seller is in default under the Acquisition Agreement.

(a)                Schedule 6.28(a) lists each exhibit, schedule, annex or other attachment to the Acquisition Agreement that provide the conditions required to be satisfied under the Acquisition Agreement for the consummation of the Acquisition, which conditions have been, or concurrently with the release of the Closing Date Dollar Loans from escrow in accordance with Section 10.9(d)(i) are reasonably expected to be, satisfied or waived in accordance with the Acquisition Agreement except such conditions as may be waived in such a manner as to permit the condition precedent in Section 5.2(f)(i)(3) to be satisfied.

(b)               Schedule 6.28(b) lists each exhibit, schedule, annex or other attachment to the Acquisition Agreement regarding Indebtedness of the Target and its Subsidiaries disclosed pursuant to the Acquisition Agreement;

(c)                Schedule 6.28(c) lists each exhibit, schedule, annex or other attachment to the Acquisition Agreement regarding Liens of the Target and its Subsidiaries disclosed pursuant to the Acquisition Agreement.

Section 7.                Affirmative Covenants.  The Borrower covenants and agrees that on and after the date hereof and so long as any Commitment or the Loans are outstanding and until the Obligations are paid in full:

7.1              Information Covenants.  The Borrower shall deliver to the Administrative Agent:

(a)                Quarterly Financial Statements.  As soon as available and in any event within 45 days after the end of each quarterly fiscal period of the Borrower and, prior to the Merger, the Target, a copy of the unaudited, consolidated and unconsolidated balance sheet and the related statements of income, retained earnings and cash flow of the Borrower and of the Target, as applicable, as at the end of, and for, such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, if any;

(b)               Annual Financial Statements.  As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower and, prior to the Merger, the Target, a copy of the audited, consolidated and unconsolidated balance sheet and the related statements of income, retained earnings and cash flow of the Borrower and of the Target, as applicable, as at the end of, and for, such year and any related audit letter, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an unqualified opinion thereon of such firm of independent certified public accountants of recognized international standing, which opinion shall state that said financial statements fairly present the financial condition and results of operations of the Borrower or of the Target, as applicable, as at the end of, and for, such fiscal year, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default;

(c)                Officer’s Certificate.  At the time each set of financial statements pursuant to Section 7.1(a) or (b) above is furnished (or deemed furnished), an officer’s certificate signed by an Authorized Officer of the Borrower, which certificate shall (i) state that said financial statements fairly present the consolidated and unconsolidated financial condition and results of operations of the Borrower or of the Target, as applicable, consistently applied, as at the end of, and for, such periods (subject, in the case of financial statements furnished pursuant to Section 7.1(a), to normal year-end audit adjustments), (ii) certify that as of the date thereof, no Default or Event of Default shall have occurred or, if any Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (iii) in the case of a certificate delivered in connection with the financial statements of the Borrower, set forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the provisions of Sections 8.11 and 8.12 on the date of such financial statements;

(d)               Notice of Default or Litigation.  As promptly as practicable and in any event within three (3) Business Days after any officer or director of the Borrower obtains knowledge thereof (and concurrently with, or prior to, disclosing any of the following to any other creditor of the Borrower), notice of an Authorized Officer of the Borrower of (i) the occurrence of any event which constitutes a Default or Event of Default, and (ii) any event (including with regards to any dispute, litigation, Environmental Claim, investigation or other proceeding) which could reasonably be expected to have a Material Adverse Effect, in each case describing the actions that the Borrower has taken or intends to take with respect to such event or occurrence;

(e)                Other Financing Sources.  No later than the date of execution thereof, the Borrower shall notify the Administrative Agent of any amendment to the terms of any Other Financing Source or to any Other Financing Source Document; provided that the Borrower shall use commercially reasonable efforts to notify the Administrative Agent prior to the execution of any such amendment and to allow the Administrative Agent and the Lenders at least five (5) Business Days to reasonably determine whether such amendment is materially adverse to the interests of the Lenders;

(f)                Regulatory Indebtedness.  No later than the date of incurrence thereof, the Borrower shall notify the Administrative Agent of the incurrence of any Regulatory Indebtedness and shall provide the Lenders with documentation evidencing such Regulatory Indebtedness; provided, that the Majority Lenders shall determine within 10 Business Days (or such longer period as reasonably requested by the Majority Lenders in writing within 10 Business Days, such longer period not to exceed 30 days) of the receipt of documentation evidencing such Regulatory Indebtedness whether the terms of such Regulatory Indebtedness are acceptable to the Lenders, such determination not to be unreasonably withheld or conditioned; provided, further, that if the Administrative Agent (acting at the direction of the Majority Lenders) has not notified the Borrower within 10 Business Days (or such longer period as reasonably requested by the Lenders in writing within 10 Business Days) of the receipt of documentation evidencing such Regulatory Indebtedness that the terms of such Regulatory Indebtedness are not acceptable to the Majority Lenders, then the terms of such Regulatory Indebtedness shall be deemed to be acceptable to the Lenders; and

(g)               Other Information.  From time to time such other information regarding the financial condition, operations or business of the Borrower and its Subsidiaries as may be reasonably requested by the Administrative Agent or any Lender.

Information required to be delivered pursuant to clause (a) or (b) of this Section 7.1 shall be deemed to have been delivered to the Lenders on the date on which the Borrower provides written notice to the Administrative Agent that such information has been posted on the Borrower’s website on the Internet at http://www.pampaenergia.com/ or in an internet or intranet website to which each Lender has access or is available on the website of the U.S. Securities and Exchange Commission or any successor at http://www.sec.gov (to the extent such information has been posted or is available as described in such notice); provided, that for the avoidance of doubt, the Administrative Agent shall have no obligation to procure and distribute any such information.

7.2              Compliance with Laws.

(a)                The Borrower shall, and shall cause its Significant Subsidiaries to, comply with all applicable requirements of Law, including all relevant Governmental Approvals, Environmental Laws and ERISA, except where any failure so to comply could not individually or in the aggregate have a Material Adverse Effect, and except that the Borrower may, at its expense, contest by appropriate proceedings conducted in good faith the validity or application of any such requirement of Law, so long as (i) none of the Secured Parties or the Borrower would be subject to any criminal liability for failure to comply therewith and (ii) such contest does not involve any material risk of the sale, forfeiture or loss of all or substantially all of the Collateral.

(b)               The Borrower shall, and shall cause its Subsidiaries to, continue to maintain and enforce policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.  The Borrower shall promptly notify the Lenders, to the extent that any such notification does not violate applicable Law (including any applicable privilege), in the event that it or any of its Subsidiaries, or any of their respective directors, officers or employees becomes a Sanctioned Person.

(c)                The Borrower shall transfer the proceeds of the Dollar Loans to Argentina to an account opened in dollars and sell them for Pesos in the Argentine exchange market and credit the resulting amount of Pesos in an account opened at a local financial entity licensed under Argentine Law No. 21,526 (as amended and supplemented), authorized to operate in the Argentine exchange market, as proceeds, so as to (i) comply with the Argentinean exchange control regulations, and (ii) to comply with the information requirements set forth in Communication “A” 3602, as amended by Communication “A” 4602 (as amended and supplemented or replaced from time to time), both issued by the Central Bank and together with the information and/or the filing of any documents required from time to time by any Argentine bank, as provided for in Argentinean exchange control regulations within 120 days from the disbursement of the Loan; and make any and all payments and prepayments hereunder in accordance with and in full compliance with Argentinean exchange control regulations. Any payment or prepayment hereunder received by the Administrative Agent, the Argentine Paying Agent or the Lenders and made by the Borrower or another Person on behalf or for the benefit of the Borrower, shall constitute a representation and warranty of the Borrower to the Administrative Agent, the Paying Agent and the Lenders that the payment or prepayment is legal and permitted under Argentinean exchange control regulations and made in accordance with, and full compliance with, such laws and regulations.

7.3              Rank of Obligations.  The Borrower shall take all actions necessary to ensure that the Obligations will rank pari passu in priority of payment with all existing and future unsecured and unsubordinated obligations of the Borrower, except for obligations mandatorily preferred by applicable Laws.

7.4              Books and Records.  The Borrower shall, and shall cause each of its Significant Subsidiaries to, keep proper books of record and accounts adequate to reflect truly and fairly in all material respects its financial condition and results of operations in accordance with IFRS and all requirements of Law.

7.5              Payment of Taxes.  The Borrower shall, and shall cause each of its Significant Subsidiaries to, duly pay and discharge before they become overdue (1) all material taxes, assessments and other governmental charges or levies imposed upon it or any of its property, income or profits, (2) all material utility and other governmental charges incurred in the ownership, operation, maintenance, use, occupancy and upkeep of its business and (3) all lawful claims and obligations that, if unpaid, might result in either (A) the imposition of a Lien upon any of the Collateral or (B) a Material Adverse Effect; provided, however, that the Borrower and each Significant Subsidiary may contest in good faith any such tax, assessment, charge, levy, claim or obligation and, in such event, may permit the tax, assessment, charge, levy, claim or obligation to remain unpaid during any period, including appeals, when the Borrower or such Significant Subsidiary is in good faith contesting the same by proper proceedings, so long as (i) adequate reserves shall have been established with respect to any such tax, assessment, charge, levy, claim or obligation, accrued interest thereon and potential penalties or other costs relating thereto in accordance with and to the extent required by IFRS, or other adequate provision for payment thereof shall have been made and (ii) such contest does not involve any material risk of the sale, forfeiture or loss of any of the Collateral.

7.6              Inspection.  At any reasonable time and from time to time (with reasonable advance notice and during normal business hours), the Borrower shall, and shall cause each of its Significant Subsidiaries to, permit any representative designated by Administrative Agent or Lender to examine and make extracts from the records and books of account of, and visit the properties of, the Borrower or such Significant Subsidiary, and to discuss the affairs, finances and accounts of the Borrower or such Significant Subsidiary with any of its officers and directors and with its certified public accountants, all to the extent reasonably requested by such Agent or Lender and at such Agent’s or Lender’s expense (unless an Event of Default has occurred and is continuing, in which case such inspection shall be at the expense of the Borrower); provided that (i) such inspections shall be limited, in the absence of an Event of Default, to once in each calendar year for each Agent and Lender,  (ii) each of the Agents and the Lenders agree that any information with respect to the Borrower or any of its Subsidiaries obtained by such Agent or Lender in the course of such inspection shall be subject to the confidentiality provisions set forth in Section 11.3, (iii) such examinations, inspections and discussions are conducted in a manner that does not interfere with or otherwise interrupt in any material respect the operations of the Borrower or the relevant Subsidiary and, in the case of any discussions with independent accountants, only if representatives of the Borrower are afforded an opportunity to participate with reasonable advance notice, (iv) none of the Borrower or its Subsidiaries will be required to disclose information to such representatives of the Administrative Agent or the Lenders that is prohibited by applicable law, that it reasonably determines constitutes a confidential trade secret, or is subject to attorney-client or similar privilege or constitutes attorney work product and (v) except when an Event of Default shall have occurred and shall be continuing, the Administrative Agent and Lenders shall use reasonable efforts to coordinate examinations and inspections under this Section 7.6 in order to reduce the resulting burden on the Borrower and its Subsidiaries.

7.7              Maintenance of Property, Insurance.  The Borrower shall, and shall cause each of its Significant Subsidiaries to:  (a) keep all property necessary to its business in good working order and condition, ordinary wear and tear excepted, (b) maintain insurance on all such property in at least such amounts and against at least such risks as is consistent and in accordance with industry practices for companies similarly situated owning similar properties in Argentina and (c) furnish to the Administrative Agent, upon request, full information as to the insurance carried except, in each case, as would not result in a Material Adverse Effect.

7.8              Maintenance of Existence; Conduct of Business.

(a)                The Borrower shall, and shall cause each of its Significant Subsidiaries to, preserve and maintain its legal existence and all of the licenses, rights, privileges and franchises material to its business or necessary for the maintenance of its corporate existence, and comply, in all material respects, with its Organizational Documents.

(b)               The Borrower shall, and shall cause each of its Significant Subsidiaries to, continue to engage in business in substantially the same manner as now conducted by it and take all reasonable action to maintain all material rights, privileges and franchises necessary or desirable in the normal conduct of its business; provided that nothing in this Section 7.8(c) shall prevent (i) sales of property, consolidations or mergers by or involving the Borrower or any of its Significant Subsidiaries not otherwise prohibited hereunder, (ii) the withdrawal by Borrower or any of its Significant Subsidiaries of qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, or (iii) the abandonment by the Borrower or any of its Significant Subsidiaries of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such Person reasonably determines are not useful to its business or no longer commercially desirable.

(c)                The Borrower shall, and (prior to the consummation of the Merger) shall cause the Target to, maintain at all times its status as listed company on the New York Stock Exchange.

7.9              Maintenance of Consents and Approvals.  The Borrower shall, and shall cause each of its Significant Subsidiaries to, take all such further actions as shall be required to ensure that all orders, consents, licenses, authorizations, validations, filings, registrations, declarations, recordings, exemptions, franchises, permissions, permits, waivers and similar approvals from all Governmental Authorities or other third parties shall remain in full force and effect, except where the failure to so maintain such orders, consents, licenses, authorizations, validations, filings, registrations, declarations, recordings, exemptions, franchises, permissions, permits, waivers and similar approvals in full force and effect could not, individually or in the aggregate, have a Material Adverse Effect.

7.10          Performance of Obligations.  The Borrower shall, and shall cause each of its Significant Subsidiaries to, perform all of its material obligations under the terms of each mortgage, indenture, security agreement, loan agreement and each other Material Agreement by which it or any of its properties or assets is bound.

7.11          Acquisition and Merger Transactions.

(a)                To the extent any amounts become due to Seller as a result of an adjustment to the Acquisition Consideration after the Closing Date, the Borrower shall use additional cash on hand to promptly pay such amounts.

(b)               The Borrower shall, and shall cause each of its Subsidiaries to, take all actions necessary to timely consummate the Merger, including:

(i)                 Within six (6) months following the Closing Date, negotiate and execute the a preliminary merger agreement with respect to the Merger;

(ii)               (i) Within 10 days following the Closing Date, obtain all necessary approvals of the board of directors of the Target to complete the Excluded Asset Sale with respect to the assets in clause (i) of the definition of “Excluded Business”, (ii) within 20 days following the Closing Date, obtain all necessary approvals of the board of directors of the Target to complete the Excluded Asset Sale with respect to the assets in clause (ii) of the definition of “Excluded Business” and (iii) within 90 days following the Closing Date, obtain all necessary approvals of the board of directors of the Target to complete the Excluded Asset Sale with respect to the assets in clause (iii) of the definition of “Excluded Business”;

(iii)             Within eight (8) months following the Closing Date, hold shareholder’s meetings for the approval of the Merger by the shareholders of both the Borrower and the Target;

(iv)              Within 50 days following Shareholder Merger Approval, negotiate and execute a definitive merger agreement with respect to the Merger;

(v)               Use commercially reasonable efforts to obtain all Governmental Approvals, including the preparation of consolidated financial statements and all other necessary filings, in each case required to consummate the Merger; and

(vi)             Use commercially reasonable efforts to complete any other applicable legal processes or steps required to consummate the Merger.

7.12          Maintenance of Collateral; Further Assurances.

(a)                The Borrower shall, and shall cause each of its Subsidiaries to cause (i) all Closing Date Loan Collateral to be subject at all times to a first priority perfected Lien in favor of the Collateral Agent or the Argentine Collateral Agent, as applicable, on behalf of the Closing Date Lenders and (ii) all Tender Offer Loan Collateral to be subject at all times to a first priority perfected Lien in favor of the Collateral Agent or the Argentine Collateral Agent, as applicable, on behalf of the Tender Offer Lenders, in each case, pursuant to the terms and conditions of this Agreement and the other Credit Documents.  Without limiting the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, promptly following any reasonable request from any Agent, execute and deliver all such further instruments and take such further action, to the fullest extent permitted by applicable Law that is necessary or proper in the reasonable opinion of such Agent to ensure the enforceability of the Credit Documents, the ability and right of each Loan Party to comply with its obligations under the Credit Documents, and the preservation of the rights and remedies of each Agent and each Lender hereunder and with respect to the Collateral.

(b)               Notwithstanding anything herein to the contrary, no property shall be released from the Collateral if and to the extent that such release would (i) cause the outstanding principal amount of the Loans to exceed the Maximum Loan Value of the Collateral or (ii) increase the amount by which the outstanding principal amount of the Loans exceeds the Maximum Loan Value of the Collateral. For the purpose of this Section 7.12(b), “Maximum Loan Value” shall have the meaning set forth in section 221.3(f)(2) of Regulation U. In the event that a release of property from the Collateral otherwise required or permitted hereunder would result in non‑compliance with this Section 7.12(b), the Borrower shall take, promptly following the earlier of (x) the Borrower’s knowledge of such non-compliance and (y) notice from the Lenders of such non-compliance, such actions as shall be reasonably necessary (including making repayments of the Loans and/or adding additional property to the Collateral) to comply with this Section 7.12(b).

(i)                 On the Release Date, the Borrower shall execute and deliver the Borrower Pledge Agreement of PPSL Shares before a notary in Madrid, together with an opinion of Cuatrecasas, Gonçalves Pereira, special Spanish counsel for the Loan Parties and an opinion of J&A Garrigues, S.L.P., special Spanish counsel for the Administrative Agent and the Joint Lead Arrangers.

(c)                On the Release Date, the Borrower shall cause the bylaws of PPSL to be amended as set forth in the Pledge Agreement of PPSL Shares (the “PPSL Amended Bylaws”). Within two Business Days after the Release Date, the Borrower shall file the PPSL Amended Bylaws in the corresponding corporate registry and shall cause the PPSL Amended Bylaws to be registered by no later than September 15th, 2016.

(d)               Within 5 Business Days of each of (x) the Tender Offer Date and (y) the Exchange Offer Date, the Borrower shall cause 100% of the Target Shares held by the Borrower or any of its Subsidiaries (other than the Acquired Shares) to be registered in the name of the Securities Intermediary on the books and records of the Depositary and to be held in a segregated securities account at the Securities Intermediary that is subject to the Borrower Securities Account Control Agreement.

(e)                Within 3 Business Days of the Rio Neuquen Seller Sale Date, the Borrower shall deliver to the Administrative Agent a counterpart of the Borrower Pledge Agreement of IEASA, duly executed and delivered by the Borrower, together with supplemental legal opinions regarding the Borrower Pledge Agreement of IEASA in substantially similar form to the Argentine legal opinions delivered on the Release Date.

(f)                Within 3 Business Days of the date of the Shareholder Merger Approval, the Borrower shall deliver to the Administrative Agent a counterpart of the Borrower Pledge Agreement of PEPASA, duly executed and delivered by the Borrower, together with supplemental legal opinions regarding the Borrower Pledge Agreement of PEPASA in substantially similar form to the Argentine legal opinions delivered on the Release Date.

7.13          [Reserved].

7.14          Take-Out Debt.  The Borrower shall use commercially reasonable efforts to permit the Investment Banks, as soon as practicable following the Closing Date, to publicly sell or privately place, in one or more offerings or placements, the Take-Out Debt.  Upon 15 Business Days’ notice by the Joint Lead Arrangers (the “Securities Demand”), the Borrower will, at any time and from time to time after the date that is four months after the Closing Date, cause the issuance of Take-Out Debt upon such terms and conditions as specified in the Securities Demand (either directly and/or, if specified by the Investment Banks, through an Affiliate of the Borrower such entity, the “Issuer”); provided that:

(a)                the aggregate principal amount of the Take-Out Debt shall not exceed the amount required to repay the Loans;

(b)               the interest rate of such Take-Out Debt shall be reasonably determined by the Investment Banks in light of then-prevailing market conditions for comparable securities in consultation with Borrower, provided that the blended weighted average total effective yield payable by the Issuer (including original issue discount or upfront fees, which shall constitute interest in accordance with customary market convention but excluding any underwriting or purchase discount or fees) with respect to any Take-Out Debt issued pursuant to this Section 7.14 shall not exceed the Total Cap;

(c)                 the maturity of any Take-Out Debt shall not be (i) earlier than 5 years from the date of issuance or (ii) later than 10 years from the date of issuance;

(d)               no registered public offering of the Take-Out Debt will be required without the Issuer’s consent, which may be withheld in its sole and absolute discretion;

(e)                the Take-Out Debt will be issued pursuant to an indenture or indentures, which shall contain such terms, conditions and covenants as are typical and customary for similar financings and as are reasonably satisfactory in all respects to the Investment Banks and the Borrower but in any case shall not contain any financial maintenance covenants; and

(f)                all other arrangements with respect to the Take-Out Debt shall be reasonably satisfactory in all respects to the Investment Banks and the Borrower in light of the then prevailing market conditions applicable to issuers with similar ratings.

The Borrower agrees to do all things reasonably required or advisable in connection with the offering or arranging of such Take-Out Debt, including:  (i) the preparation of a preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum suitable for use in a customary road show, (ii) the participation of senior management and representatives of the Borrower and the Investment Banks in a road show, and (iii) the procurement of a public corporate credit rating, public corporate family rating, and public transaction rating from ratings agencies reasonably acceptable to the Joint Lead Arrangers.

7.15          Exchangeable Loans.  At the request of the Majority Lenders upon acceleration of the Exchangeable Loans, the Borrower shall cause the holder of such Exchangeable Loans to exercise the right to receive a payment in kind to discharge amounts owing pursuant to the Exchangeable Loans by delivery of Capital Stock of the Borrower; provided that following the exchange of Exchangeable Loan for Capital Stock of the Borrower, the terms of the Exchangeable Loan shall contain customary subordination language reasonably acceptable to the Lenders, including without limitation a prohibition on cash payments (whether of principal, interest, fees, premium or otherwise) in respect of any amounts owing under the Exchangeable Loans prior to the repayment in full of the Obligations.

7.16          Target Minimum Cash Amount.

(a)                At all times after the Release Date until the receipt by the Lenders of the mandatory prepayments required under Section 4.3(c) (with respect to any Excess PESA Proceeds) and Section 4.3(a) (with respect to any Restricted Asset Disposition made pursuant to clause (e) of the definition thereof) (if applicable), the Borrower shall cause the Target and its Subsidiaries, on a consolidated basis, to maintain liquidity in cash and Cash Equivalents in an aggregate amount equal to $120,000,000 (the “Required Target Minimum Cash Amount”).

(b)               On the last Business Day of each month (beginning on August 31, 2016) until the receipt by the Lenders of the mandatory prepayments required under Section 4.3(c) (with respect to any Excess PESA Proceeds) and Section 4.3(a) (with respect to any Restricted Asset Disposition made pursuant to clause (e) of the definition thereof) (if applicable), the Borrower shall, or shall cause the Target and its Subsidiaries to, furnish to the Administrative Agent evidence in form and substance reasonably satisfactory to the Majority Lenders that the Target and its Subsidiaries are in compliance with Section 7.16(a).

7.17          Establishment and Maintenance of Cash Collateral Account.

(a)                On or prior to the Closing Date the Borrower shall have caused to be established with the applicable Account Bank the Collateral Account.  The Collateral Account shall be in the name of the Borrower and under the exclusive control of the Collateral Agent, and the Collateral Agent shall have the sole right of withdrawal as to the Collateral Account.

(b)               The Borrower shall, and shall cause its Subsidiaries to, from time to time from the Closing Date until the Permitted Application Date, deposit in the Collateral Account the Dollar amounts required pursuant to Section 4.3(i).

(c)                All funds from time to time on deposit in the Collateral Account shall be held pending further application to prepay the Dollar Loans in accordance with Section 4.3 and shall be disbursed to prepay the Dollar Loans in accordance with Section 4.3 upon the Permitted Application Date; provided, that the cash balance standing to the credit of the Collateral Account shall be either, at the direction of the Borrower (upon notice to the Administrative Agent), (i) held in the Collateral Account and bear interest at such rate as the Account Bank may have agreed to in writing, and specified (if any) or (ii) invested from time to time in such Cash and Cash Equivalents as the Borrower shall determine upon notice to the Administrative Agent and Account Bank.

(d)               The Collateral Account and any funds from time to time on deposit therein will constitute part of the Collateral; provided, that the funds on deposit in the Collateral Account shall Collateralize the loans of each Dollar Lender in accordance with Section 4.3(i); provided, further, that no funds on deposit in the Collateral Account shall constitute payment of any obligations secured by the Collateral until applied to prepay the Loans as provided herein.

(e)                The Borrower shall provide prompt written notice to the Administrative Agent upon the deposit of Dollar amounts into the Collateral Account as described in clause (b) above, which notice shall include a schedule indicating the Collateralized Portion and Non-Collateralized Portion of the Dollar Loans held by each Dollar Lender.  Upon a prepayment of Dollar Loans or any other event which adjusts the Collateralized Portion and Non-Collateralized Portion of the Dollar Loans held by a Dollar Lender, the Borrower shall promptly provide an updated schedule to the Administrative Agent.

7.18          Engagement of Joint Lead Arrangers.  Within 30 days of the Closing Date, the Borrower shall use commercially reasonable efforts to engage the Investment Banks to publicly sell or privately place the Take-Out Debt on reasonable and customary market terms.

Section 8.                Negative Covenants.  The Borrower covenants and agrees that on and after the date hereof and so long as any Commitment or the Loans are outstanding and until the Obligations are paid in full:

8.1              Indebtedness.  The Borrower will not, and (subject to Section 8.14) will not permit any of its Significant Subsidiaries to, create, agree to create, incur, assume, guarantee, suffer to exist, or remain directly or indirectly liable in respect of any Indebtedness except for the following:

(a)                the Indebtedness hereunder and any Take-Out Debt;

(b)               non-speculative Interest Rate Protection Agreements and Other Hedging Agreements;

(c)                Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(d)               guaranties in the ordinary course of business and consistent with past practices of the obligations of suppliers, customers, franchisees and licensees of Borrower or its Significant Subsidiaries;

(e)                   Regulatory Indebtedness of one or more Significant Subsidiaries of the Borrower (or, of the Borrower after the consummation of the Merger);

(f)                Indebtedness of one or more Significant Subsidiaries of the Borrower (other than the Target) to finance Regulatory Capital Expenditures;

(g)               Indebtedness in existence on the date hereof (or in the case of the Target, in existence immediately upon consummation of the Acquisition) listed in Schedule 6.21, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness (other than the Other Financing Sources) as the same are in effect on the date hereof, and (ii) refinancings and extensions of any such Indebtedness (other than the Other Financing Sources) if the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended and otherwise on prevailing market terms for similar types of Indebtedness at the time of such refinancing or extension; provided that such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount (including any principal constituting interest paid in kind) the Indebtedness being renewed, extended or refinanced plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(h)               other Indebtedness of the Borrower and its Significant Subsidiaries (other than the Target); provided that the aggregate commitments and outstanding principal amounts of such Indebtedness under this clause (h) at any time outstanding shall not exceed $20,000,000;

(i)                 Indebtedness of the Target (and upon the Merger, of the Borrower) (other than the refinancing of the Existing Notes) to finance working capital needs of the Target and its Subsidiaries (and upon the Merger, of the Borrower); provided that the aggregate commitments and outstanding principal amounts of such Indebtedness made under this clause (i) shall not exceed $50,000,000;

(j)                 Indebtedness of one or more Significant Subsidiaries of the Borrower (other than the Target) to finance investments in energy generation assets; provided that the aggregate commitments and outstanding principal amounts of such Indebtedness made under this clause (j) shall not at any time exceed $100,000,000;

(k)               Indebtedness, which may be secured or unsecured, of one or more Significant Subsidiaries of the Borrower (other than the Target) to finance investments in energy generation assets consisting of supplier financing arrangements, export credit agency financing arrangements and/or multilateral agency financing arrangements; provided that the aggregate commitments and outstanding principal amounts of such Indebtedness made under this clause (k) shall not at any time exceed $300,000,000;

(l)                 Indebtedness of the Target incurred to provide cash collateral under (i) the HSBC Contract in an aggregate amount not to exceed $50,000,000 at any time outstanding and (ii) the Banco do Brasil Contracts in an aggregate amount not to exceed $45,000,000 at any time outstanding;

(m)             Contingent Obligations (i) of the Borrower in respect of Indebtedness permitted under Section 8.1(k) in an aggregate principal amount of up to $140,000,000 and Indebtedness permitted under Section 8.1(r); (ii) of any Significant Subsidiary (other than the Target) in respect of Indebtedness otherwise permitted under this Section 8.1 and (iii) of the Target in respect of the cash collateral described in Section 8.1(l), and (iv) Contingent Obligations (of any Significant Subsidiary, other than the Target) consisting solely of a non-recourse pledge of assets or property permitted by Section 8.2(f) (other than shares of a Significant Subsidiary);

(n)               Subordinated Indebtedness; provided, that prior to the incurrence thereof, the Borrower shall notify the Administrative Agent of any proposed Subordinated Indebtedness and shall provide the Lenders with documentation evidencing such Subordinated Indebtedness;

(o)               Indebtedness of Borrower or any Significant Subsidiary in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of Borrower or any Significant Subsidiary in the ordinary course of business, including guarantees or obligations of Borrower or any Significant Subsidiary with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed) in the ordinary course of business;

(p)               Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(q)               (i) Indebtedness of the Borrower owing to any Significant Subsidiary or (ii) Indebtedness of any wholly‑owned Significant Subsidiaries of the Borrower, CTG or PEPASA owing to any Significant Subsidiary; provided, that in the case of clause (i), such Indebtedness shall not be prepaid, repaid, redeemed or repurchased prior to the Maturity Date;

(r)                 Indebtedness of CTLLL in an aggregate principal amount of up to $20,000,000 owed to PEPCA or its successor; and

(s)                the Additional Exchangeable Loans.

8.2              Liens.  The Borrower will not, and (subject to Section 8.14) will not permit any of its Significant Subsidiaries to, create, agree to create, incur, assume or suffer to exist any Lien upon or with respect to any of its property (including any property constituting Collateral) or assets (real or personal, tangible or intangible), whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower), or assign any right to receive income or permit the filing of any notice of Lien under any recording or notice statute; provided that the provisions of this Section 8.2 shall not prevent the creation, incurrence, assumption or existence of the following Liens (the “Permitted Liens”):

(a)                inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with and to the extent required by IFRS;

(b)               Liens in respect of any assets imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of such assets or materially impair the use thereof in the operation of such Person’s business, (ii)  which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien, and (iii) for which adequate reserves or other appropriate provisions, if any, as shall be required by IFRS shall have been made;

(c)                Liens created by or pursuant to the Credit Documents;

(d)               easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of such Person;

(e)                Liens incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens over property not constituting part of the Collateral securing the performance of bids, tenders, leases (other than Capitalized Lease Obligations) and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practices (exclusive of obligations in respect of the payment for borrowed money);

(f)                Liens securing indebtedness incurred pursuant to Sections 8.1(j) or (k), which Liens only attach to such energy generation assets being financed and the cash flow derived therefrom and the shares of any subsidiaries (other than Significant Subsidiaries) whose assets consist primarily of the foregoing;

(g)               Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets of such Person (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods by the Borrower;

(h)               Liens in existence on the date hereof (or in the case of the Target, in existence immediately upon consummation of the Acquisition) listed in Schedule 6.11(b);

(i)                 Liens on any property or asset existing thereon at the time of acquisition of such property or asset, including any Lien on any property or assets acquired from a Person which is merged with or into Borrower or any of its Significant Subsidiaries, or any Lien on the property or assets of any Person or other entity existing at the time such Person or other entity becomes a Subsidiary, and not created in connection with such acquisition;

(j)                 Liens securing an extension, renewal or refunding of Indebtedness secured by any Lien referred to in clause (h) or (i) above; provided that such new Liens are limited to the property which was subject to the prior Lien immediately before such extension, renewal or refunding; provided, further, that the principal amount of Indebtedness secured by the prior Lien immediately before such extension, renewal or refunding is not increased;

(k)               Liens required by the Acquisition Agreement on the Target’s interest in Rio Neuquen securing the Borrower’s obligation under the Acquisition Agreement to cause the Asset Disposition of Rio Neuquen to be consummated;

(l)                 Liens consisting of the cash collateral described in Section 8.1(l); and

(m)             other Liens (except for licenses, sublicenses, leases, subleases, or any interest or title of a lessor, sublessor or licensor under any lease or license agreement) securing Indebtedness of the Borrower or any Significant Subsidiary thereof not otherwise permitted by clauses (a) through (l), provided that the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $20,000,000;

provided that the Borrower will not, and will not permit any Subsidiary of it to, create, incur, assume or suffer to exist any Lien upon or with respect to any of the Collateral other than pursuant to the Credit Documents.

8.3              Consolidations, Mergers.  The Borrower will not change its entity form or enter into any partnership or joint venture.  The Borrower will not, and (subject to Section 8.14) will not permit any of its Significant Subsidiaries to, wind-up, liquidate or dissolve its affairs or enter into any transaction of amalgamation, consolidation or merger with or into, or acquire all or substantially all of the assets of, any other Person (whether in one transaction or in a series of related transactions) if (a) any such transaction could be reasonably expected to result in a Material Adverse Effect; (b) a Default or Event of Default is then in existence or may occur as a result of any such transaction; or (c) in any such transaction where the Borrower would not be the surviving entity, or in any transaction (other than the Merger) where a Significant Subsidiary of the Borrower would not be the surviving entity, except that any Significant Subsidiary may dissolve or liquidate if the Borrower determines in good faith that such transition could not reasonably be expected to have a Material Adverse Effect and is not materially adverse to the interests of the Lenders; provided, that notwithstanding anything to the contrary herein, no Significant Subsidiary (including Edenor and PEPASA) may, in any transaction or series of transactions, transfer all or a substantial portion of its assets to any Person or Persons other than another Significant Subsidiary; provided, further, that nothing in this Section 8.3 shall prevent (i) the Borrower and the Target from consummating the Merger, (ii) on and following the date of the Merger, the Borrower and PEPASA from consummating the merger of PEPASA into the Borrower and (iii) any asset sales permitted under Section 8.4.

8.4              Sales of Assets; Sale-Leaseback Transactions.  The Borrower will not, and (subject to Section 8.14) will not permit any of its Significant Subsidiaries to consummate (or agree in writing to consummate during the time the Loans hereunder remain outstanding) any Asset Disposition except for:

(a)                Restricted Asset Dispositions (determined without regard to the provisos in clauses (a), (b), (c), (d) and (e) of the definition thereof), subject to compliance with Section 4.3(a); and

(b)               the sale of any outstanding debt securities of EASA by Borrower or any of its Significant Subsidiaries or Affiliates;

provided that: (i)  the Borrower will not, and will not permit any of its Significant Subsidiaries to, in any event consummate any of the foregoing transactions in respect of any Collateral (other than the TGS Sale and the delivery of Capital Stock of the Target in repayment of the Exchangeable Loan as contemplated by Section 6.10(b)); and (ii) no Restricted Asset Disposition shall be permitted unless 100% of the consideration consists of Cash and Cash Equivalents; provided, further, that any Significant Subsidiary may make a Restricted Asset Disposition of tangible assets (other than the petrochemical and refinery assets of the Target) in consideration for other tangible assets or a combination of other tangible assets and Cash and Cash Equivalents, in each case, used in the business of such Significant Subsidiary, which Cash and Cash Equivalents and non-Cash consideration shall be substantially equivalent to the fair market value of the tangible assets disposed.

8.5              Advances, Contingent Obligations, Investments and Loans.  The Borrower will not, and will not permit any of its Significant Subsidiaries to, directly or indirectly, make any deposit with, lend money or credit or make advances to any Person (including without limitation any intercompany Indebtedness), make capital expenditures or undertake any Contingent Obligation in respect of the Indebtedness of any other Person, make capital expenditures (including through the purchase of Capital Stock), or purchase or acquire (whether for cash, securities, other property, services or otherwise) any Capital Stock, bonds, notes, debentures, obligations or any other securities of or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(a)                the Borrower and any Significant Subsidiary may consummate the Transactions in accordance with the Credit Documents;

(b)               the Borrower may consummate the Exchange Offer and the Tender Offer;

(c)                Investments outstanding on the Closing Date and identified on Schedule 8.5(b);

(d)               the Borrower and any of its Significant Subsidiaries may (i) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold Cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(e)                any Significant Subsidiary (other than the Target) may make Regulatory Capital Expenditures;

(f)                the Target, and following the Merger, the Borrower may make capital expenditures in the ordinary course of business; provided that the aggregate amount of capital expenditures in exploratory activities made under this clause (f) shall not exceed $75,000,000;

(g)               any Significant Subsidiary (other than the Target) involved in energy generation may make investments in expansion projects; provided that the aggregate amount of such Investments (on a consolidated basis) made under this clause (g) shall not exceed $450,000,000;

(h)               Investments in securities of trade creditors or customers in the ordinary course of business received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(i)                 mergers and consolidations in compliance with Section 8.3;

(j)                 investments made by Borrower or any Subsidiary as a result of consideration received in lieu of cash in connection with an Asset Sale made in compliance with Section 8.4;

(k)               intercompany Indebtedness incurred pursuant to Section 8.1(q);

(l)                 Investments consisting of Contingent Obligations permitted by Section 8.1(l) or (m);

(m)             prior to receipt by the Lenders of the mandatory prepayments required under Section 4.3(c) (with respect to Excess PESA Proceeds) and Section 4.3(a) (with respect to any Restricted Asset Disposition made pursuant to clause (e) of the definition thereof) (if applicable) the Target and its Subsidiaries may make investments in Cash and Cash Equivalents with the Required Target Minimum Cash Amount in the ordinary course of business and consistent with past practices; and

(n)               Investments of the Borrower or a Significant Subsidiary consisting of seller financing in respect of the TGS Sale in an aggregate principal amount of up to $80,000,000; provided that no cash shall be disbursed to the TGS Purchaser in connection with such seller financing.

8.6              No Change in Line of Business.  The Borrower will not, and will not permit any of its Significant Subsidiaries to, engage in any business (a “restricted business”) other than the business in which the Borrower or such Significant Subsidiary is engaged as of the date hereof and such activities as may be incidental or related thereto; provided, that in the case of the Borrower, the business in which the Target and its Subsidiaries is engaged as of the Closing Date shall not constitute a restricted business.

8.7              Dividend; Restrictions on Subsidiary Dividends; Restricted Payments of Indebtedness.

(a)                Unless mandatorily required by applicable Law, the Borrower will not and will not permit any of its Significant Subsidiaries to, declare or pay any dividends, or return any capital (including capital contributions for future capitalization), to its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Capital Stock now or hereafter outstanding (or any options or warrants issued by the Borrower or such Significant Subsidiary with respect to its Capital Stock), or set aside any funds for any of the foregoing purposes; provided that subject to the delivery by the Borrower to the Administrative Agent of reasonable documentary evidence thereof, the Borrower may declare and pay non-cash dividends and distributions in an amount sufficient for, and for the purpose of allowing, the direct and indirect shareholders of the Borrower to pay Asset Taxes; provided, further, that nothing in this Section 8.7(a) or any other provision of this Agreement shall prevent a Subsidiary of the Borrower from paying dividends or distributions payable to the Borrower or a Significant Subsidiary (and, in the case of any such Subsidiary that is not wholly-owned directly or indirectly by the Borrower, making such dividends or distributions to holders of its Capital Stock other than the Borrower or a Significant Subsidiary on no more than a pro rata basis, measured by value, with any such dividends or distributions paid to the Borrower or a Significant Subsidiary);

(b)               The Borrower will not, and will not permit any of its Significant Subsidiaries to, directly or indirectly, enter into or permit to exist any agreement or other consensual arrangement that prohibits, restricts or imposes any condition upon the ability of any such Significant Subsidiary to pay dividends or return any capital with respect to any shares of its Capital Stock or to make or repay loans or advances to the Borrower; provided that the restriction in this clause (b) shall not apply to (i) with respect to Edenor and the Target, the restrictive covenants in the Indebtedness of such Subsidiaries existing on the date hereof or any refinancing of such Indebtedness permitted hereunder or (ii) with respect to any Indebtedness of PEPASA permitted hereunder.

(c)                The Borrower will not, and will not permit any of its Significant Subsidiaries to, make any prepayment, repayment, redemption or repurchase of any junior, subordinated or unsecured Indebtedness, including (i) the Exchangeable Loans (other than payment in kind by delivery of equity shares of the Borrower pursuant to the terms thereof) and (ii) any intercompany Indebtedness in respect of which the Borrower is a debtor.

8.8              Transactions with Affiliates.  The Borrower will not, and will not permit any of its Significant Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate thereof, other than on terms and conditions substantially as favorable to the Borrower or such Significant Subsidiary as would reasonably be obtained at that time in a comparable arm’s-length transaction with a Person other than such Affiliate; except that the following shall be permitted:

(a)                transactions between the Borrower or any of its Significant Subsidiaries and any Affiliate entered into prior to the date hereof and set forth on Schedule 8.8;

(b)               the Exchangeable Loans and the Additional Exchangeable Loans;

(c)                Investments permitted by Sections 8.5(g) and (h);

(d)               reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements in compliance with applicable Law and any applicable rules of stock exchanges or self-regulated authorities having jurisdiction over the Borrower and its Subsidiaries; and

(e)                transactions between the Borrower and a Significant Subsidiary, or transactions between Significant Subsidiaries, in each case in connection with the provision of administrative services, human resources, payroll, information technology or other services in the ordinary course of business and in accordance with past practice.

8.9              Changes in Accounting Practices.

(a)                The Borrower will not, and will not permit any of its Significant Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required or permitted by IFRS or mandatorily applicable Law, or (ii) change the fiscal year end of the Borrower or such Significant Subsidiary to a day other than December 31.

(b)               If at any time any change in IFRS would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Borrower or the Majority Lenders shall so request, the Majority Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in IFRS; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with IFRS in effect prior to such change and (ii) the Borrower shall provide or cause to be provided to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably required by the Administrative Agent setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in IFRS.

8.10          Modification or Termination of Merger Agreements.  The Borrower will not, and will not permit the Target to, terminate, revoke, assign, or consent or agree to any termination, revocation or assignment of, any document or agreement related to the Merger, including without limitation any preliminary merger agreement or definitive merger agreement, or waive performance by any Person of its obligations under or in respect of any such agreement.

8.11          Maximum Debt to EBITDA Ratio of the Borrower.  The Borrower will not permit the Debt to EBITDA Ratio of the Borrower to be greater than 3.00:1.00 at any time.

8.12          Maximum Debt to EBITDA Ratio of the Target.  The Borrower will not permit the Debt to EBITDA Ratio of the Target prior to the consummation of the Merger to be greater than 1.50:1.00 at any time.

8.13          Use of Proceeds.

The Borrower will not, and will not permit any of its Subsidiaries to, use the proceeds of the Loans for any purpose other than as provided in Section 6.24.

(a)                The Borrower shall not, directly or indirectly, (i) use any part of the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Person in any manner that would constitute or give rise to a violation of Sanctions by any party hereto, including any Lender or (ii) fund all or part of any repayment or prepayment of the Loans out of proceeds derived from any transaction or activity involving a Sanctioned Person or Sanctioned Jurisdiction.

(b)               The Borrower shall not, directly or indirectly, use any part of the proceeds of the Loans for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in each case in violation of the U.S. Foreign Corrupt Practices Act or the U.K. Bribery Act or in material violation of any other Anti-Corruption Law.

8.14          Certain Subsidiaries.  Notwithstanding anything herein to the contrary, (a) the covenants set forth in Sections 8.1 and 8.4 shall not apply with respect to Edenor, PEPASA or EASA (solely with respect to the sale by the Borrower or any of its Significant Subsidiaries or Affiliates of any outstanding debt securities of EASA) and (b) the covenants set forth in Sections 8.2 and 8.5 shall not apply with respect to Edenor or PEPASA.

8.15          Check Account.  The Borrower shall not close the Check Account.

8.16          PPSL Holding Company Covenant.  Except (i) as required by law or expressly authorized by the Administrative Agent and (ii) the transactions expressly contemplated by the terms of the Exchangeable Loans and the Additional Exchangeable Loans as in effect on the date hereof (or as amended in accordance with this Agreement), the Borrower will not permit PPSL to:

(a)                (i) incur, directly or indirectly, any indebtedness or any other obligation or liability whatsoever other than the indebtedness existing as of the date of this Agreement, as such debt is recapitalized in connection with the Acquisition for an outstanding amount not to exceed $80,000,000, which indebtedness will be fully repaid in kind with Target Shares (as contemplated by the terms of the Exchangeable Loans) or recapitalized into equity of PPSL on the Exchange Offer Date and which is subordinated to this Agreement; (ii) create or suffer to exist any charge, lien or encumbrance upon any property or assets now owned or hereafter acquired, leased or licensed by it other than those created under the Security Documents to which it is a party; (iii) engage in any business or activity or own any assets other than (x) holding the Target Shares and (y) performing its obligations and activities incidental thereto; (iv) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any person or company (except that PPSL may merge with and into the Borrower with the Borrower as the surviving entity or convey all of its assets to the Borrower upon liquidation or otherwise); (v) create or acquire or invest in any Subsidiary or make or own any investment in any person other than the Target; or (vi) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons; or

(b)               sell, dispose, transfer or in any manner encumber or charge any of its rights and assets, including any Target Shares held by PPSL.

Section 9.                Events of Default.  Upon the occurrence of any of the following specified events (each an “Event of Default”):

9.1              Payments.  The Borrower shall default in the payment of any principal of or premium, interest or fees on any Loan or any other amount whatsoever payable hereunder or any other Credit Document and, in the case of any amount other than principal, such default shall continue for more than three (3) Business Days; or

9.2              Representations.  Any representation, warranty or statement relating to Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions contained in Section 6.5 (Compliance with Laws) made or deemed made by or on behalf of any Loan Party shall prove to be untrue in any respect on the date as of which made or deemed made, or any other representation, warranty or statement made or deemed made by or on behalf of any Loan Party herein or in any other Credit Document or in any certificate, document or financial or other statement delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

9.3              Covenants.  (a) The Borrower shall fail to perform or observe any of its obligations under Sections 2.4, 7.1 through 7.3, 7.7, 7.8, 7.10, 7.11, 7.12, 7.15, 7.16, 7.17 or 8, or (b) the Borrower or any of its Subsidiaries shall fail to perform or observe any of its obligations (other than those previously referenced in this Section 9.3) contained in this Agreement or in any other Credit Document and any such default (if capable of remedy within such period) shall have continued unremedied for a period of 30 days; or

9.4              Default Under Other Agreements.  (a) The Borrower or any of its Subsidiaries shall (i) default in any payment of all or any portion of any Material Indebtedness when and as the same shall become due and payable beyond the applicable and documented period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement, covenant or condition contained in any agreement or instrument evidencing or governing any Material Indebtedness (after giving effect to any applicable and documented grace period), or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the result of which default or other event or condition, in each case, is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether notice is required), any such Material Indebtedness to become due prior to its stated maturity; or (b) any Material Indebtedness of the Borrower or any of its Subsidiaries shall, for reason of any of the foregoing set out in clause (a) of this Section 9.4, be declared to be due and payable, or required to be prepaid or redeemed other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof (after giving effect to any applicable and documented grace period); or

9.5              Judgments.  One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance satisfactory to the Majority Lenders) of the equivalent of $40,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged or stayed (whether upon appeal or for any other reason) or bonded pending appeal within 30 days after the entry thereof shall have been served to the Borrower; or

9.6              Non-Monetary Judgments.  One or more non-monetary final and non‑appealable judgment or decree shall be entered against the Borrower or any of its Subsidiaries which non-monetary judgment or decree could have a Material Adverse Effect; or

9.7              Bankruptcy, etc..  Any Loan Party shall (a) admit in writing its inability to, or be generally unable to, pay its debts as such debts become due, (b) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, administrator, compulsory manager or liquidator of itself or of all or a substantial part of its property, including an administrador concursal, (c) make a general assignment for the benefit of its creditors, (d) commence a voluntary case under or file a petition to take advantage of any Debtor Relief Law (as now or hereafter in effect) (including, without limitation, requesting a moratorium or suspension of payment of debts from any court or instituting proceedings or taking any form of corporate action to be wound-up, liquidated, adjudicated bankrupt or insolvent, reorganized (by means of a voluntary arrangement, scheme of arrangement, homologación or otherwise), taking any measure to file for concurso preventivo or seeking creditors’ consent to an acuerdo preventivo extrajudicial) or (e) fail to controvert in an appropriate manner within 60 days of the filing of, or acquiesce in writing to or file an answer admitting the material allegations of any petition filed against it in an involuntary case under any Debtor Relief Law; or

9.8              Proceedings.  A proceeding or case shall be commenced, without the application or consent of any Loan Party thereof in any court of competent jurisdiction, seeking (a) liquidation, reorganization, dissolution or winding up of it, (b) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its property or (c) similar relief in respect of it under any Debtor Relief Law, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 30 or more days; or an order for relief against it shall be entered in an involuntary case under any Debtor Relief Law.

9.9              Governmental Approval.  Any Governmental Approval at any time necessary to enable any Loan Party to comply with any of its obligations under the Credit Documents or to carry on its business as being conducted on the date hereof shall be permanently revoked, withdrawn or withheld or shall be modified or amended and any of the foregoing actions, in the reasonable judgment of the Majority Lenders, could be expected to have a Material Adverse Effect; or

9.10          Credit Documents.  This Agreement or any of the other Credit Documents shall for any reason cease to (a) be in full force and effect for whatever reason, or any Loan Party shall so assert, or (b) constitute the legal, valid, binding and enforceable obligation of any Loan Party; or

9.11          Cancellation of Payment Obligation.  Any Governmental Authority or any other dominant authority asserting or exercising de jure or de facto governmental or police powers in Argentina in accordance with Argentine Law shall, by moratorium Laws or otherwise, cancel, suspend or defer the obligation of the Borrower to pay any amount required to be paid hereunder or under any other Credit Document; or

9.12          Expropriation Event.  An Expropriation Event shall occur with respect to the Borrower or any Significant Subsidiary, which individually or taken together with any other Expropriation Event, could reasonably be expected to result in a Material Adverse Effect; or

9.13          Change of Control.  A Change of Control shall occur; or

9.14          Environmental Matters.  Any Environmental Claim shall have been asserted against the Borrower or any of its Subsidiaries or any violation of Environmental Laws by the Borrower or any of its Subsidiaries shall have occurred which, in any case, could reasonably be expected to have a Material Adverse Effect; or

9.15          Collateral.  Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Secured Parties the Liens, rights, powers and privileges purported to be created thereby (including a perfected, first-priority security interest on, all of the Collateral thereunder, superior to and prior to the rights of all third Persons), and subject to no other Liens; or

9.16          Merger Approval.  The Borrower shall have held a meeting of its shareholders to approve the merger but the Shareholder Merger Approval shall not have been obtained and any such default (if capable of remedy within such period) shall have continued unremedied for a period of 90 days; or

9.17          Amendments to Other Financing Sources.  The Borrower shall have executed any amendment to the terms of any Other Financing Source or to any Other Financing Source Document that, in the reasonable determination of the Majority Lenders is materially adverse to the interests of the Lenders and any such default (if capable of remedy within such period) shall have continued unremedied for a period of 30 days; then, in any such event, (1) the Administrative Agent may, and shall if so directed by the Enforcement Required Lenders, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate, or (2) the Administrative Agent may, and shall upon request of the Enforcement Required Lenders, by notice to the Borrower declare the principal of and the accrued interest on the Loans and the Checks, and all other amounts whatsoever payable by the Borrower under the Credit Documents (including any amounts payable under Section 2.10 and any other Credit Document) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; provided that, in the case of an Event of Default of the kinds referred to in Section 9.7 or 9.8 in the case of any Loan Party, the Commitments shall automatically terminate and the Loans and such other amounts shall automatically become due and payable, without any further action by any party.

Section 10.            The Agents.

10.1          Authorization and Action.  (a) Each Lender hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Credit Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto and authorizes each of the Collateral Agent and the Argentine Collateral Agent to act on the instruction of the Administrative Agent.  As to any matters not expressly provided for by the Credit Documents (including enforcement or collection of the Obligations of the Borrower), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Credit Documents) (or, in the case of the Collateral Agent or the Argentine Collateral Agent, the instructions of the Administrative Agent acting at the direction of the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Credit Documents)), and such instructions shall be binding upon all Lenders and all holders of Checks; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to any Credit Document or applicable law.  Each Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.  Each Agent is authorized and directed to execute and deliver each Credit Document to which it is a party.

(b)               Any Agent may execute any of its duties under this Agreement or any other Credit Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents or of exercising any rights and remedies thereunder at the direction of the Collateral Agent or the Argentine Collateral Agent, as applicable) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  Each of the Collateral Agent and the Argentine Collateral Agent may also from time to time, when such Agent deems it to be necessary or desirable, appoint one or more collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Collateral; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the applicable Agent; provided, further, that, so long as no Event of Default has occurred and is continuing, the Borrower shall not be obligated to pay any incremental expenses of such Supplemental Collateral Agent without its written consent, such consent not to be unreasonably withheld.  Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent or the Argentine Collateral Agent to more fully or certainly vest in and confirm to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the applicable Agent.  If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent or the Argentine Collateral Agent, as applicable, until the appointment of a new Supplemental Collateral Agent.  No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Supplemental Collateral Agent that it selects in accordance with the foregoing provisions of this Section 10.1(b) in the absence of such Agent’s gross negligence or willful misconduct.

(c)                Each Agent’s duties hereunder and under the other Credit Documents are solely ministerial and administrative in nature and such Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents to which it is a party.  No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Credit Documents).  No Agent shall be deemed to have knowledge of any (i) Demand Failure Event or the occurrence of a CAM Exchange Date, (ii) any event which would cause the termination of the Commitments under Section 2.6(d) hereof or (iii) Default or of the event or events that give or may give rise to any Default, in each case unless and until the Borrower or any Lender shall have given notice to the Agent describing such event or events.  No Agent shall be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

(d)               Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement, or any other Credit Document, to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by an Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by an Agent, it is understood that in all cases such Agent shall be fully justified in failing or refusing to take any such action if it shall not have received written instruction, advice or concurrence from the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in any other Credit Document, including without limitation, the Enforcement Required Lenders) (or, in the case of the Collateral Agent or the Argentine Collateral Agent, from the Administrative Agent on their behalf) in respect of such action.  No Agent shall have no liability for any failure or delay in taking any actions contemplated above as a result of a failure or delay on the part of the Majority Lenders (or other applicable Lenders) to provide such instruction, advice or concurrence.

(e)                Each Agent shall in all cases be fully justified in failing or refusing to act at the request or direction of the Majority Lenders (or other applicable Lenders permitted hereunder) unless such Agent shall have been provided adequate security and indemnity against the costs, expenses and liabilities which may be incurred by such Agent in compliance with such request or direction.  No provision of this Agreement or any Credit Document shall require any Agent to take any action that it reasonably believes to be contrary to applicable law or to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties thereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(f)                The Argentine Collateral Agent shall calculate the Collateral Coverage Ratio promptly following the written request of the Borrower.  In connection with the calculation of such amount by the Argentine Collateral Agent, the Borrower shall provide any information reasonably requested by the Argentine Collateral Agent regarding the Collateral, including the purchase price and nominal value thereof and any CUSIP or other security identification number and, in the case of the Collateral Account, the balance thereof.  The Argentine Collateral Agent shall have no liability for any failure or delay in performing such calculation as a result of a failure or delay in receiving any information required for such calculation.  For the avoidance of doubt, any Collateral amounts denominated in Pesos shall be converted to Dollars as described in Section 1.2(l) hereof.

10.2          Agent’s Reliance.  Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Credit Documents, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, each Agent:  (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (b) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Credit Documents, (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Credit Document on the part of any Loan Party or the existence at any time of any Default under the Credit Documents or to inspect the property (including the books and records) of any Loan Party, (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Credit Document or any other instrument or document furnished pursuant thereto, (e) shall incur no liability under or in respect of any Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties and (f) shall have no obligation to independently confirm or verify whether any condition precedent in Article 5 has been satisfied.

10.3          Agents and Affiliates.  With respect to its Commitment, the Loans made by it and the Check issued to it, each Agent shall have the same rights and powers under this Agreement and, as applicable, shall be subject to the same obligations as any other Lender and may exercise and, as applicable, must comply with the same as though it were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include such Agent in its individual capacity as Lender.  The Agents and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person who may do business with or own securities of any Loan Party or any such Subsidiary, all as if such Agent were not an Agent and without any duty to account therefor to the Lenders.  No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.

10.4          Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 7 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

10.5          Indemnification.  (a) Each Lender severally agrees to indemnify each Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Loans then made by each of them (or if no Loans are at the time outstanding, ratably according to the respective amounts of their Commitments or, if no Loans are outstanding and the Commitments have expired or been terminated, such Lender’s Commitment most recently in effect), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Credit Documents or any action taken or omitted by such Agent under the Credit Documents (collectively, the “Indemnified Costs”); provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including fees and expenses of counsel) payable by the Borrower under Section 12.1, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 10.5 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

(b)               For purposes of this Section 10.5, each Lender’s ratable share of any amount shall be determined, at any time, according to the respective principal amounts of the Loans then made by each of them (or if no Loans are at the time outstanding, ratably according to the respective amounts of their Commitments or, if no Loans are outstanding and the Commitments have expired or been terminated, such Lender’s Commitment most recently in effect).  The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 10.5 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Credit Documents and the resignation or removal of any Agent.

10.6          Successor Agent.  Any Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders; provided, however, that any removal of the Administrative Agent will not be effective until it has also been replaced as Collateral Agent and released from all of its obligations in respect thereof; provided further that in no event shall any such successor Administrative Agent be a Defaulting Lender.  Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which in the case of the Administrative Agent shall be a commercial bank organized under the laws of the United States or of any state thereof and having a combined capital and surplus of at least $250,000,000.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent or a successor Argentine Collateral Agent, upon the execution and filing or recording of such financing statements, mortgages, agreements, or amendments thereto, or other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Credit Documents.  If within 90 days after written notice is given of the retiring Agent’s resignation or removal under this Section 10.6 no successor Agent shall have been appointed and shall have accepted such appointment, then on such day (a) the retiring Agent’s resignation or removal shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Credit Documents and (c) the Majority Lenders shall thereafter perform all duties of the retiring Agent under the Credit Documents until such time, if any, as the Majority Lenders appoint a successor Agent as provided above.  After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Credit Documents.

If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor.  If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

10.7          Jurisdiction.  Notwithstanding any other provision herein, nothing herein shall require the Collateral Agent to submit to the jurisdiction of a non-U.S. court or venue in a non-U.S. jurisdiction.  The parties hereto may appoint a local Collateral Agent to be directed by the Administrative Agent when and if needed in any non-U.S. jurisdiction.

10.8          Enforcement.  Notwithstanding anything herein or in any other Credit Document to the contrary, only the prior consent of the Enforcement Required Lenders shall be required for Administrative Agent to direct the Collateral Agent or the Argentine Collateral Agent to take any Enforcement Action.

10.9          Funding in Escrow.

(a)                On the Closing Date, concurrently with the Borrowing of the Closing Date Dollar Loans hereunder, the aggregate amount of the proceeds of the Closing Date Dollar Loans will be deposited with the Administrative Agent in cash or by wire transfer in immediately available funds (the proceeds of the Closing Date Dollar Loans so received by and deposited with the Administrative Agent, the “Deposit”);

(b)               The Administrative Agent is authorized and directed to accept the Deposit and to hold such funds in the Administrative Account for disbursement solely in accordance with the provisions of this Section 10.9.  The Borrower will not have any access to the Administrative Account or any funds credited thereto, other than the limited contractual right to request disbursements of the Deposit under the circumstances specified in Section 10.9(c).

(c)                Subject to the terms and conditions set forth in this Agreement, the Borrower may request a distribution of the Deposit only on the Release Date; provided, that the Release Date shall occur within one (1) Business Day of the Closing Date.

(d)               The Administrative Agent is authorized and directed to hold and distribute the Deposit in the following manner:

(i)                 Upon the occurrence of the Release Date, the Administrative Agent shall (if the Release Date occurs prior to 12:00 noon (New York City time) on the Business Day immediately following the Closing Date) distribute the Deposit by wire transfer of immediately available funds in accordance with the Funds Flow.

(ii)               If the Release Date has not occurred on or prior to 12:00 noon (New York City time) on the Business Day immediately following the Closing Date, the Administrative Agent shall return each Closing Date Dollar Lender’s pro rata share of the Deposit by wire transfer of immediately available funds to the applicable Closing Date Dollar Lender at the account specified in such Lender’s Administrative Questionnaire, whereupon the Commitments shall automatically terminate and any interest and other amounts owing hereunder shall automatically become due and payable, without any further action by any party.

(e)                It is the intention of the parties hereto that this Section 10.9 create a true escrow and the Borrower shall have no ownership of, or rights in, the Administrative Account or the Deposit other than the limited contractual right to request disbursements of the Deposit under the circumstances specified in Section 10.9(c) hereof.

(f)                Each of the parties hereto acknowledges and agrees that the Administrative Agent will comply with the provisions of this Section 10.9 with respect to the Administrative Account and the Deposit without further consent by the Borrower or any other person.  Except as set forth in Section 10.9(c), the Borrower shall have no right to give any instructions with respect to the Administrative Account or the Deposit.

(g)               For purposes of confirmation that the conditions precedent to the Release Date have occurred and that the Deposit may be released to the Borrower, the Administrative Agent shall be entitled to rely upon notice from the Lenders (which may be provided by email) that the Release Date has occurred.

10.10      Administrative Agent Closing Date Certificate.  On the Closing Date, after the disbursement of any Loans to be disbursed into escrow in accordance with Section 10.9(d)(i), the Administrative Agent is hereby authorized and directed to deliver to the Borrower a certificate in the form of Exhibit M via electronic mail as a ".pdf" attachment certifying that such Loans have been disbursed to the Borrower.

Section 11.            Notices, Communications, Confidentiality and Treatment of Information.

11.1          Notices.

(a)                All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail, provided that in the case of any Agent, such electronic notice shall be delivered as a “.pdf” attachment), and addressed to the party to be notified as follows:

(i)                 If to a Loan Party, to it at:

Pampa Energía S.A.

Ortiz de Ocampo 3302, Edificio 4

C1425DSR, Buenos Aires

Argentina

Attention:  Gabriel Cohen

Tel:  +54 11 4809-9590

Fax: +54 11 4809-9559

Email:  GCohen@pampaenergia.com

(ii)               If to the Administrative Agent, to it at:

Citibank, N.A., as Administrative Agent

388 Greenwich Street, 14th Floor

New York, NY 10013

Attention:  Agency & Trust – Pampa Energía S.A.

Tel: +1 (212) 816-1807

Fax: +1 (212) 816-5530

Email:  albert.p.mari@citi.com

With a copy to:

Citibank, N.A.

1615 Brett Rd.

Building #3

New Castle, DE 19720

Attention: Bank Loans, Syndication Department

Facsimile: +1 (646) 274-5080

Email: GLAgentOfficeOps@citi.com

(iii)             If to the Collateral Agent, to it at:

Citibank, N.A., as Collateral Agent

388 Greenwich Street, 14th Floor

New York, NY 10013

Attention:  Agency & Trust – Pampa EnergÃa S.A.

Tel: +1 (212) 816-1807

Fax: +1 (212) 816-5530

Email:  albert.p.mari@citi.com; cts.spag@citi.com

(iv)             If to the Argentine Paying Agent, to it at:

Citibank, N.A., Argentina Branch

Bmé. Mitre 502/30, 4th floor C1036AAJ

City of Buenos Aires, Argentina

Attention: Sr. Manuel Tristany/Tomás Servente/Fernando Magri

Tel. 5411-4329 1394 / 4329 1463 / 4329 2681

Email: manuel.tristany@citi.com; tomas.servente@citi.com; Fernando.jorge.magri@citi.com

(v)               If to the Argentine Collateral Agent, to it at:

Citibank, N.A., Argentina Branch

Bmé. Mitre 502/30, 4th floor C1036AAJ

City of Buenos Aires, Argentina

Attention: Sr. Manuel Tristany/Tomás Servente/Fernando Magri

Tel. 5411-4329 1394 / 4329 1463 / 4329 2681

Email: manuel.tristany@citi.com; tomas.servente@citi.com; Fernando.jorge.magri@citi.com

(vi)             if to any Lender, to it at its address (or fax number or email address) set forth in its Administrative Questionnaire.

or at such other address as shall be notified in writing (x) in the case of a Loan Party and any Agent, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.  Notwithstanding the foregoing, the Administrative Agent may provide any notice required to be provided to the Peso Lenders by providing such notice to the Argentine Paying Agent on such Lenders’ behalf.

(b)               Except with respect to the Administrative Agent, all notices, demands, requests, consents and other communications described in clause (a) shall be effective upon receipt or if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 11.2 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified with respect to such posting that a communication has been posted to the Approved Electronic Platform.

(c)                Notwithstanding any other provision in this Agreement or any other Credit Document providing for the delivery of any Approved Electronic Communication by any other means, the Borrower shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to the email address provided by it or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower.  Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that a Loan Party effect delivery in such manner.

11.2          Posting of Approved Electronic Communications.

(a)                The Borrower and each Lender hereby acknowledges that the Administrative Agent will make Approved Electronic Communications available to the Secured Parties by posting the information on IntraLinks or another similar electronic system (the “Approved Electronic Platform”).  Each Lender hereunder agrees that any document or notice posted on the Approved Electronic Platform by the Administrative Agent shall be deemed to have been delivered to the Lenders.  The Borrower and each Lender further agrees that, to the extent reasonably practicable, any document delivered to the Administrative Agent for purposes of compliance with any provision of this Agreement or for dissemination to any other party hereto shall be delivered to the Administrative Agent in electronic form capable of being posted to the Approved Electronic Platform.

(b)               The Borrower and each Lender understands that the distribution of materials and other communications through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution.  In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives have any liability to any party hereto or any other Person for damages of any kind arising out of any transmission of communications through the internet, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final non-appealable judgment of a court of competent jurisdiction.

(c)                The Approved Electronic Platform is provided “as is” and “as available”.  Neither the Administrative Agent, any other Agent nor any of their respective Affiliates warrants the accuracy or completeness of the information contained on the Approved Electronic Platform or the adequacy of the Approved Electronic Platform and each expressly disclaims liability for errors or omissions in the information contained on the Approved Electronic Platform.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects is made by the Administrative Agent, any other Agent or any of their respective Affiliates in connection with the information contained on the Approved Electronic Platform.

11.3          Confidentiality.  Each of the Agents and the Lenders and their Affiliates agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any taxing authority, governmental agency or regulatory authority having jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case, such Agents and such Lenders and their Affiliates (except in connection with any request as part of a regulatory examination), agree to inform the Borrower promptly thereof prior to disclosure, and cooperate with the Borrower in any efforts to obtain a protective order or other assurance of confidential treatment to the extent permitted by law), (c) to the extent required by applicable Laws, rules or regulations or by any subpoena, civil investigative demand or similar demand or order of any court, regulatory authority, or arbitrator or pursuant to an arbitration to which a Lender or an Agent or an affiliate or an officer, director, employee or shareholder thereof is a party (in which case, such Agents and such Lenders (except in connection with any request as part of a regulatory examination), to the extent permitted by law, rule or regulation, agree to inform the Borrower promptly thereof prior to disclosure, and cooperate with the Borrower in any efforts to obtain a protective order or other assurance of confidential treatment to the extent permitted by law), (d) to any other party hereto, (e) in connection with the performance of duties under the Credit Documents, exercise of any remedies hereunder or under any other Credit Document, any action or proceeding relating to this Agreement or any other Credit Document, the enforcement of rights hereunder or thereunder or any litigation or proceeding to which an Agent or any Lender or any of their respective Affiliates may be a party regarding this Agreement, (f) subject to an agreement containing or incorporating provisions substantially the same as those of this Section 11.3, to (i) any Eligible Assignee of or Participant in, or any bona fide prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives), surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations hereunder or under the other Credit Documents or by reference to this Agreement or payments hereunder or under the other Credit Documents, (iii) any rating agency when required by it, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.3 or (ii) is received by such Agent, any Lender or any of their respective affiliates from a third party that is not such recipient’s knowledge subject to confidentiality obligations to the Borrower or its Subsidiaries or (i) for purposes of establishing a “due diligence” defense.  For purposes of this Section 11, “Information” shall mean all information received from the Borrower or any of its Affiliates relating to any of them or any of their respective businesses, other than any such information that is available to any  Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Affiliates.  Any Person required to maintain the confidentiality of Information as provided in this Section 11.3 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.4          Treatment of Information.

(a)                Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Credit Documents on the basis of information that does not contain material non-public information with respect to the Loan Parties or their securities (“Restricting Information”).  Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Credit Documents on the basis of information that may contain Restricting Information.  Each Lender acknowledges that United States Federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person.  Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender, by participating in any conversations or other interactions with a Lender or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Lender may make to limit or to not limit its access to Restricting Information.  In particular, neither the Administrative Agent nor any of its Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender has or has not limited its access to Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material, non-public information or such Lender’s compliance with applicable Laws related thereto or (ii) shall have, or incur, any liability to any Loan Party or any Lender or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender.

(b)               The Borrower agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lenders, whether by posting to the Approved Electronic Platform or otherwise, shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 11.3) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lenders and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information”, and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information”.  Neither the Administrative Agent nor any of its Related Parties shall be responsible for any statement or other designation by the Borrower regarding whether a Communication contains or does not contain material non-public information with respect to the Borrower or its securities nor shall the Administrative Agent or any of its Related Parties incur any liability to the Borrower, any Lender or any other Person for any action taken by the Administrative Agent or any of its Related Parties based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender that may decide not to take access to Restricting Information.  Nothing in this Section 11.4 shall modify or limit a Lender’s obligations under Section 11.3 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(c)                Each Lender acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information.  Accordingly, each Lender agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire.  Each Lender agrees to notify the Administrative Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(d)               Each Lender acknowledges that Communications delivered hereunder and under the other Credit Documents may contain Restricting Information and that such Communications are available to all Lenders generally.  Each Lender that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lenders may have access to Restricting Information that is not available to such electing Lender.  Neither the Administrative Agent nor any Lender with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender or to use such Restricting Information on behalf of such electing Lender, nor be liable for the failure to so disclose or use, such Restricting Information.

(e)                The provisions of the foregoing clauses of this Section 11.4 are designed to assist the Administrative Agent, the Lenders and the Borrower, in complying with their respective contractual obligations and applicable Law in circumstances where certain Lenders express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Credit Documents or other information provided to the Lenders hereunder or thereunder may contain Restricting Information.  Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that the Borrower’s or any Lender’s adherence to such provisions will be sufficient to ensure compliance by the Borrower or such Lender with its contractual obligations or its duties under applicable Law with respect to Restricting Information and each of the Lenders and the Borrower assume the risks associated therewith.

Section 12.            Miscellaneous.

12.1          Payment of Expenses, etc..  The Borrower shall pay, within fifteen days of a written demand therefor (together with backup documentation supporting such reimbursement request), (a) all reasonable and documented out-of-pocket expenses incurred by any Indemnified Person (as defined below) (including the reasonable and documented fees, charges and disbursements of counsel (and, if necessary, local and/or special counsel), except that any reimbursement obligation to (a) the Lenders shall be limited to (i) one counsel to such Indemnified Persons taken as a whole, (ii) in the case of any conflict of interest, additional counsel to each group of similarly situated Indemnified Persons, limited to one such additional counsel, and (iii) if necessary, one local counsel in each relevant jurisdiction and one special counsel in each relevant specialty (and, in the case of any conflict of interest, one additional local counsel and one additional special counsel, as applicable, to each group of similarly situated Indemnified Persons) and (b) an Agent shall be limited to one counsel and, if necessary, one local counsel in each relevant jurisdiction and one special counsel in each relevant specialty), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents, the issuance of Checks from time to time, the making of the Loans or any amendments, modifications or waivers of the provisions hereof or thereof and (b) all reasonable and documented out-of-pocket expenses incurred by any Indemnified Person (including the reasonable and documented fees, charges and disbursements of counsel (and, if necessary, local and/or special counsel), except that any reimbursement obligation to (a) the Lenders shall be limited to (i) one counsel to such Indemnified Persons taken as a whole, (ii) in the case of any conflict of interest, additional counsel to each group of similarly situated Indemnified Persons, limited to one such additional counsel, and (iii) if necessary, one local counsel in each relevant jurisdiction and one special counsel in each relevant specialty (and, in the case of any conflict of interest, one additional local counsel and one additional special counsel, as applicable, to each group of similarly situated Indemnified Persons) and (b) an Agent shall be limited to one counsel and, if necessary, one local counsel in each relevant jurisdiction and one special counsel in each relevant specialty) in connection with the enforcement or protection of its rights in connection with this Agreement and the other Credit Documents, including its rights under this Section 12.1, or the taking of any action that any Loan Party is required, but has failed, to take under any Credit Document.  All costs and expenses of complying with the provisions hereof are for the sole account of the Borrower unless explicitly stated herein to be for the account of another Person.

12.2          Indemnity.

(a)                General Indemnity.  The Borrower shall pay, indemnify, and hold the Agents, the Joint Lead Arrangers, the Lenders and their respective officers, directors, employees, counsel, agents and attorneys-in-fact and Affiliates (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, charges, expenses or disbursements, joint or several, of any kind or nature whatsoever (including reasonable and documented fees and disbursements of counsel (and, if necessary, local and/or special counsel), except that any reimbursement obligation to (a) the Lenders shall be limited to (i) one counsel to such Indemnified Persons taken as a whole, (ii) in the case of any conflict of interest, additional counsel to each group of similarly situated Indemnified Persons, limited to one such additional counsel, and (iii) if necessary, one local counsel in each relevant jurisdiction and one special counsel in each relevant specialty (and, in the case of any conflict of interest, one additional local counsel and one additional special counsel, as applicable, to each group of similarly situated Indemnified Persons) and (b) an Agent shall be limited to one counsel and, if necessary, one local counsel in each relevant jurisdiction and one special counsel in each relevant specialty) and in each case subject to the provisions of Section 4.14 in respect of Taxes and Other Taxes) which may at any time be imposed on, incurred by or asserted against any such Indemnified Person in any way relating to or arising directly or indirectly out of the Acquisition, this Agreement or any other Credit Document, or the transactions contemplated hereby and thereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to the exercise by any Joint Lead Arranger, Lender or Agent of any of its rights or remedies under any of the Credit Documents, and any investigation, litigation or proceeding (including any bankruptcy, insolvency, reorganization or other similar proceeding or appellate proceeding) related to the Acquisition, this Agreement or any other Credit Document or any Loan, or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto, whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its shareholders or creditors, an Indemnified Person or any other Person, or an Indemnified Person is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 5 are satisfied or the Acquisition or the other transactions contemplated by this Agreement are consummated (all the foregoing, collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder (1) to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person as determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal, (2) except with respect to an Agent or its officers, directors, employees, counsel, agents or attorneys-in-fact as Indemnified Persons, for any losses, claims, damages, liabilities or expenses that (x) does not involve any act or omission of the Borrower or any of its affiliates and (y) is brought by an Indemnified Person against any other Indemnified Person (or any of its Related Parties) (other than in connection with any Indemnified Person acting in its capacity as a Joint Lead Arranger, the Administrative Agent, Collateral Agent, Argentine Paying Agent, Argentine Collateral Agent or any other agent or co-agent, in each case in their respective capacities as such), and (3) except with respect to an Agent or its officers, directors, employees, counsel, agents or attorneys-in-fact as Indemnified Persons, to any Indemnified Person with respect to Indemnified Liabilities resulting from a material breach of its Obligations hereunder.  The Borrower and the Lenders agree not to assert any claim against any Indemnified Person, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to the Acquisition, this Agreement or any of the other Credit Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans.  The Borrower shall not be liable for any settlement of any Proceeding (as defined below) effected without its consent (which consent shall not be unreasonably withheld), but if settled with its written consent, or if there is a final non-appealable judgment of a court of competent jurisdiction against an Indemnified Person in any such Proceeding, the Borrower agrees to indemnify and hold harmless each Indemnified Person in the manner set forth above.  The Borrower shall not, without the prior written consent of the affected Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceeding against such Indemnified Person in respect of which indemnity has been or could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of fault by or on behalf of such Indemnified Person.  This Section 12.2(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)               Survival; Defense.  The obligations in this Section 12.2 shall survive payment of the Loans and all other Obligations and the resignation or removal of any Agent.  All amounts owing under this Section 12.2 shall be paid within fifteen days after written demand therefor (together with backup documentation supporting such reimbursement request).

(c)                Contribution.  To the extent that any undertaking in the preceding paragraphs of this Section 12.2 may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of such undertaking.

12.3          Assignment of the Loans.

(a)                General.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section 12.3, (ii) by way of participation in accordance with the provisions of clause (d) of this Section 12.3 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section 12.3 (and any other attempted assignment or transfer by any party hereto shall be null and void); provided that nothing in this Section 12.3(a) shall prevent any lender from hedging its Loan exposure hereunder in accordance with the provisions of clause (f) of this Section 12.3.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 12.3 and, to the extent expressly contemplated hereby, the respective Affiliates of each Agent and the Lenders and their respective directors, officers, employees, attorneys and agents) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)               Assignments by Lenders.  Any Lender may at any time assign to an Eligible Assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) upon three (3) Business Days’ prior notice thereof to the Borrower and the Administrative Agent; provided that any such assignment shall be subject to the following conditions.

(i)                 Minimum Amounts.

(A)                                                             in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                                                              in any case not described in clause (A) above, the amount of the Commitment (which for this purpose includes the Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or the Argentine Paying Agent, as applicable, or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 or integral multiples of $1,000,000 in excess thereof.

(ii)               Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii)             Required Consents.  Each assignment (other than (i) an assignment pursuant to clauses (a) through (c) of the definition of “Eligible Assignee” or (ii) upon the occurrence and during the continuance of any Event of Default) shall be subject (i) to the consent of the Borrower (such consent not to be unreasonably withheld or delayed) in the case of an assignment to any bank or financial institution and (ii) to the consent of the Borrower in the case of an assignment to any other Person.

(iv)             Assignment and Assumption.  The parties to each assignment shall execute and deliver to (x) the Administrative Agent for each assignment of Dollar Loans and Dollar Commitments and (y) the Argentine Paying Agent for each assignment of Peso Loans and Peso Commitments, an Assignment and Assumption, together with a processing and recordation fee of $3,500 and the assignee, if it is not already a Lender, shall deliver to the applicable Agent an Administrative Questionnaire and any other documents or information, including information related to Taxes, requested by the applicable Agent.

(v)               No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi)             No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to (x) the Administrative Agent in respect of amounts owed in Dollars and (y) the Argentine Paying Agent in respect of amounts owed in Pesos, in each case, in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Argentine Paying Agent and each Lender hereunder (and interest accrued thereon).  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to the acknowledgment and recording thereof by the Administrative Agent or the Argentine Paying Agent, as applicable, pursuant to clause (c) of this Section 12.3, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.9, 2.10, 4.14, 12.1 and 12.2 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 12.3.

(c)                Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Dollar Lenders, and the Dollar Commitments of, and principal amounts (and stated interest) of the Dollar Loans owing to, each Dollar Lender pursuant to the terms hereof from time to time (the “Dollar Register”).  The Argentine Paying Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Peso Lenders, and the Peso Commitments of, and principal amounts (and stated interest) of the Peso Loans owing to, each Peso Lender pursuant to the terms hereof from time to time (the “Peso Register”).  The entries in each Register shall be conclusive, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in a Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Each Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  The Administrative Agent shall be permitted to receive and rely upon any information in the Peso Register in respect of each Peso Lender and the Peso Commitments of, and principal amounts (and stated interest) owing to, each such Lender.

(d)               Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or the Argentine Paying Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that any such participation shall be subject (other than upon the occurrence and during the continuance of any Event of Default) (i) to the consent of the Borrower (such consent not to be unreasonably withheld or delayed) in the case of a participation to any bank or financial institution and (ii) to the consent of the Borrower in the case of a participation to any other Person; provided, further, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) change the currency or reduce the amount of any such payment of principal, interest or fee, (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest, or (v) release any property covered by the Security Documents.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.9, 2.10 and 4.14 (and agrees that it shall be unreasonable to withhold or delay providing its consent to a participation pursuant to this clause (d) of this Section 12.3 on the basis of its obligation to or in respect of such Participant pursuant to such sections) and shall be subject to replacement in accordance with Section 4.15 and Section 12.9(b), in each case, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 12.3; provided that such Participant (A) agrees to be subject to the provisions of Section 4.15 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.9 or Section 4.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.15 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.13(a) as though it were a Lender, provided that such Participant agrees to be subject to Section 4.13(b) as though it were a Lender.

(e)                Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)                Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and any Check to secure obligations of such Lender, including any pledge or assignment to secure obligations to a central bank, it being understood that no consent of the Borrower shall be required; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)               Lender Hedging.  Any Lender may at any time hedge its Loan exposure hereunder without restrictions; provided that any assignment or participation executed in connection with any such hedging arrangement shall be subject to the provisions of clause (b) or clause (d) above, as applicable.

12.4          No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent, Lender or holder of any Check in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which any Agent, Lender or holder of any Check would otherwise have.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Agent, Lender or any holder of any Check to any other or further action in any circumstances without notice or demand.

12.5          Governing Law; Submission to Jurisdiction; Venue.

(a)                This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the law of the State of New York.  Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York sitting in the City and the County of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.  The Borrower on behalf of itself and each other Loan Party hereby irrevocably designates, appoints and empowers the CT Corporation System (the “Process Agent”), with an office on the date hereof at 13th Floor, 111 Eighth Avenue, New York, New York 10011, as its designee, appointee, agent and true and lawful attorney-in-fact in its name to receive, and forward on behalf of the Borrower or such Loan Party and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any action or proceeding and agrees to pay such agent’s fees for the full term of the facility provided for herein in advance.  If for any reason such designee, appointee, agent and attorney-in-fact shall cease to be available to act as such, the Borrower agrees to designate a new designee, appointee, agent and attorney-in-fact in New York on the terms and for the purposes of this provision satisfactory to the Lenders and maintain and continue such designation until the sixth anniversary of the Closing Date.  The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, return receipt requested, to the Borrower at the address set forth Section 11.1, such service to become effective upon the date indicated on the postal receipt returned from the Borrower.  The Borrower agrees that the failure of the Process Agent to give any notice of any such service of process to the Borrower, shall not impair or affect the validity of such service or, to the extent permitted by applicable Law, the enforcement of any judgment based thereon.  Nothing herein shall affect the right of any Agent, Lender or any holder of any Check to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

(b)               The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum and any right it may have to the jurisdiction of any court other than the courts indicated in clause (a) pursuant to applicable Law.  A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to which the Borrower is or may be subject to the jurisdiction of, by suit upon judgment.

(c)                The Borrower agrees, to the extent permitted by applicable Law, that in any legal action or proceeding arising out of or in connection with this Agreement or any other Credit Document (each, a “Proceeding” and collectively, the “Proceedings”) anywhere (whether for an injunction, specific performance, damages or otherwise), no immunity (to the extent that it may at any time exist) from those Proceedings, from attachment (whether in aid of execution, before judgment or otherwise), or from judgment shall be claimed by it or on its behalf or with respect to its assets, and to the extent that in any jurisdiction there may be attributed such an immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and each other Credit Document to which it is party.  The Borrower agrees, to the extent permitted by applicable Law, that it is and its assets are, and shall be, subject to such Proceedings, attachment or execution in respect of its obligations under this Agreement and each other Credit Document to which it is party.

12.6          Obligation to Make Payments in Specified Currency.

(a)                The obligation of the Borrower to make payment in Dollars or Pesos, as the case may be (the “Specified Currency”) of the principal of and interest and any other amounts due hereunder as provided herein shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any currency other than the Specified Currency, except to the extent such tender or recovery shall result in the actual receipt by such Lender, Agent or holder of such Check of the full amount of the Specified Currency expressed to be payable in respect of the principal of and interest on all other amounts due hereunder.  If for the purpose of obtaining or enforcing judgment against the Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Specified Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in a Specified Currency, the conversion shall be made at the Specified Currency equivalent thereof (at the exchange rate quoted by the Administrative Agent or if it does not quote a rate of exchange on such Currency, by a known dealer in such Currency designated by it) determined, in each case, as of the day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)               If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Specified Currency that could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)                For purposes of determining the Specified Currency equivalent or any other rate of exchange for this Section 12.6, such amounts shall include any premium and costs payable in connection with the purchase of such Specified Currency.

(d)               The Borrower and each other Loan Party hereby expressly waives in accordance with Section 765 of the Argentine Civil and Commercial Code any right to pay in Pesos any amount due under this Agreement or any other Credit Document.

12.7          English Language.  This Agreement has been executed in the English language.  Except in connection with the enforcement thereof in Argentina as may be required by Argentine Law, any non-English translation of this Agreement shall have no legal validity.  All documents, certificates, reports or notices to be delivered or communications to be given or made by any party hereto pursuant to the terms of this Agreement (other than any financial statements furnished pursuant to this Agreement) shall be in the English language or, if originally written in another language, shall be accompanied by an accurate English translation upon which the other parties hereto shall have the right to rely for all purposes of this Agreement.

12.8          Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which taken together shall constitute a single contract.

12.9          Amendment or Waiver.

(a)                Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Borrower and the Majority Lenders, or by the Borrower and the Administrative Agent acting with the consent of the Majority Lenders, and any provision of this Agreement may be waived by the Majority Lenders or by the Administrative Agent acting with the consent of the Majority Lenders; provided that no modification, supplement or waiver shall (1) unless by an instrument signed by each Lender directly and adversely affected or by the Administrative Agent acting with the consent of each Lender directly and adversely affected (i) increase or extend the term of the Commitments, (ii) extend the date fixed for the payment of principal of or interest on any Loan or any other fee or other amount hereunder, (iii) reduce or forgive the amount of any such payment of principal, interest or fee or other amount, (iv) reduce the rate at which interest is payable thereon or any fee or other amount is payable hereunder, (v) alter the terms of this Section 12.9, (vi) consent to the assignment or transfer by any Loan Party of any of their respective rights and obligations under this Agreement or any Credit Document or (2) unless by an instrument signed by all Lenders or by the Administrative Agent acting with the consent of all Lenders (i) change Section 4.9 or 4.13 in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders or (ii) modify the definition of the term “Enforcement Required Lenders”, “Majority Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof; provided that any modification or supplement of Section 11 or Section 12.2, or of any of the rights or duties of any Agent hereunder, shall require the consent of such Agent.

(b)               If any Lender does not consent to a proposed modification, supplement or waiver with respect to this Agreement that requires the consent of each Lender or the affected Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.3), all of its interests, rights and obligations under this Agreement and the Checks to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that such assignment or delegation shall be required only if:

(i)                 the Borrower shall have paid to the Administrative Agent or the Argentine Paying Agent, as applicable, the assignment fee specified in Section 12.3;

(ii)               no Default shall have occurred and is continuing;

(iii)             such Lender shall have received payment of an amount equal to the aggregate outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under its Checks (including any amounts under Section 2.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iv)             such assignment or delegation does not conflict with applicable Law; and

(v)               the circumstances entitling the Borrower to require such assignment and delegation have not ceased to apply.

(c)                Without the prior consent of each Lender, neither the Collateral Agent nor the Argentine Collateral Agent shall (except as permitted herein or in the Security Documents) release any portion of the Collateral or otherwise terminate any of the Liens under any Security Document providing for collateral security, agree to additional obligations being secured by all or any portion of the Collateral or alter the relative priorities of the obligations entitled to the benefits of the Liens created pursuant to the Security Documents with respect to any of the Collateral, except that no such consent shall be required, and (upon receipt of written instructions from the Administrative Agent, which may be given without any further action or consent on the part of the Lenders) each of the Collateral Agent and the Argentine Collateral Agent is hereby authorized, to release any Lien covering property that is the subject of a disposition of property permitted hereunder.

12.10      Survival.  The obligations of the Borrower under Sections 2.9, 2.10, 4.14, 12.1, and 12.2 and the obligations of the Lenders under Section 10.5(a), shall survive the repayment of the Loans and the termination of the Commitments, the resignation or removal of an Agent and, in the case of any Lender that may assign any interest in its Commitment or Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder.  In addition, each representation and warranty made, or deemed to be made by a notice of any Loan, herein or pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents and the making of the Loans hereunder, and shall continue in full force and effect as long as the principal of or Interest on any Loan or any fee payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.

12.11      WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.12      Entire Agreement.  This Agreement and the other Credit Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior negotiations, representations, understandings, writings and statements of any nature are hereby superseded in their entirety by the terms of this Agreement and the other Credit Documents.

12.13      Severability.  If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

12.14      No Fiduciary Relationship.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees that:  (a) (i) the arranging and other services regarding this Agreement provided by the Agents, the Joint Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents, the Joint Lead Arrangers and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b) (i) the Agents, the Joint Lead Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (ii) neither the Agents, the Joint Lead Arrangers nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (c) the Agents, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Agents, the Joint Lead Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agents, the Joint Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

12.15      USA PATRIOT Act.  Each Agent, Joint Lead Arranger and Lender subject to the provisions of the USA PATRIOT Act or any other applicable Anti-Money Laundering Laws hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act and other applicable Anti-Money Laundering Laws, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow it to identify such Loan Party in accordance therewith.  The Borrower hereby agrees to provide promptly any of the foregoing information that such Agent, Joint Lead Arranger or Lender may from time to time request in order to comply with the requirements of the USA PATRIOT Act and/or any other applicable Anti-Money Laundering Laws.

12.16      Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)               the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability;

(ii)               a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)             the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

12.17      Notarization.  This Agreement shall be incorporated into a Spanish Public Document before the Notary of Madrid Mr. Ignacio Manrique Plaza on the Release Date, so as to obtain the status of a notarial document with enforcement character for all purposes contemplated in Article 517, number 4 of the Spanish Civil Procedural Law (Law 1/2000 of 7th January) (Ley de Enjuiciamiento Civil) (the “Civil Procedural Law”).

12.18      Executive Proceedings.  For the purposes of article 571 et seq. of the Civil Procedural Law, it is expressly agreed by the parties hereto that the determination of the debt to be claimed through the enforcement proceedings shall be effected by the Collateral Agent, and will be based on the accounts and Registers maintained by the Administrative Agent and the Argentine Paying Agent in accordance with this Agreement, and such balance and determination shall be considered as an acknowledgement of debt and may be claimed pursuant to the provision of such law. By virtue of the foregoing, for the enforcement of this Agreement by the Administrative Agent it will be sufficient to deliver:

(a)                an original notarial first or authentic copy of this Agreement;

(b)               the notarial document (acta notarial) which incorporates the certificate issued by the Collateral Agent of the amount due by the Borrower including an excerpt of the credits and debits (including the interest applied) and evidences that the amounts due and payable by the Borrower have been calculated as agreed in this Agreement and that such amounts coincide with the balance of such accounts; and

(c)                a notarial document (acta notarial) or any other document sent in an attestable manner (notificacion fehaciente) evidencing that the Borrower has been served notice of the amount that is due and payable.

The amount of the balances so determined in accordance with this Section 12.18 may be notified to the Borrower in an attestable manner on the same day the enforcement action set out above is made.

The Borrower hereby expressly authorizes the Collateral Agent to request any second or subsequent copies of the Spanish Public Document in which this Agreement is formalized.  All costs, taxes and expenses arising from the request of those second or subsequent copies shall be borne by the Lenders.

All costs, taxes, expenses and duties that accrue or that are incurred by reason of the notarial instruments referred to in the preceding paragraphs shall be borne by the Borrower.

12.19      Translation.  The Parties agree that the Collateral Agent may at any time request a translation into Spanish of Sections 12.17 and 12.18 for all enforcement purposes, and agree that upon making such translation requested by the Collateral Agent, the Spanish version shall prevail over the English version included in Sections 12.17 and 12.18 in case of conflict.

12.20      Certain Matters Regarding Collateral.

(a)                Notwithstanding anything herein or in any Credit Document to the contrary, all proceeds received by the Collateral Agent or the Argentine Collateral Agent in the event that an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 9 and in respect of any sale of, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against, the Obligations in the following order of priority: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the Agents, the Account Bank, the Securities Intermediary and their respective agents and counsel, and all other expenses, liabilities and advances made or incurred by such parties in connection therewith, and all amounts for which such parties are entitled to payment or indemnification hereunder or under the other Credit Documents (in their capacity as Agent, Account Bank or Securities Intermediary and not as a Lender) and all advances made by such parties hereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by such parties in connection with the exercise of any right or remedy hereunder or under any Credit Agreement, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations secured by the applicable Collateral for the ratable benefit of the applicable Secured Parties; provided, that any cash held in the Cash Collateral account shall be applied solely to the payment of Obligations in respect of the Collateralized Portion of the Dollar Loans for the ratable benefit of the applicable Secured Parties; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of the Borrower or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(b)               On the CAM Exchange Date, (i) the Commitments hereunder shall automatically and without further action be terminated and (ii) the Lenders shall automatically and without further act be deemed to have exchanged the Loans such that in lieu of the Loans that it owned immediately prior to the CAM Exchange Date (including the Obligations of each Loan Party in respect of each such Loan), such Lender shall own a portion of every one of the Loans (including the Obligations of each Loan Party in respect of each such Loan), whether or not such Lender shall previously have owned such Loans, equal to such Lender’s CAM Percentage of the Loans (including such Lender’s interest in the Obligations of each Loan Party in respect of each such Loan), provided that such CAM Exchange will not affect the aggregate amount of the Obligations of the Borrower to the Lenders under (x) the Closing Date Loans and Closing Date Commitments and (y) the Tender Offer Loans and Tender Offer Commitments or the respective portions thereof.  The Administrative Agent and the Argentine Paying Agent shall each update the applicable Register on the CAM Exchange Date to reflect the CAM Exchange.  Each Lender, each participant in a Loan and each Loan Party hereby consents and agrees to the CAM Exchange and agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Loan.  The Borrower agrees from time to time to execute and deliver to the Administrative Agent all Checks and other instruments and documents as the Administrative Agent (at the direction of the Majority Lenders) shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange; provided, however, that the failure of the Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.  Each Lender (or the Argentine Collateral Agent at the applicable Lender’s request) agrees to surrender any Checks originally received by it in connection with its Loans to the Administrative Agent or the Argentine Paying Agent, as applicable, against delivery of new Checks provided by the Borrower evidencing its interests in the Loans after giving effect to the CAM Exchange, with such original notes thereafter to be marked cancelled and returned to the Borrower.

(c)                As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent or the Argentine Paying Agent pursuant to any Credit Document in respect of the Obligations, and each distribution made by the Administrative Agent pursuant to any Credit Document in respect of the Obligations, shall be distributed (subject to Sections 4.7 and 12.20(a)) to the Lenders pro rata in accordance with their respective CAM Percentages.  Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of an Obligation shall be paid over to the Administrative Agent or the Argentine Paying Agent, as applicable, for distribution to the Lenders in accordance herewith.

(d)               Notwithstanding any other provision of this Agreement, if, as a direct result of the implementation of the CAM Exchange, any deduction or withholding on account of any Tax (other than (a) any income or franchise Tax imposed on (or measured by) an Agent’s, Lender’s or participant’s net income by a jurisdiction (i) as a result of such Agent, Lender or participant being organized under the laws of or having its principal office located in such jurisdiction or, in the case of any Lender, having its applicable lending office located in such jurisdiction, (ii) as a result of such Agent, Lender or participant’s present or former connection thereto (other than a connection arising primarily from such Agent, Lender or participant having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document, (b) any branch profits Tax imposed by a jurisdiction in the foregoing clause (a) or (c) any U.S. federal withholding Tax imposed pursuant to FATCA) is required to be made  from amounts payable to the Agents, any Lender or any participant hereunder or under the Credit Documents, (i) the amounts so payable to the Agents, such Lender or such participant shall be increased to the extent necessary to yield to the Agents, such Lender or such participant interest or any such other amounts payable hereunder or under the Credit Documents at the rates or in the amounts specified in this Agreement and (ii) within thirty days after payment of such sum, the Borrower shall deliver or cause to be delivered to the Administrative Agent the original or certified copy of a receipt evidencing such payment.  If the Borrower fails to pay or cause to be paid any such Taxes that it is required to pay with respect to such deduction or withholding herein when due to the appropriate taxing authority or fails to remit or cause to be remitted to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents, the Lenders and the participants for any incremental Taxes that may become payable by the Agents, such Lenders or such participants as a result of any such failure. Without duplication of any amount provided herein, no provision of this Section 12.20(d) shall be construed to diminish, in whole or in part, the right of the Agents, any Lender or participant to receive any amount to which such party is entitled pursuant to under any Credit Document.

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ANNEX B

FORM OF ACCEPTANCE LETTER TO THE OFFER PESA N°20/2016

July 26, 2016

Citigroup Global Markets Inc. Citibank, N.A. (acting through its International Banking Facilities) 390 Greenwich Street New York, New York 10013, USA	Deutsche Bank AG, London Branch 1 Great Winchester Street. London, EC2N 2DB, United Kingdom
Credit Agricole Corporate and Investment Bank 1301 Avenue of the Americas New York, New York 10019 United States	Banco de Galicia y Buenos Aires S.A. Tte Gral Peron 430 21st floor, 1038, CABA, Argentina
Banco Hipotecario S.A. Reconquista 151 (C1003ABC) City of Buenos Aires Argentina	Industrial and Commercial Bank of China Limited, Dubai (DIFC) Branch Gate Village 01, Level 5 & 6, DIFC Dubai, United Arab Emirates
Citibank, N.A., as Administrative Agent and Collateral Agent 388 Greenwich Street, 14th Floor New York, NY 10013	Citibank, N.A., Argentina Branch as Argentine Paying Agent and Argentine Collateral Agent Bmé. Mitre 502/30, 4th floor C1036AAJ City of Buenos Aires, Argentina

                                                                        Re: Offer PESA N°20/2016 Bridge Facility

Senior Secured Bridge Loan Agreement

Dear all:

We hereby accept your Offer PESA N°20/2016, dated July 26, 2016.

This acceptance letter shall be governed by and construed in accordance with the laws of the State of New York.

[Signature pages follow]

BORROWER

PAMPA ENERGÍA S.A.

By:  /s/ Gabriel Cohen

Name:  Gabriel Cohen

Title:  Attorney-in-Fact

Acceptance Page to Senior Secured Bridge Loan Agreement